Filed pursuant to 424(b)(3)
Registration No. 333-229136

BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 2 DATED MARCH 15, 2021
TO THE PROSPECTUS DATED FEBRUARY 16, 2021

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc. (the “Company”), dated February 16, 2021 (the “Prospectus”), as supplemented by Supplement No. 1, dated February 16, 2021. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

●	the transaction price and offering price for each class of our common stock for subscriptions to be accepted as of April 1, 2021;
●	the calculation of our February 28, 2021 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes;
●	the status of our public offering;
●	an update regarding eligibility to purchase Class I Shares;
●	an update to the risk factors;
●	an update to the allocation of investment opportunities among affiliates and other related entities procedures;
●	updated information with respect to our real properties;
●	updated information regarding distributions;
●	updated information regarding redemptions;
●	an update on our assets and performance;
●	updated information regarding fees and expenses payable to the Advisor, the Dealer Manager and their affiliates;
●	updated historical company-level expenses;
●	updated historical NAV information for 2020;
●	updated experts information;
●	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed as part of our Annual Report on Form 10-K for the year ended December 31, 2020;
●	updated information regarding quantitative and qualitative disclosures about market risk; and
●	the consolidated financial statements, notes, and the financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2020.

●	APRIL 1, 2021 TRANSACTION PRICE

The transaction price for each share class of our common stock for subscriptions to be accepted as of April 1, 2021 (and distribution reinvestment plan issuances following the close of business on March 31, 2021 and share redemptions as of March 31, 2021) is as follows:

	Transaction Price	Offering Price
Share Class	(per share)	(per share)
Class T	$10.1888	$10.6689
Class W	$10.1888	$10.1888
Class I	$10.1888	$10.1888

The transaction price for each of our share classes is equal to such class’s NAV per share as of February 28, 2021. A calculation of the NAV per share is set forth in the section of this Supplement titled “February 28, 2021 NAV Per Share.” The offering price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

●	FEBRUARY 28, 2021 NAV PER SHARE

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekindustrialiv.com and is also available on our toll-free, automated telephone line at (888) 310-9352. See the “Net Asset Value Calculation and Valuation Procedures” section of the Prospectus for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by Altus Group U.S. Inc. (the “Independent Valuation Advisor”). All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. Generally, all of our real properties are appraised each calendar month by the Independent Valuation Advisor, with such appraisals reviewed by our external advisor. Additionally, each real property is appraised by a third-party appraiser at least once per calendar year, as described in our valuation procedures. Unconsolidated real property assets held through joint ventures or partnerships are valued according to the valuation procedures set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a third-party appraiser. If the valuation procedures of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, we will determine the estimated fair value of the unconsolidated real property assets for those interim periods.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our Operating Partnership (“OP Units”) which may be held directly or indirectly by the Advisor, the Sponsor and third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of February 28, 2021 and January 31, 2021:

	As of
(in thousands)	February 28, 2021	January 31, 2021
Investments in industrial properties	$1,482,750	$1,476,550
Investment in unconsolidated joint venture partnerships	380,799	376,123
Cash and cash equivalents	264,719	243,067
Other assets	10,873	9,410
Line of credit, term loan and mortgage notes	(582,750)	(582,750)
Other liabilities	(25,047)	(31,428)
Accrued performance component of advisory fee	(2,874)	(1,382)
Accrued fixed component of advisory fee	(1,253)	(1,128)
Aggregate Fund NAV	$1,527,217	$1,488,462
Total Fund Interests outstanding	149,892	146,440

The following table sets forth the NAV per Fund Interest as of February 28, 2021 and January 31, 2021:

		Class T	Class W	Class I
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	OP Units
As of February 28, 2021
Monthly NAV	$1,527,217	$1,388,856	$88,391	$36,609	$13,361
Fund Interests outstanding	149,892	136,313	8,675	3,593	1,311
NAV Per Fund Interest	$10.1888	$10.1888	$10.1888	$10.1888	$10.1888
As of January 31, 2021
Monthly NAV	$1,488,462	$1,360,801	$84,509	$29,823	$13,329
Fund Interests outstanding	146,440	133,881	8,314	2,934	1,311
NAV Per Fund Interest	$10.1643	$10.1643	$10.1643	$10.1643	$10.1643

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe the Dealer Manager under the terms of the dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of February 28, 2021, we estimated approximately $46.7 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

Investment in unconsolidated joint venture partnerships as of February 28, 2021 includes a minority interest discount on the real property valuation component of the unconsolidated joint venture valuations to account for the restricted salability or transferability of those real properties given our minority ownership interests in the Build-To-Core Industrial Partnership I LP (“BTC I”) and Build-To-Core Industrial Partnership II LP (“BTC II” and, together with BTC I, the “BTC Partnerships”). We estimate the fair value of our minority ownership interests in the BTC Partnerships as of February 28, 2021 would have been $41.2 million higher if a minority discount had not been applied, meaning that if we used the estimated fair value without the application of the minority discount, our NAV would have been higher by approximately $41.2 million, or $0.27 per share, not taking into account all of the other items that impact our monthly NAV, as of February 28, 2021.

The valuations of our real property as of February 28, 2021 were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table:

Weighted-
Average Basis
Exit capitalization rate	5.3%
Discount rate / internal rate of return	6.4%
Average holding period (years)	10.1

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

			Increase
			(Decrease) to
	Hypothetical		the NAV of Real
Input	Change		Properties
Exit capitalization rate (weighted-average)	0.25	% decrease	3.3%
	0.25	% increase	(3.0)%
Discount rate (weighted-average)	0.25	% decrease	2.0%
	0.25	% increase	(2.0)%
●	STATUS OF THIS OFFERING

As of February 28, 2021, we had raised gross proceeds of approximately $1.1 billion from the sale of approximately 104.8 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $38.2 million. As of February 28, 2021, approximately $902.4 million in shares remained available for sale pursuant to this offering, including approximately $461.8 million in shares available for sale through our distribution reinvestment plan.

●	ELIGIBILITY TO PURCHASE CLASS I SHARES

The following sentence supersedes and replaces the sentence regarding eligibility to purchase Class I shares in the section titled “Prospectus Summary—Class T Shares, Class W Shares and Class I Shares of Common Stock,” the response to the question, “What are the Differences Among the Class T, Class W and Class I Shares of Common Stock Being Offered?” in the section titled “Questions and Answers About This Offering,” in the section titled “Description of Capital Stock—Common Stock—Class I Shares,” and in the section titled “Plan of Distribution—The Offering,” on pages 4, 44, 208 and 262, respectively, of the Prospectus:

Class I shares are available for purchase in this offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (ii) by institutional accounts as defined by FINRA Rule 4512(c), (iii) through bank-sponsored collective trusts and bank-sponsored common trusts, (iv) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (v) through certain financial intermediaries that are not otherwise registered with or as a broker dealer and that direct clients to trade with a broker dealer that offers Class I shares, (vi) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from us or the Dealer Manager, (vii) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Dealer Manager and their immediate family members, officers and employees of the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, officers and employees of our joint venture partners and their immediate family members, consultants and other service providers, (viii) by participating broker dealers and their affiliates, including their officers, directors, employees, and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (ix) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (x) by any other categories of purchasers that we name in an amendment or supplement to this prospectus

●	RISK FACTORS

The following risk factor supersedes and replaces the tenth risk factor in the section titled “Risk Factors—Risks Related To The Advisor And Its Affiliates” beginning on page 89 of the Prospectus:

We compete with entities sponsored or advised by affiliates of the Sponsor, for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire or sell investments, and for customers, which may have an adverse impact on our operations.

We compete with existing entities sponsored or advised by affiliates of the Sponsor and may compete with any such entity created in the future, as well as entities for whom affiliates of the Sponsor provide certain advisory or management services, for opportunities to acquire, lease, finance or sell certain types of properties. We may also buy, finance or sell properties at the same time as these entities are buying, financing or selling properties. In this regard, there is a risk that we will purchase a property that provides lower returns to us than a property purchased by entities sponsored or advised by affiliates of the Sponsor and entities for whom affiliates of the Sponsor provide certain advisory or management services. Certain entities sponsored or advised by affiliates of the Sponsor own and/or manage properties in geographical areas in which we expect to own properties. Therefore, our properties may compete for customers with other properties owned and/or managed by these entities. The Advisor may face conflicts of interest when evaluating customer leasing opportunities for our properties and other properties owned and/or managed by these entities and these conflicts of interest may have a negative impact on our ability to attract and retain customers.

The Sponsor and the Advisor have implemented lease allocation guidelines to assist with the process of the allocation of leases when we and certain other entities to which affiliates of the Advisor are providing certain advisory services have potentially competing properties with respect to a particular customer. Pursuant to the lease allocation guidelines, if we have an opportunity to bid on a lease with a prospective customer and one or more of these other entities has a potentially competing property, then, under certain circumstances, we may not be permitted to bid on the opportunity and in other circumstances, we and the other entities will be permitted to participate in the bidding process. The lease allocation guidelines are overseen by a joint management committee consisting of our Combined Industrial Advisors committee and certain other management representatives associated with other entities to which affiliates of the Advisor are providing similar services.

Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other investment vehicles (each, an “Investment Vehicle”) with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to industrial real estate investment opportunities (“Industrial Investments”). In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows an allocation policy (the “Allocation Policy”) which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors (defined below), including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be allocated to Investment Vehicles on a rotational basis and will be offered to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed below, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached

The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) Build-to-Core Industrial Partnership III LLC (“BTC III”), pursuant to which BTC III will be presented one out of every five qualifying value-add Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as the capital commitments on or prior to February 26, 2021 have been called or committed, and one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) Black Creek Industrial Fund LP (“BCIF”) pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed; provided, however, that if BTC II declines such qualifying opportunity, then we will have the option to retain the opportunity to pursue on our own. The Sponsor or its affiliates may grant additional special priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

“Allocation Factors” are those factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate. Current examples of Allocation Factors include:

●	Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);
●	The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;
●	The cash requirements of each program;
●	The strategic proximity of the investment opportunity to other assets;
●	The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;
●	The policy of each program relating to leverage of investments;
●	The effect of the acquisition on loan maturity profile;
●	The effect on lease expiration profile;
●	Customer concentration;
●	The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;
●	The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;
●	Legal considerations, such as Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Foreign Investment in Real Property Tax Act (“FIRPTA”), that may be applicable to specific investment platforms;
●	The financial attributes of the investment opportunity;
●	Availability of financing;
●	Cost of capital;
●	Ability to service any debt associated with the investment opportunity;
●	Risk return profiles;
●	Targeted distribution rates;
●	Anticipated future pipeline of suitable investments;
●	Expected holding period of the investment opportunity and the applicable entity’s remaining term;
●	Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;
●	Whether the applicable entity was formed for the purpose of making a particular type of investment;
●	Affiliate and/or related party considerations;
●	The anticipated cash flow of the applicable entity and the asset;
●	Tax effects of the acquisition, including on REIT or partnership qualifications;

●	The size of the investment opportunity; and
●	The amount of funds available to each program and the length of time such funds have been available for investment.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

●	ALLOCATION OF INVESTMENT OPPORTUNITIES AMONG AFFILIATES AND OTHER RELATED ENTITIES

The following information supersedes and replaces the disclosure contained in the section titled “Conflicts of Interest—Board of Directors—Allocation of Investment Opportunities Among Affiliates and Other Related Entities.” beginning on page 188 of the Prospectus:

Allocation of Investment Opportunities Among Affiliates and Other Related Entities. Certain direct or indirect owners, managers, employees and officers of the Advisor are presently, and may in the future be, affiliated with other programs and business ventures and may have conflicts of interest in allocating their time, services, functions and investment opportunities among us and other real estate programs or business ventures that such direct or indirect owners, managers, employees and officers organize or serve. The Advisor has informed us that it will employ sufficient staff to be fully capable of discharging its responsibilities to us in light of the other real estate programs that from time to time will be advised or managed by its direct or indirect owners, managers, employees and officers.

Because affiliates of the Sponsor and the Advisor currently sponsor and in the future may advise other Investment Vehicles with overlapping investment objectives, strategies and criteria, potential conflicts of interest may arise with respect to Industrial Investments. In order to manage this potential conflict of interest, in allocating Industrial Investments among the Investment Vehicles, the Sponsor follows the Allocation Policy which currently provides that if the Sponsor or one of its affiliates is awarded and controls an Industrial Investment that is suitable for more than one Investment Vehicle, based upon various Allocation Factors, including without limitation availability of capital, portfolio objectives, diversification goals, target investment markets, return requirements, investment timing and the Investment Vehicle’s applicable approval discretion and timing, then the Industrial Investment will be offered to Investment Vehicles on a rotational basis and will be allocated to the Investment Vehicle at the top of the rotation list (that is, the Investment Vehicle that has gone the longest without being allocated an Industrial Investment). If an Investment Vehicle on the list declines the Industrial Investment, it will be rotated to the bottom of the rotation list. Exceptions may be made to the Allocation Policy for (x) transactions necessary to accommodate an exchange pursuant to Section 1031 of the Code, or (y) characteristics of a particular Industrial Investment or Investment Vehicle, such as adjacency to an existing asset, legal, regulatory or tax concerns or benefits, portfolio balancing or other Allocation Factors listed below, which make the Industrial Investment more advantageous to one of the Investment Vehicles. In addition, the Sponsor may from time to time specify that it will not seek new allocations for more than one Investment Vehicle until certain minimum allocation levels are reached.

The Sponsor may from time to time grant to certain Investment Vehicles certain exclusivity, rotation or other priority (each, a “Special Priority”) with respect to Industrial Investments or other investment opportunities. Current existing Special Priorities have been granted to: (i) BTC III, pursuant to which BTC III will be presented one out of every five qualifying value-add Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as the capital commitments on or prior to February 26, 2021 have been called or committed, and one out of every three qualifying development Industrial Investments (subject to the terms and conditions of the BTC III partnership agreement) until such time as capital commitments thereunder have been fully committed; (ii) BCIF, pursuant to which BCIF will be presented one out of every three potential development Industrial Investments, one out of every five potential value-add Industrial Investments, and one out of every three potential core Industrial Investments (subject to terms and conditions of the BCIF partnership agreement) until such time as capital commitments accepted by BCIF on or prior to March 31, 2020 have been called or committed; and (iii) the BTC II Partnership, pursuant to which the BTC II Partnership will be presented one out of every three qualifying development Industrial Investments (subject to terms and conditions of the BTC II Partnership agreement) until such time as capital commitments thereunder have been fully committed; provided, however, that if BTC II declines such qualifying opportunity, then we will have the option to retain the opportunity to pursue on our own. The Sponsor or its affiliates may grant additional special priorities in the future and from time to time. In addition, to the extent that a potential conflict of interest arises with respect to an investment opportunity other than an Industrial Investment, the Sponsor currently expects to manage the potential conflict of interest by allocating the investment in accordance with the principles of the Allocation Policy the Sponsor follows with respect to Industrial Investments.

“Allocation Factors” are those factors that the Sponsor maintains and updates from time to time based on review by the Sponsor’s Head of Real Estate. Current examples of Allocation Factors include:

●	Overall investment objectives, strategy and criteria, including product type and style of investing (for example, core, core plus, value-add and opportunistic);

●	The general real property sector or debt investment allocation targets of each program and any targeted geographic concentration;
●	The cash requirements of each program;
●	The strategic proximity of the investment opportunity to other assets;
●	The effect of the acquisition on diversification of investments, including by type of property, geographic area, customers, size and risk;
●	The policy of each program relating to leverage of investments;
●	The effect of the acquisition on loan maturity profile;
●	The effect on lease expiration profile;
●	Customer concentration;
●	The effect of the acquisition on ability to comply with any restrictions on investments and indebtedness contained in applicable governing documents, SEC filings, contracts or applicable law or regulation;
●	The effect of the acquisition on the applicable entity’s intention not to be subject to regulation under the Investment Company Act;
●	Legal considerations, such as ERISA and FIRPTA, that may be applicable to specific investment platforms;
●	The financial attributes of the investment opportunity;
●	Availability of financing;
●	Cost of capital;
●	Ability to service any debt associated with the investment opportunity;
●	Risk return profiles;
●	Targeted distribution rates;
●	Anticipated future pipeline of suitable investments;
●	Expected holding period of the investment opportunity and the applicable entity’s remaining term;
●	Whether the applicable entity still is in its fundraising and acquisition stage, or has substantially invested the proceeds from its fundraising stage;
●	Whether the applicable entity was formed for the purpose of making a particular type of investment;
●	Affiliate and/or related party considerations;
●	The anticipated cash flow of the applicable entity and the asset;
●	Tax effects of the acquisition, including on REIT or partnership qualifications;
●	The size of the investment opportunity; and
●	The amount of funds available to each program and the length of time such funds have been available for investment.

The Sponsor may modify its overall allocation policies from time to time. Any changes to the Sponsor’s allocation policies will be timely reported to our Conflicts Resolution Committee. The Advisor will be required to provide information to our board of directors on a quarterly basis to enable our board of directors, including the independent directors, to determine whether such policies are being fairly applied.

These allocation procedures may result in investment opportunities that are attractive to us being directed to another entity sponsored or advised by affiliates of the Sponsor and the Advisor. In addition, the Sponsor or its affiliates may sponsor or advise additional real estate funds or other ventures now and in the future. The result of the creation of such additional funds may be to increase the number of parties who have the right to participate in, or have priority with respect to, investment opportunities sourced by the Sponsor or its affiliates, thereby reducing the number of investment opportunities available to us. Additionally, this may result in certain asset classes being unavailable for investment by us, or being available only after one or more other real estate funds have first had the opportunity to invest in such assets.

To the extent that the Advisor or another affiliated entity becomes aware of an investment opportunity that is suitable for us, it is possible that we may, pursuant to the terms of any agreement with such affiliate or such related entity, co-invest equity capital in the form of a joint venture. Any such joint venture will require the approval of a majority of our board of directors, including a majority of the independent directors.

●	REAL PROPERTIES

The following information supplements, and should be read in conjunction with, the disclosure contained in the section titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments” beginning on page 124 of the Prospectus:

Real Estate Portfolio Overview

As of December 31, 2020, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 132 industrial buildings totaling approximately 30.3 million square feet located in 23 markets throughout the U.S., with 205 customers, and was 84.9% occupied (87.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.7 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of December 31, 2020, our total real estate portfolio included:

●	121 industrial buildings totaling approximately 28.2 million square feet comprised our operating portfolio, which includes stabilized properties, and was 91.0% occupied (94.2% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.7 years; and
●	11 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 67 buildings totaling approximately 17.5 million square feet through our minority ownership interests in our joint venture partnerships. Our consolidated portfolio has an estimated aggregate weighted-average purchase price capitalization rate of approximately 4.4% (4.7% excluding contractual free rent during a portion of the year following acquisition of certain of the properties). In addition, as of December 31, 2020, through our minority joint venture partnerships, we owned and managed 16 buildings either under construction or in the pre-construction phase totaling approximately 5.1 million square feet. Unless otherwise noted, these buildings are excluded from the presentation of our portfolio data in the tables below.

Through December 31, 2020, we had directly acquired 65 buildings comprised of approximately 12.8 million square feet for an aggregate total purchase price of approximately $1.4 billion, as well as the minority ownership interests in the two joint venture partnerships. Also, through our minority ownership interests in our joint venture partnerships, we completed the development of three industrial buildings comprising an aggregate of 1.0 million square feet and total costs to complete the development of approximately $91.7 million during the period from July 16, 2020 through December 31, 2020. We funded these acquisitions and development activity primarily with proceeds from our public offerings, institutional equity, and debt financings.

The purchase price capitalization rate is based on the property’s projected cash net operating income from in-place leases for the 12 months after the date of purchase, including any contractual rent increases contained in such leases for those 12 months, divided by the purchase price for the property, exclusive of transfer taxes, due diligence expenses and other closing costs including acquisition costs.

Unless otherwise indicated, the term “property” as used herein refers to one or more buildings in the same market that were acquired by us in the same transaction.

Building Types. Our industrial buildings consist primarily of warehouse distribution facilities suitable for single or multiple customers. The following table summarizes our portfolio by building type as of December 31, 2020:

		Percent of Rentable Square Feet
Building Type	Description	Total (1)	Consolidated (2)
Bulk distribution	Building size of 150,000 to over 1 million square feet, single or multi-customer	82.3%	76.5%
Light industrial	Building size of less than 150,000 square feet, single or multi-customer	17.7	23.5
		100.0%	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.

Portfolio Overview and Market Diversification. As of December 31, 2020, the average effective annual rent of our total real estate portfolio (calculated by dividing total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis), by total occupied square footage) was approximately $5.82 per square foot. The following table summarizes certain operating metrics of our portfolio by market as of December 31, 2020:

	Number of	Rentable Square Feet		Occupied	Leased	Annualized Base Rent (4)
($ and square feet in thousands)	Buildings (1)	Total (1)	Consolidated (2)	Rate (3)	Rate (3)	Total (1)		Consolidated (2)
Operating Properties:
Atlanta	9	2,383	—	78.5%	78.5%	$8,275	5.5%	$—	—%
Austin	6	562	119	90.4	93.9	3,826	2.6	836	1.2
Bay Area	3	845	—	67.7	89.3	6,267	4.2	—	—
Central Valley	3	1,454	382	78.3	78.3	6,560	4.4	2,291	3.4
Chicago	5	888	386	79.0	100.0	3,846	2.6	1,928	2.9
Cincinnati	2	294	294	100.0	100.0	1,408	0.9	1,408	2.1
Dallas	12	3,827	2,411	99.2	100.0	16,584	11.0	10,550	15.6
D.C. / Baltimore	4	570	463	100.0	100.0	4,811	3.2	3,795	5.6
Denver	1	152	152	100.0	100.0	685	0.5	685	1.0
Houston	2	487	—	82.4	82.4	2,003	1.3	—	—
Indianapolis	1	691	691	100.0	100.0	2,266	1.5	2,266	3.4
Las Vegas	5	851	851	98.2	98.2	5,857	3.9	5,857	8.7
New Jersey	12	2,313	1,107	97.9	97.9	15,527	10.4	6,722	10.0
Orlando	2	441	441	100.0	100.0	2,531	1.7	2,531	3.8
Pennsylvania	15	3,395	1,464	82.9	92.1	15,677	10.5	8,513	12.7
Portland	1	160	—	100.0	100.0	1,340	0.9	—	—
Reno	6	1,422	1,422	100.0	100.0	6,960	4.6	6,960	10.4
Salt Lake City	1	384	384	100.0	100.0	1,993	1.3	1,993	3.0
San Antonio	5	588	—	100.0	100.0	2,950	2.0	—	—
San Diego	2	268	—	100.0	100.0	2,275	1.5	—	—
Seattle	3	1,341	—	79.3	79.3	8,105	5.4	—	—
South Florida	3	289	282	100.0	100.0	2,200	1.5	1,940	2.9
Southern California	18	4,592	1,256	96.7	100.0	27,506	18.3	8,444	12.6
Total operating	121	28,197	12,105	91.0	94.2	149,452	99.7	66,719	99.3
Value-Add Properties:
Atlanta	1	138	138	—	—	—	—	—	—
Cincinnati	1	161	161	58.1	58.1	474	0.3	474	0.7
Houston	1	140	140	—	—	—	—	—	—
Las Vegas	2	267	266	—	—	—	—	—	—
New Jersey	2	648	—	—	—	—	—	—	—
Pennsylvania	1	149	—	—	—	—	—	—	—
Seattle	1	205	—	—	—	—	—	—	—
South Florida	2	436	—	—	—	—	—	—	—
Total value-add properties	11	2,144	705	4.4	4.4	474	0.3	474	0.7
Total portfolio	132	30,341	12,810	84.9%	87.8%	$149,926	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced.

(4)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.

Lease Terms. Our industrial properties are typically subject to leases on a “triple net basis,” in which customers pay their proportionate share of real estate taxes, insurance, common area maintenance, and certain other operating costs. In addition, most of our leases include fixed rental increases or Consumer Price Index-based rental increases. Lease terms typically range from one to 10 years, and often include renewal options.

Lease Expirations. As of December 31, 2020, the weighted average remaining lease term (based on square feet) of our total occupied portfolio was approximately 4.7 years, excluding renewal options. The following table summarizes the lease expirations of our occupied portfolio for leases in place as of December 31, 2020, without giving effect to the exercise of renewal options or termination rights, if any:

		Occupied Square Feet				Annualized Base Rent (3)
($ and square feet in thousands)	Number of Leases (1)	Total (1)		Consolidated (2)		Total (1)		Consolidated (2)
2021	26	1,393	5.4%	964	8.0%	$7,701	5.2%	$5,309	7.9%
2022	33	2,678	10.5	1,547	12.8	13,236	8.9	7,641	11.4
2023	35	3,602	14.1	1,720	14.2	21,348	14.3	10,361	15.4
2024	34	3,440	13.4	1,269	10.5	19,264	12.9	7,075	10.5
2025	29	3,943	15.4	2,511	20.8	22,149	14.8	12,897	19.2
2026	23	2,899	11.3	498	4.1	17,540	11.7	3,557	5.3
2027	12	2,367	9.2	1,417	11.7	12,747	8.5	8,225	12.2
2028	9	1,506	5.9	332	2.7	8,542	5.7	2,146	3.2
2029	15	2,209	8.6	1,342	11.1	14,065	9.4	7,691	11.4
Thereafter	9	1,574	6.2	488	4.1	12,708	8.6	2,291	3.5
Total occupied (4)	225	25,611	100.0%	12,088	100.0%	$149,300	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.
(4)	Excludes one lease of 0.1 million square feet that expired on December 31, 2020.

Customer Diversification. As of December 31, 2020, there was one customer that individually represented more than 5.0% of total occupied square feet of our total portfolio and one customer that individually represented more than 5.0% of total annualized base rent of our total portfolio. The following table reflects the 10 largest customers of our total portfolio, based on annualized base rent, which occupied a combined 7.9 million square feet as of December 31, 2020:

	% of Total	% of Total
Customer	Occupied Square Feet (1)	Annualized Base Rent (1)
Amazon.com Services LLC	5.3%	7.6%
Steelcase, Inc.	4.8	4.7
XPO Logistics Supply Chain, Inc.	4.4	4.2
Radial, Inc.	4.5	3.4
National Distribution Centers, LLC	3.4	2.9
SBS Transportation, Inc.	1.7	2.2
The Kroger Company	1.9	1.8
Clutter, Inc.	1.8	1.7
General Services Administration	1.0	1.6
Patagonia, Inc.	1.8	1.6
Total	30.6%	31.7%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest.

As of December 31, 2020, there were two customers that individually represented more than 5.0% of total occupied square feet of our consolidated portfolio and one customer that individually represented more than 5.0% of total annualized base rent of our consolidated portfolio. The following table reflects the 10 largest customers of our consolidated portfolio, based on annualized base rent, which occupied a combined 4.7 million square feet as of December 31, 2020:

	% of Total	% of Total
Customer	Occupied Square Feet (1)	Annualized Base Rent (1)
Radial, Inc.	9.7%	7.6%
Steelcase, Inc.	5.1	4.9
The Kroger Company	4.0	4.0
General Services Administration	2.2	3.7
Patagonia, Inc.	3.9	3.6
Boyd Flotation, Inc.	2.6	3.1
Amazon.com Services LLC	3.2	3.0
Hooker Furniture Corporation	2.7	2.4
Motivating Graphics, LLC	3.0	2.4
Dayton Parts, LLC	2.6	2.3
Total	39.0%	37.0%

(1)	Represents only our consolidated properties.

The majority of our customers do not have a public corporate credit rating. We evaluate creditworthiness and financial strength of prospective customers based on financial, operating and business plan information that is provided to us by such prospective customers, as well as other market, industry, and economic information that is generally publicly available.

Industry Diversification. The table below illustrates the diversification of our portfolio by industry classifications of our customers as of December 31, 2020:

		Occupied Square Feet				Annualized Base Rent (3)
($ and square feet in thousands)	Number of Leases (1)	Total (1)		Consolidated (2)		Total (1)		Consolidated (2)
eCommerce / Fulfillment	13	4,075	15.8%	1,624	13.4%	$23,593	15.7%	$7,528	11.2%
Transportation / Logistics	22	3,791	14.7	1,050	8.7	23,448	15.6	5,747	8.6
Home Furnishings	13	2,757	10.7	1,645	13.6	15,566	10.4	9,394	14.0
Food & Beverage	18	2,107	8.2	965	8.0	12,928	8.6	5,851	8.7
Auto	17	2,213	8.6	1,325	11.0	10,499	7.0	5,409	8.0
Storage / Warehousing	16	1,482	5.8	748	6.2	9,118	6.1	4,140	6.2
Home Improvement	17	859	3.3	450	3.7	5,504	3.7	2,863	4.3
Appliance	4	1,119	4.3	379	3.1	5,243	3.5	1,725	2.6
Printing	7	913	3.5	770	6.4	5,151	3.4	4,015	6.0
Manufacturing	12	945	3.7	202	1.7	5,113	3.4	1,189	1.8
Other	87	5,499	21.4	2,930	24.2	33,763	22.6	19,332	28.6
Total	226	25,760	100.0%	12,088	100.0%	$149,926	100.0%	$67,193	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties, as of December 31, 2020. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest.
(2)	Represents only our consolidated properties.
(3)	Annualized base rent is calculated as monthly base rent including the impact of any contractual tenant concessions (cash basis) per the terms of the lease as of December 31, 2020, multiplied by 12.

Debt Obligations. As of December 31, 2020, our consolidated indebtedness of $582.8 million is comprised of borrowings under our term loan and mortgage notes, with a weighted-average interest rate of 2.49%, which includes the effect of interest rate swap agreements. Our consolidated fixed interest rate debt consists of $350.0 million under our term loan, which is effectively fixed through the use of interest rate swap agreements, and $167.8 million of principal borrowings under our mortgage notes. Our consolidated variable interest rate debt consists of $65.0 million under our term loan. The total gross book value of properties encumbered by our total consolidated debt as of December 31, 2020 is $299.3 million. See “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for additional information.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported

LIBOR. If that were to occur, our interest payment could change. In addition, uncertainty about the extent and manner of future changes may result in interest rate and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2020, our term loan is our only consolidated indebtedness with maturity beyond 2023 that has exposure to LIBOR. The agreement governing the term loan provides procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2020, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our term loan. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Completed Real Property Acquisitions

The following is inserted at the end of the table in the subsection of the Prospectus titled, “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Completed Real Property Acquisitions” on page 130 of the Prospectus in order to describe additional individually insignificant real property acquisitions completed as of the date of this Supplement:

($ in thousands)	Acquisition / Shell Complete Date	Ownership Percentage	Purchase Price (1)	Purchase Price Capitalization Rate	Rentable Square Feet	Leased Rate
Perris Distribution Center III—Perris, CA	3/9/2021	8%	(2)	N/A (3)	251,000	0%
Harvill Business Center—Perris, CA	3/10/2021	100%	$60,160	3.7% (4)	424,000	100%

(1)	Reflects contractual purchase price amount exclusive of transfer taxes, due diligence expenses, and other closing costs.
(2)	This is a development property that was acquired in conjunction with our purchase of a minority interest in the BTC Partnerships on July 15, 2020 for an aggregate purchase price of $301.0 million. The BTC II Partnership paid $24.1 million to complete development of this property.
(3)	This property is considered a development or value-add property, as it has certain occupancy, lease term, and/or projected capital improvement requirements that differ from our core operating portfolio.
(4)	We acquired this building with an in-place lease that has below-market rent for this type of property and location. If the rent under each lease was at the current market rate, we estimate that the purchase price capitalization rate would be 4.2%. There is no assurance that, upon expiration of each lease, we will renew or re-lease the respective building at the then-current market rent rate.

Probable Real Property Acquisitions

The following table summarizes our probable real property acquisitions as of the date of this Supplement:

($ in thousands)	Estimated Closing Quarter (1)	Ownership Percentage	Expected Purchase Price (2)	Rentable Square Feet	Leased Rate
125 Stonewood—York, PA	Q2-21	100.0%	$18,838	222,000	—%

(1)	The consummation of each of these acquisitions is subject to our completion of due diligence and various closing conditions to be met by the parties to each acquisition. There can be no assurance these acquisitions will be completed.
(2)	Reflects the contract purchase price exclusive of transfer taxes, due diligence expenses, and other closing costs.
●	DISTRIBUTIONS
1) We have declared monthly distributions for each class of our common stock. To date, each class of our common stock has received the same gross distribution per share. Monthly gross distributions were $0.0454 per share for each share class for the month of February 2021 and were paid to all stockholders of record as of the close of business on February 28, 2021. The net distribution per share is calculated as the gross distribution per share less any distribution fees that are payable monthly with respect to Class T shares and Class W shares. Since distribution fees are not paid with respect to Class I shares, the net distributions payable with respect to Class I shares are equal to the gross distributions payable with respect to Class I shares. The table below details the net distributions for each class of our common stock for the period presented:

Net Distributions per Share
		Class T	Class W	Class I
Month	Pay Date	Share	Share	Share
February 2021	3/1/2021	$0.038	$0.042	$0.045

2) The following information should be read in conjunction with the sections titled “Prospectus Summary—Distribution Policy,” “Risk Factors—Risks Related to Investing in this Offering—We may have difficulty completely funding our distributions with funds provided by cash flows from operating activities...” and “Description of Capital Stock—Distributions” beginning on pages 29, 50, and 213, respectively, of the Prospectus:

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on expense support from the Advisor and sources other than cash flows from operations, as determined on a GAAP basis, to pay cash distributions, which if insufficient could negatively impact our ability to pay cash distributions. See “Prospectus Summary—Compensation to the Advisor and its Affiliates—Expense Support Agreement” and “Management Compensation—Expense Support Agreement” for further detail regarding the waiver and expense support agreement among us, the Operating Partnership and the Advisor.

Refer to the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a table detailing the sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the years ended December 31, 2020 and 2019.

3) The following sentence replaces the second sentence of the third paragraph in the section titled “Prospectus Summary—Distribution Policy”, the last sentence of the first paragraph under the caption, “We may have difficulty completely funding our distributions …” in the section titled “Risk Factors—Risks Related to Investing in this Offering, and the second sentence of the eighth paragraph in the section titled “Description of Capital Stock—Distributions” on pages 30, 59, and 215, respectively, of the Prospectus:

For the year ended December 31, 2020, approximately 1.4% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 98.6% of our total gross distributions were funded from sources other than cash flows from operating activities; specifically 20.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 28.6% of our total gross distributions were funded with proceeds from financing activities and 49.8% were funded with proceeds from shares issued pursuant to our distribution reinvestment plan.

4) The following sentence and table replace the sentence and corresponding table following the fifth paragraph in the section titled “Prospectus Summary—Distribution Policy” and the sentence and corresponding table following the tenth paragraph in the section titled “Description of Capital Stock—Distributions” on pages 31 and 216, respectively, of the Prospectus:

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the quarters ended as of the dates indicated below:

	Source of Distributions									Total Cash
	Provided by		Provided by		Proceeds from					Flows from
	Expense		Operating		Financing		Proceeds from		Gross	Operating
($ in thousands)	Support (1)		Activities		Activities		DRIP (2)		Distributions (3)	Activities
2020
December 31,	$—	—%	$—	—%	$9,389	50.2%	$9,315	49.8%	$18,704	$(3,438)
September 30,	—	—	344	2.0	8,209	48.3	8,451	49.7	17,004	344
June 30,	7,904	50.3	—	—	—	—	7,812	49.7	15,716	16,854
March 31,	4,534	44.6	547	5.4	—	—	5,077	50.0	10,158	1,816
Total	$12,438	20.2%	$891	1.4%	$17,598	28.6%	$30,655	49.8%	$61,582	$15,576
2019
December 31,	$947	14.8%	$—	—%	$2,216	34.6%	$3,242	50.6%	$6,405	$(2,147)
September 30,	1,776	31.2	1,057	18.5	—	—	2,866	50.3	5,699	4,019
June 30,	2,120	45.2	256	5.5	—	—	2,319	49.4	4,695	957
March 31,	1,295	36.6	503	14.2	—	—	1,744	49.2	3,542	3,624
Total	$6,138	30.2%	$1,816	8.9%	$2,216	10.9%	$10,171	50.0%	$20,341	$6,453

(1)	For the years ended December 31, 2020 and 2019, the Advisor provided expense support of $13.5 million and $6.1 million, respectively. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. We reimbursed the Advisor $13.5 million and $13.6 million during the years ended December 31, 2020 and 2019, respectively.
(2)	Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class W shares issued in the primary portion of our public offerings.

●	REDEMPTIONS

For the year ended December 31, 2020, we received eligible redemption requests for approximately 0.5 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $4.9 million, or an average price of $9.87 per share. For the year ended December 31, 2019, we received eligible redemption requests for approximately 0.2 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $2.3 million, or an average price of $9.81 per share.

●	UPDATE ON OUR ASSETS AND PERFORMANCE

As of February 28, 2021, we had $2.1 billion in assets under management (calculated as fair value of investment in industrial properties and fair value of investment in unconsolidated joint venture partnerships, plus cash and cash equivalents), and our leverage ratio was approximately 27.4% (calculated as our total borrowings outstanding divided by the fair value of our real property plus our net investment in unconsolidated joint venture partnerships plus cash and cash equivalents).

As of February 28, 2021, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 130 industrial buildings totaling approximately 29.8 million square feet located in 23 markets throughout the U.S., with 209 customers, and was 85.2% occupied (89.6% leased) with a weighted-average remaining lease term (based on square feet) of 4.7 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. As of February 28, 2021, our total real estate portfolio included:

●	119 industrial buildings totaling approximately 27.6 million square feet comprised our operating portfolio, which includes stabilized properties, and was 91.5% occupied (94.5% leased); and
●	11 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 64 buildings totaling approximately 16.8 million square feet through our minority ownership interests in our joint venture partnerships. In addition, as of February 28, 2021, through our minority joint venture partnerships, we owned and managed 16 buildings either under construction or in the pre-construction phase totaling approximately 5.1 million square feet.

During the month ended February 28, 2021, we leased approximately 0.5 million square feet of new and future leases, within our total portfolio.

The following table sets forth the top ten geographic allocations of our real estate portfolio based on fair value as of February 28, 2021:

	Total (1)			Consolidated
($ and square feet in thousands)	Number of Buildings (2)	Fair Value of Real Property	% of Fair Value	Number of Buildings	Fair Value of Real Property	% of Fair Value
Southern California	17	$319,717	15.3%	9	$195,200	13.2%
New Jersey	19	268,646	12.8	7	153,900	10.4
Dallas	12	264,175	12.6	8	224,650	15.2
Pennsylvania	19	231,184	11.0	9	167,800	11.3
Las Vegas	7	154,400	7.4	7	154,400	10.4
Reno	6	137,700	6.6	6	137,700	9.3
D.C. / Baltimore	5	91,950	4.4	4	90,150	6.1
Central Valley	4	72,893	3.5	1	50,500	3.4
South Florida	7	70,705	3.4	2	42,400	2.9
Seattle	6	68,595	3.3	-	-	-
Other	44	416,081	19.7	13	266,050	17.8
Total Portfolio	146	$2,096,046	100.0%	66	$1,482,750	100.0%

(1)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Unconsolidated properties are presented based on our effective ownership interests.
(2)	Includes 16 buildings that are either under construction or in the pre-construction phase that are owned through our minority ownership interests in our joint venture partnerships.

As of March 9, 2021, our total portfolio had collection rates averaging 99.2% for the month of February.

The following table sets forth the total shareholder returns for the periods ended February 28, 2021:

	Trailing One-Month (1)	One-Year (Trailing 12-Months)(1)	Since NAV Inception Annualized (1)(2)(3)
Class T Share Total Return (without sales charge) (3)	0.61%	5.76%	5.13%
Class T Share Total Return (with sales charge) (3)	(3.91)%	1.00%	3.69%
Class W Share Total Return (3)	0.65%	6.28%	5.78%
Class I Share Total Return (3)	0.69%	6.80%	6.17%

(1)	Performance is measured by total return, which includes income and appreciation (i.e., distributions and changes in NAV) and reinvestment of all distributions (“Total Return”) for the respective time period. Past performance is not a guarantee of future results. Performance data quoted above is historical. Current performance may be higher or lower than the performance data quoted. Actual individual stockholder returns will vary. The returns have been prepared using unaudited data and valuations of the underlying investments in our portfolio, which are estimates of fair value and form the basis for our NAV. Valuations based upon unaudited or estimated reports from the underlying investments may be subject to later adjustments or revisions, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated on any given day.
(2)	The inception date for Class I shares and Class T shares was November 1, 2017, which is when shares of our common stock were first issued to third-party investors in our initial public offering. The inception date for Class W shares was July 2, 2018, which is when Class W shares of common stock were first issued to third-party investors.
(3)	The Total Returns presented are based on the actual NAVs at which stockholders transacted, calculated pursuant to our valuation procedures. With respect to the “Class T Share Total Return (with sales charge),” the Total Returns are calculated assuming the stockholder also paid the maximum upfront selling commission, dealer manager fee and ongoing distribution fees in effect during the time period indicated. With respect to “Class T Share Total Return (without sales change),” the Total Returns are calculated assuming the stockholder did not pay any upfront selling commission or dealer manager fee, but did pay the maximum ongoing distribution fees in effect during the time period indicated. From NAV inception to January 31, 2020, these NAVs reflected mark-to-market adjustments on our borrowing-related debt instruments and our borrowing-related interest rate hedge positions. See Item 5 in Part II of our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information on the impact of not continuing to mark these instruments to market on the calculation of our Total Returns.
●	FEES AND EXPENSES PAYABLE TO THE ADVISOR, THE DEALER MANAGER AND THEIR AFFILIATES

1) The following data supplements, and should be read in conjunction with the tables in the section of the Prospectus titled “Prospectus Summary—Compensation to the Advisor and its Affiliates” and “Management Compensation” on pages 22 and 175 to 176, respectively, of the Prospectus:

The table below provides information regarding fees paid to the Dealer Manager, the Advisor, and their affiliates in connection with our operations and this offering. This table includes amounts incurred for the years ended December 31, 2020 and 2019, as well as amounts payable as of December 31, 2020 and 2019.

	For the Year Ended December 31,		Payable as of
(in thousands)	2020	2019	December 31, 2020	December 31, 2019
Selling commissions—the Dealer Manager	$22,433	$6,391	$-	$-
Dealer manager fees—the Dealer Manager	16,757	5,306	-	-
Offering costs—the Advisor or its affiliates, including the Dealer Manager (1)	7,404	7,150	18,246	21,269
Distribution fees—the Dealer Manager (2)	39,127	12,545	46,084	16,856
Organization costs—the Advisor or its affiliates, including the Dealer Manager (1)	-	-	-	78
Advisory fee—the Advisor (3)	19,293	7,498	10,985	3,506
Acquisition expense reimbursements—the Advisor (4)	2,958	3,068	1,037	182
Other expense reimbursements—the Advisor (5)	3,003	1,963	539	473
Total	$110,975	$43,921	$76,891	$42,364

(1)	Since January 1, 2020, we have reimbursed the Advisor for organization and offering costs that were incurred on our behalf through December 31, 2019. In addition, since January 1, 2020, we either pay directly or reimburse the Advisor for offering costs as and when incurred. As of December 31, 2020 and 2019, the Advisor had incurred $22.0 million and $21.3 million, respectively, of offering costs on our behalf.
(2)	The distribution fees are payable monthly in arrears. The monthly amount of distribution fees payable is included in distributions payable on the consolidated balance sheets. Additionally, we accrue for future estimated trailing amounts payable based on the shares outstanding as of the balance sheet date, which are included in distribution fees payable to affiliates on the consolidated balance sheets. All or a portion of the distribution fees are reallowed or advanced by the Dealer Manager to unaffiliated participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares.
(3)	For the years ended December 31, 2020 and 2019, the performance component of the advisory fee was issued to the Sponsor in the form of Class I OP Units. On February 1, 2020, we issued 289,074 Class I OP Units to the Sponsor as payment for the 2019 performance component of the advisory fee and on January 20, 2021, we issued 950,358 Class I OP Units to the Sponsor as payment for the 2020 performance component of the advisory fee. In each case, the number of Class I OP Units issued was determined using the NAV per unit most recently determined by our board of directors as of the date of issuance.
(4)	Reflects amounts reimbursable to the Advisor for all expenses incurred by the Advisor and its affiliates on our behalf in connection with the selection, acquisition, development or origination of an asset. Beginning January 1, 2020, we either pay directly or reimburse the Advisor for such expenses.
(5)	Other expense reimbursements include certain expenses incurred in connection with the services provided to us under the Advisory Agreement by and among us, the Operating Partnership, and the Advisor. These reimbursements include a portion of compensation expenses of individual employees of the Advisor, including certain of our named executive officers, related to services for which the Advisor does not otherwise receive a separate fee. A portion of the compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by us. We show these as reimbursements to the Advisor to the same extent that we recognize the related share-based compensation on our condensed consolidated statements of operations. We reimbursed the Advisor approximately $2.7 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively, for such compensation expenses. The remaining amount of other expense reimbursements relate to other general overhead and administrative expenses including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.

In addition, we paid the Advisor for property-level accounting services in the amount of approximately $603,000, $313,000, and $36,000 for the years ended December 31, 2020, 2019 and 2018, respectively. These payments were funded from a portion of the property management fees paid by customers at our properties, with the remainder of such property management fees paid to the third-party property managers for such properties. The portion of these payments by the customers that were passed through to our Advisor were related to property accounting services and are at or near market rates for the regions in which our properties are located.

2) The following supplements, and should be read in conjunction with, the tables at the end of each of the sections titled “Prospectus Summary—Compensation to the Advisor and its Affiliates—Expense Support Agreement” and “Management Compensation—Expense Support Agreement” on pages 24 and 177, respectively, of the Prospectus:

The table below provides information regarding the fees deferred and expense support provided by the Advisor, pursuant to the Expense Support Agreement. As of December 31, 2020, the aggregate amount paid by the Advisor pursuant to the Expense Support Agreement was $27.1 million. Of this amount, total reimbursements to the Advisor were $27.1 million. As of December 31, 2020, all reimbursable amounts have been paid in their entirety, and no amounts remain to be reimbursed to the Advisor.

	For the Year Ended December 31,
(in thousands)	2020	2019
Fees deferred	$3,896	$3,895
Other expenses supported	9,609	2,243
Total expense support from Advisor	13,505	6,138
Reimbursement of previously deferred fees and other expenses supported	(13,505)	(13,606)
Total (reimbursement to) expense support from Advisor, net (1)	$-	$(7,468)

(1)	As of December 31, 2020, no amounts were payable to or receivable from the Advisor. As of December 31, 2019, approximately $5.4 million was payable to the Advisor by us, and is included in due to affiliates on the consolidated balance sheets.

3) The following supplements, and should be read in conjunction with, the disclosure concerning operating expense reimbursements contained on page 164 in the section of the Prospectus titled “The Advisor and the Advisory Agreement—The Advisory Agreement—Advisory Fee and Expense Reimbursements”:

Generally, we are prohibited by our charter from incurring total operating expenses which, at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2.0% of our average invested assets, or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Limitation”). Notwithstanding the above, we may incur operating expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. Due to the operating expenses we incurred for the four fiscal quarters ended September 30, 2020 and

December 31, 2020 our total operating expenses exceeded the 2%/25% Limitation. A majority of our independent directors determined that the excess expenses were justified for each of these expense years, based upon a review of certain unusual and non-recurring factors, including but not limited to a significant spike in capital raised from our public offering in the first quarter of 2020, which we are still working to deploy as we continue to build our initial real estate portfolio, and an increase in the performance component of the advisory fee as a result of our receipt of the BTC I promote in December 2020. For these purposes, operating expenses exclude rental expenses, real estate-related depreciation and amortization expense, interest expense, acquisition expenses, taxes and impairments.

●	HISTORICAL COMPANY-LEVEL EXPENSES

During the year ended December 31, 2020, we incurred certain company-level expenses at an annualized rate equal to approximately 3.10% of our average NAV. Such fund-level expenses comprised (i) an advisory fee equal to an annualized 1.78% of our average NAV, which included a performance fee of 0.9%, (ii) general and administrative expenses equal to an annualized 0.64% of our average NAV and (iii) organization and offering costs equal to an annualized 0.68% of our average NAV. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $31 in these company-level expenses during 2020.

The information above should not be considered a representation of future company-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees.  Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).  See “Prospectus Summary—Compensation to the Advisor and its Affiliates” in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

●	CERTAIN HISTORICAL NAV INFORMATION

The following table shows our NAV per share at the end of each quarter during 2020:

Date	Class T	Class W	Class I	OP Units
December 31, 2020	$10.1437	$10.1437	$10.1437	$10.1437
September 30, 2020	10.0904	10.0904	10.0904	10.0904
June 30, 2020	10.0591	10.0591	10.0591	10.0591
March 31, 2020	10.0645	10.0645	10.0645	10.0645
●	EXPERTS

The accompanying consolidated balance sheets of Black Creek Industrial REIT IV Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes and financial statement schedule III, have been included in this Supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements included in this Supplement under the section titled “February 28, 2021 NAV Per Share” relating to the role of Altus Group U.S. Inc. have been reviewed by Altus Group U.S. Inc., an independent valuation advisor, and are included in this Supplement given the authority of such advisor as experts in real estate valuations.

●	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and notes thereto included in this Supplement. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021 for a description of these risks and uncertainties.

OVERVIEW

General

Black Creek Industrial REIT IV Inc. is a Maryland corporation formed on August 12, 2014 to make investments in income-producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers. We currently operate as a REIT for U.S. federal income tax purposes, and elected to be treated as a REIT beginning with our taxable year ended December 31, 2017. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership.

On February 18, 2016, the SEC declared our registration statement for our initial public offering of up to $2.0 billion of shares of its common stock effective. On September 5, 2019, our initial public offering was terminated immediately upon the effectiveness of our registration statement for our follow-on public offering of up to $2.0 billion of shares of our common stock, and our follow-on public offering commenced the same day. Under our follow-on public offering, we are offering up to $1.5 billion of shares of our common stock in the primary offering and up to $500.0 million of shares of our common stock pursuant to our distribution reinvestment plan, in any combination of Class T shares, Class W shares and Class I shares. We may reallocate amounts between the primary offering and distribution reinvestment plan. Our follow-on public offering is a continuous offering that will end no later than September 5, 2021, unless extended in accordance with federal securities laws. We intend to conduct a continuous offering that will not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws.

Pursuant to our public offerings, we offered and continue to offer shares of our common stock at the “transaction price,” plus applicable selling commissions and dealer manager fees. The “transaction price” generally is equal to the net asset value (“NAV”) per share of our common stock most recently disclosed. Our NAV per share is calculated as of the last calendar day of each month for each of our outstanding classes of common stock, and is available generally within 15 calendar days after the end of the applicable month. Shares issued pursuant to our distribution reinvestment plan are offered at the transaction price, as indicated above, in effect on the distribution date. We may update a previously disclosed transaction price in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed monthly NAV per share. See Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Net Asset Value” of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021 for further detail.

Additionally, we intend to initiate the DST Program. These private placement offerings will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act. We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions.

As of December 31, 2020, we had raised gross proceeds of approximately $1.5 billion from the sale of 141.9 million shares of our common stock, including shares issued pursuant to our distribution reinvestment plan. See “Note 8 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for information concerning our public offerings.

On July 15, 2020, we acquired minority ownership interests in two joint venture partnerships, the BTC I Partnership and the BTC II Partnership, with third party investors for $301.0 million in cash paid at closing, exclusive of due diligence expenses and other closing costs. As of the date of acquisition, the joint venture partnerships’ aggregate real estate portfolios consisted of 64 acquired or completed buildings and 18 buildings under construction or in the pre-construction phase.

As of December 31, 2020, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 132 industrial buildings totaling approximately 30.3 million square feet located in 23 markets throughout the U.S., with 205 customers, and was 84.9% occupied (87.8% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.7 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate includes the occupied square footage and additional square footage with leases in place that have not yet commenced. Refer to “Note 3 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for detail regarding our 2020 acquisition activity. As of December 31, 2020, our total real estate portfolio included:

●	121 industrial buildings totaling approximately 28.2 million square feet comprised our operating portfolio, which includes stabilized properties, and was 91.0% occupied (94.2% leased) with a weighted-average remaining lease term (based on square feet) of approximately 4.7 years; and
●	11 industrial buildings totaling approximately 2.1 million square feet comprised our value-add portfolio, which includes buildings acquired with the intention to reposition or redevelop, or buildings recently completed which have not yet reached stabilization. We generally consider a building to be stabilized on the earlier to occur of the first anniversary of a building’s shell completion or a building achieving 90% occupancy.

Of our total portfolio, we owned and managed 67 buildings totaling approximately 17.5 million square feet through our minority ownership interests in our joint venture partnerships (as described in “Note 5 to the Consolidated Financial Statements”). In addition, as of December 31, 2020, through our minority joint venture partnerships, we owned and managed 16 buildings either under construction or in the pre-construction phase totaling approximately 5.1 million square feet.

Through December 31, 2020, we had directly acquired 65 buildings comprised of approximately 12.8 million square feet for an aggregate total purchase price of approximately $1.4 billion, as well as the minority ownership interests in the two joint venture partnerships, as described above. Also, through our minority ownership interests in our joint venture partnerships, we completed the development of three industrial buildings comprising an aggregate of 1.0 million square feet and total costs to complete the development of approximately $91.7 million during the period from July 16, 2020 through December 31, 2020. We funded these acquisitions and development activity primarily with proceeds from our public offerings, institutional equity, and debt financings.

We have used, and intend to continue to use, the net proceeds from our offerings primarily to make investments in real estate assets. We may use the net proceeds from our offerings to make other real estate-related investments and debt investments and to pay distributions. The number and type of properties we may acquire and debt and other investments we may make will depend upon real estate market conditions, the amount of proceeds we raise in our offerings, and other circumstances existing at the time we make our investments.

Our primary investment objectives include the following:

●	preserving and protecting our stockholders’ capital contributions;
●	providing current income to our stockholders in the form of regular distributions; and
●	realizing capital appreciation upon the potential sale of our assets or other liquidity events.

There is no assurance that we will attain our investment objectives. Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. In most cases these limitations cannot be changed unless our charter is amended, which may require the approval of our stockholders.

We may acquire assets free and clear of mortgage or other indebtedness by paying the entire purchase price in cash or equity securities, or a combination thereof, and we may selectively encumber all or only certain assets with debt. The proceeds from our borrowings may be used to fund investments, make capital expenditures, pay distributions, and for general corporate purposes.

We expect to manage our corporate financing strategy under the current mortgage lending and corporate financing environment by considering various lending sources, which may include long-term fixed-rate mortgage loans, unsecured or secured lines of credit or term loans, private placement or public bond issuances, and the assumption of existing loans in connection with certain property acquisitions, or any combination of the foregoing.

Real Estate Outlook

Following years of growth, the U.S. economy entered a recession in 2020 due to the COVID-19 pandemic, resulting in significant economic disruption, forced business closures, and stay-at home measures across the country. Despite this backdrop, the U.S. industrial real estate sector continued its strong performance and remains healthy as we look forward to 2021. With continued vaccine success, we expect moderate economic growth in the U.S. next year as a recovery takes hold, leading to employment growth and business expansion. E-commerce growth and evolving supply chain dynamics are expected to continue to drive positive demand for warehouse space as companies expand and upgrade their distribution networks and supply chains.

The U.S. industrial real estate sector continues to benefit from positive net absorption (the net change in total occupied industrial space), low vacancy rates, and continued rent growth in our primary target markets. Consistent with recent experience and based on current market conditions, we expect average net effective rental rates on new leases signed during 2021 to be higher than the rates on expiring leases.

Technological advancements, shifting consumer preferences, and the resultant supply chain innovations have supported continued growth of e-commerce, and has only accelerated as a result of COVID-19. The dollar volume of retail goods purchased online continues to grow significantly, average 16.1% annual increases over the past 10 years, reaching $787.9 billion over the past year, and comprises an increasing proportion of total retail sales. As online sales grow and more retailers continue to adapt to changing consumer preferences and technologies, the need for highly functional warehouse space near major cities is expected to increase.

Heightened policy uncertainty with a new administration will likely weigh on global economies and capital flows throughout the coming year. However, capital markets outlook for industrial real estate remains strong as institutional investor demand continues to increase in part driven by both the current industrial real estate fundamentals and the ongoing secular shift to online consumer spending.

RESULTS OF OPERATIONS

Summary of 2020 Activities

During 2020, we completed the following activities:

●	Our NAV was $10.1437 per share as of December 31, 2020 as compared to $10.0763 per share as of December 31, 2019.
●	We raised $968.6 million of gross equity capital from our public offering.
●	We acquired 20 industrial buildings comprised of 4.3 million square feet for an aggregate purchase price of approximately $475.3 million, which is equal to the total consideration paid. We funded these acquisitions with proceeds from our public offerings and debt financings.
●	We closed a transaction to acquire interests in two joint venture partnerships, the BTC I Partnership and the BTC II Partnership, with third party investors for a purchase price of $301.0 million in cash paid at closing, exclusive of due diligence expenses and other closing costs.
●	During 2020, the BTC I Partnership met certain return thresholds, resulting in a promote distribution to partners. We elected to receive our portion of the promote distribution as an increase of our interest in the BTC I Partnership from 20.0% to 26.8%, in lieu of cash.
●	For the period from July 16, 2020 through December 31, 2020, we, through our ownership interest in the BTC I Partnership, completed the development of one industrial building comprising 0.3 million square feet for aggregate total costs to complete the development of approximately $30.9 million.
●	For the period from July 16, 2020 through December 31, 2020, we, through our ownership interest in the BTC II Partnership, completed the development of two industrial buildings comprising 0.7 million square feet for aggregate total costs to complete the development of approximately $60.8 million.
●	As of December 31, 2020, our joint venture partnerships had an additional nine buildings under construction totaling approximately 2.7 million square feet and seven buildings in the pre-construction phase for an additional 2.4 million square feet.
●	We entered into a secured fixed-rate mortgage note in the amount of $118.5 million with an interest rate of 2.90% and a term of seven years.
●	We entered into interest rate swaps with an aggregate notional amount of $150.0 million during the first quarter of 2020 to hedge LIBOR on our term loan, including one that became effective during the second quarter. These interest rate swaps, in combination with those already in place, effectively fix LIBOR at a weighted-average of 1.14% and result in an all-in interest rate on our term loan ranging from 1.84% to 2.60% depending on our consolidated leverage ratio.
●	We leased approximately 3.2 million square feet, which included 2.2 million square feet of new and future leases and 1.0 million square feet of renewals through 38 separate transactions with an average annual base rent of $6.82 per square foot.

We are in the acquisition phase of our life cycle, and the results of our operations are primarily impacted by the timing of our acquisitions and the equity raised through our public offerings. Accordingly, our operating results for the years ended December 31,

2020, 2019 and 2018 are not directly comparable, nor are our results of operations for the year ended December 31, 2020 indicative of those expected in future periods. We believe that our revenues, operating expenses and interest expense will continue to increase in future periods as a result of continued growth in our portfolio and as a result of the incremental effect of anticipated future acquisitions of industrial real estate properties.

Portfolio Information

Our total owned and managed portfolio was as follows:

	As of December 31,
(square feet in thousands)	2020	2019
Portfolio data:
Consolidated buildings (1)	65	45
Unconsolidated buildings (1)	67	—
Total buildings	132	45
Rentable square feet of consolidated buildings (1)	12,810	8,486
Rentable square feet of unconsolidated buildings (1)	17,531	—
Total rentable square feet	30,341	8,486
Total number of customers (2)	205	103
Percent occupied of operating portfolio (2)(3)	91.0%	98.7%
Percent occupied of total portfolio (2)(3)	84.9%	98.7%
Percent leased of operating portfolio (2)(3)	94.2%	100.0%
Percent leased of total portfolio (2)(3)	87.8%	100.0%

(1)	Represents acquired or completed buildings.
(2)	Represents our total portfolio of owned and managed properties, including our consolidated and unconsolidated properties. Unconsolidated properties are those owned through our minority ownership interests in our joint venture partnerships. Properties owned through our joint venture partnerships are shown as if we owned a 100% interest. See “Note 5 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for more details on our joint venture partnerships.
(3)	See “Overview—General” above for a description of our operating portfolio and our total portfolio (which includes our operating and value-add portfolios) and for a description of the occupied and leased rates.

Results for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table summarizes the changes in our results of operations for the year ended December 31, 2020, as compared to the year ended December 31, 2019. We evaluate the performance of consolidated operating properties we own and manage using a same store analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. We have defined the same store portfolio to include consolidated operating properties owned for the entirety of both the current and prior reporting periods for which the operations had been stabilized. Unconsolidated properties are excluded from the same store portfolio because we account for our interests in the joint venture partnerships using the equity method of accounting; therefore, our proportionate share of income and loss is recognized in income (loss) of unconsolidated joint venture partnership on the consolidated statements of operations. “Other properties” includes buildings not meeting the same store criteria. The same store operating portfolio for the periods presented below include 13 buildings totaling approximately 2.7 million square feet owned as of January 1, 2019, which represented 21.4% of total consolidated rentable square feet, 27.5% of total revenues, and 28.1% of net operating income (loss) for the year ended December 31, 2020.

	For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	Change	% Change
Rental revenues:
Same store operating properties	$21,847	$21,334	$513	2.4%
Other properties	57,549	19,043	38,506	NM
Total rental revenues	79,396	40,377	39,019	96.6%
Rental expenses:
Same store operating properties	(5,035)	(4,840)	(195)	(4.0)%
Other properties	(14,515)	(4,939)	(9,576)	NM
Total rental expenses	(19,550)	(9,779)	(9,771)	(99.9)%
Net operating income:
Same store operating properties	16,812	16,494	318	1.9%
Other properties	43,034	14,104	28,930	NM
Total net operating income	59,846	30,598	29,248	95.6%
Other income and expenses:
Real estate-related depreciation and amortization	(46,483)	(22,236)	(24,247)	NM
General and administrative expenses	(3,970)	(2,485)	(1,485)	(59.8)%
Advisory fees, related party	(19,293)	(7,498)	(11,795)	NM
Acquisition costs and reimbursements	(3,166)	(3,068)	(98)	(3.2)%
Other expense reimbursements, related party	(3,003)	(1,963)	(1,040)	(53.0)%
Equity in loss from unconsolidated joint venture partnerships	(1,790)	—	(1,790)	—%
Interest expense and other	(12,316)	(8,290)	(4,026)	(48.6)%
Total expense support from (reimbursement to) the Advisor, net	—	(7,468)	7,468	100.0%
Total other income and expenses	(90,021)	(53,008)	(37,013)	(69.8)%
Net loss	(30,175)	(22,410)	(7,765)	(34.6)%
Net loss attributable to redeemable noncontrolling interest	83	42	41	97.6%
Net loss attributable to noncontrolling interests	(5)	—	(5)	—%
Net loss attributable to common stockholders	$(30,097)	$(22,368)	$(7,729)	(34.6)%
Weighted-average shares outstanding	113,145	37,382	75,763
Net loss per common share - basic and diluted	$(0.27)	$(0.60)	$0.33

Rental Revenues. Rental revenues are comprised of rental income, straight-line rent and amortization of above- and below-market lease assets and liabilities. Total rental revenues increased by approximately $39.0 million, or 96.6%, for the year ended December 31, 2020, as compared to the same period in 2019, primarily due to an increase in non-same store revenues, which was attributable to the significant growth in our portfolio over this period. For the year ended December 31, 2020, non-same store rental revenues reflect the addition of 52 buildings we have acquired since January 1, 2019. Same store rental revenues for the year ended December 31, 2020 increased by $0.5 million, or 2.4%, as compared to the same period in 2019, primarily due to an increase in recoverable expenses that resulted in increases to recovery revenue.

Rental Expenses. Rental expenses include certain property operating expenses typically reimbursed by our customers, such as real estate taxes, property insurance, property management fees, repair and maintenance, and utilities. Total rental expenses increased by approximately $9.8 million, or 99.9%, for the year ended December 31, 2020, as compared to the same period in 2019, primarily due to an increase in non-same store expenses, which was attributable to the significant growth in our portfolio since January 1, 2019. Same store rental expenses for the year ended December 31, 2020 increased by $0.2 million, or 4.0%, as compared to the same period in 2019, primarily due to an increase in property taxes due to reassessments for certain of our assets, partially offset by a decrease in repairs and maintenance, including lower snow removal, landscaping, and other maintenance costs.

Other Expenses. Other expenses, in aggregate, increased by approximately $37.0 million for the year ended December 31, 2020, as compared to the same period in 2019, primarily due to the following:

●	an increase in real estate-related depreciation and amortization expense, advisory fees and general and administrative expenses totaling an aggregate amount of $37.5 million for the year ended December 31, 2020, as a result of the growth in our portfolio, as compared to the same period in 2019; and
●	an increase in interest expense of $4.0 million for the year ended December 31, 2020, primarily related to: (i) an increase in the interest expense from the two mortgage notes assumed in connection with the acquisition of the Dallas Infill Industrial Portfolio in June 2019 of $0.9 million, as compared to the same period in 2019, (ii) the interest expense from the mortgage note entered into in October 2020 of $0.7 million, and (iii) an increase in the interest expense of $2.1 million from borrowings under the term loan due to an increase in average net borrowings of $235.9 million, as compared to the same period in 2019; partially offset by a decrease in interest from borrowings under the line of credit due to a decrease in average net borrowings of $53.9 million for the year ended December 31, 2020, as compared to the same period in 2019.

Partially offset by:

●	a net increase in expense support from (reimbursement to) the Advisor of $7.5 million for the year ended December 31, 2020, due to (i) the expense support received from the Advisor of $13.5 million for the year ended December 31, 2020, as compared to the $6.0 million of expense support received from the Advisor for the year ended December 31, 2019 and (ii) the reimbursements to the Advisor of $13.5 million for the year ended December 31, 2020, as compared to the $13.6 million of reimbursements to the Advisor for the year ended December 31, 2019, of previously deferred fees and other expenses that were previously supported, pursuant to the expense support agreement between us and the Advisor.

Results for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 5, 2020, which is incorporated herein by reference, for a comparison of our results of operations for the year ended December 31, 2019 and December 31, 2018.

Generally, we are prohibited by our charter from incurring total operating expenses which, at the end of the four preceding fiscal quarters exceeds the greater of: (i) 2.0% of our average invested assets, or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period (the “2%/25% Limitation”). Notwithstanding the above, we may incur operating expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. Due to the operating expenses we incurred for the four fiscal quarters ended December 31, 2020, our total operating expenses exceeded the 2%/25% Limitation. Based upon a review of unusual and non-recurring factors, including but not limited to a significant spike in capital raised from our public offering in the first quarter of 2020, which we are still working to deploy as we continue to build our initial real estate portfolio, and an increase in the performance component of the advisory fee as a result of our receipt of the BTC I promote in December 2020, the majority of our independent directors determined that the excess expenses were justified. For these purposes, operating expenses exclude rental expenses, real estate-related depreciation and amortization expense, interest expense, acquisition expenses, taxes and impairments.

ADDITIONAL MEASURES OF PERFORMANCE

Net Loss and Net Operating Income (“NOI”)

We define NOI as GAAP rental revenues less GAAP rental expenses. We consider NOI to be an appropriate supplemental performance measure and believe NOI provides useful information to our investors regarding our results of operations because NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the properties, such as real estate-related depreciation and amortization, acquisition-related expenses, impairment charges, general and administrative expenses, and interest expense. However, NOI should not be viewed as an alternative measure of our financial performance since it excludes such expenses, which expenses could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies as they may use different methodologies for calculating NOI. Therefore, we believe our net income (loss), as defined by GAAP, to be the most appropriate measure to evaluate our overall performance. Refer to “Results of Operations” above for a reconciliation of our GAAP net income (loss) to NOI for the years ended December 31, 2020 and 2019.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

We believe that FFO and MFFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net income (loss) or to cash flows from operating activities as an indication of our performance and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. Fees deferred or waived by the Advisor and payments received from the Advisor and/or reimbursed to the Advisor pursuant to the expense support agreement are included in determining our net income (loss), which is used to determine FFO and MFFO. If we had not received support from the Advisor and/or reimbursed the Advisor pursuant to the expense support agreement, our FFO and MFFO would have been lower or higher. In addition, other REITs may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

MFFO. As defined by the Institute for Portfolio Alternatives (“IPA”), MFFO is a non-GAAP supplemental financial performance measure used to evaluate our operating performance. Similar to FFO, MFFO excludes items such as real estate-related depreciation and amortization. MFFO excludes acquisition-related costs, straight-line rent and amortization of above- and below-market leases. In addition, there are certain other MFFO adjustments as defined by the IPA that are not applicable to us and are not included in our presentation of MFFO.

We are in the acquisition phase of our life cycle. Management does not include historical acquisition-related costs in its evaluation of future operating performance, as such costs are not expected to be incurred once our acquisition phase is complete. We use FFO and MFFO to, among other things: (i) evaluate and compare the potential performance of the portfolio after the acquisition phase is complete, and (ii) evaluate potential performance to determine liquidity event strategies. Although some REITs may present similar measures differently from us, we believe FFO and MFFO generally facilitate a comparison to other REITs that have similar operating characteristics to us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. We believe that these performance metrics will assist investors in evaluating the potential performance of the portfolio after the completion of the acquisition phase. However, these supplemental, non-GAAP measures are not necessarily indicative of future performance and should not be considered as an alternative to net loss or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate FFO and MFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculation and characterization of FFO and MFFO.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO and MFFO:

				For the Period
				From Inception
	For the Year Ended December 31,			(August 12, 2014) to
(in thousands, except per share data)	2020	2019	2018	December 31, 2020
GAAP net loss attributable to common stockholders	$(30,097)	$(22,368)	$(4,223)	$(56,660)
GAAP net loss per common share	(0.27)	$(0.60)	$(0.46)	$(2.16)
Reconciliation of GAAP net loss to NAREIT FFO:
GAAP net loss attributable to common stockholders	$(30,097)	$(22,368)	$(4,223)	$(56,660)
Add (deduct) NAREIT adjustments:
Real estate-related depreciation and amortization	46,483	22,236	3,541	72,260
Our share of real estate-related depreciation and amortization of unconsolidated joint venture partnerships	5,048	—	—	5,048
Redeemable noncontrolling interest's share of real estate-related depreciation and amortization and our share of real estate-related depreciation and amortization of unconsolidated joint venture partnerships	(141)	(42)	—	(183)
NAREIT FFO attributable to common stockholders	$21,293	$(174)	$(682)	$20,465
NAREIT FFO per common share	$0.19	$(0.00)	$(0.07)	$0.78
Reconciliation of NAREIT FFO to MFFO:
NAREIT FFO attributable to common stockholders	$21,293	$(174)	$(682)	$20,465
Add (deduct) MFFO adjustments:
Acquisition costs and reimbursements	3,166	3,068	4,900	11,134
Redeemable noncontrolling interest's share of acquisition costs and reimbursements	(9)	(6)		(14)
Straight-line rent and amortization of above/below-market leases	(7,744)	(4,420)	(1,673)	(13,838)
Our share of straight-line rent and amortization of above/below-market leases of unconsolidated joint venture partnerships	(368)	—	—	(368)
Redeemable noncontrolling interest's share of straight-line rent and amortization of above/below-market leases and our share of straight-line rent and amortization of above/below-market leases of unconsolidated joint venture partnerships	22	8	—	31
MFFO attributable to common stockholders	$16,360	$(1,524)	$2,545	$17,410
MFFO per common share	$0.14	$(0.04)	$0.28	$0.66
Weighted-average shares outstanding	113,145	37,382	9,107	26,205

We believe that: (i) our NAREIT FFO of $21.3 million, or $0.19 per share, as compared to the total gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) in the amount of $61.6 million or $0.55 per share, for the year ended December 31, 2020; and (ii) our NAREIT FFO of $20.5 million, or $0.78 per share, as compared to the total gross distributions declared (which are paid in cash or reinvested in shares offered through our distribution reinvestment plan) of $87.1 million, or $2.30 per share, for the period from inception (August 12, 2014) to December 31, 2020, are not indicative of future performance as we are in the acquisition phase of our life cycle. See “Liquidity and Capital Resources—Distributions” below for details concerning our distributions, which are paid in cash or reinvested in shares of our common stock by participants in our distribution reinvestment plan.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our primary sources of capital for meeting our cash requirements during our acquisition phase are and will be net proceeds from our public offerings, including proceeds from the sale of shares offered through our distribution reinvestment plan, debt financings, and cash generated from operating activities. We currently intend to maintain an allocation of 10% of our NAV to cash-related liquidity. Our principal uses of funds are, and will be, for the acquisition of properties and other investments, capital expenditures, operating expenses, payments under our debt obligations, and distributions to our stockholders. Over time, we intend to fund a majority of our cash needs for items other than asset acquisitions, including the repayment of debt and capital expenditures, from operating cash flows and refinancings. There may be a delay between the deployment of proceeds raised from our public offerings and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investments.

During 2020, the global pandemic and resulting shut down of large parts of the U.S. economy has created significant uncertainty and enhanced investment risk across many asset classes, including real estate. The COVID-19 pandemic could have a material adverse effect on our financial condition, results of operations and cash flows as the reduced economic activity severely impacts certain of our customers’ businesses, financial condition and liquidity and may cause certain customers to be unable to meet their obligations to us in full. However, since December 31, 2019 and through December 31, 2020, we have raised over $968.6 million in equity capital. We believe that the increased pace at which we raised capital in early 2020, particularly in the first quarter, was primarily due to an influx of capital from IPT shareholders who determined to invest in our common shares following the completion of IPT’s asset sale in January 2020. However, we continued to see steady capital inflows from new investors who invested $440.4 million of new capital into the Company during the remainder of 2020. See “—Capital Resources and Uses of Liquidity—Offering Proceeds” for further information concerning capital raised in 2020 and our expectations regarding the pace of capital raising in the near term. We ended the year with $2.1 billion in assets under management, which includes the fair value of our real estate investments, the fair value of our net investment in joint venture partnerships and $232.4 million in cash and cash equivalents, as well as 28.3% leverage, which is calculated as our total borrowings outstanding divided by the fair value of our real property plus our investment in unconsolidated joint venture partnerships and cash and cash equivalents. As of December 31, 2020, we owned and managed, either directly or through our minority ownership interests in our joint venture partnerships (which are presented as if we own a 100% interest), a total real estate portfolio that included 132 industrial buildings totaling approximately 30.3 million square feet, with a diverse roster of 205 customers, large and small, spanning a multitude of industries and sectors across 23 markets, with a strategic weighting towards top tier markets where we have historically seen the lowest volatility combined with positive returns over time. Our total portfolio was 84.9% occupied (87.8% leased) with a weighted-average remaining lease term (based on square feet) of 4.7 years. Within our total portfolio, after adjusting for customers with forbearance agreements in place, we received or agreed to defer 99.9% of our rent originally payable for the year ended December 31, 2020, compared to average annual collections of over 99% prior to the pandemic. We have executed or agreed to such forbearance agreements with approximately 1.2% of our customers (based on annual gross rent). Within our total portfolio, without adjusting for the effects of forbearance agreements, we received 98.7% of our contractual rent for the year ended December 31, 2020, and 98.4% of our contractual rent for January and February as of March 1, 2021.

The Advisor, subject to the oversight of our board of directors and, under certain circumstances, the investment committee or other committees established by our board of directors, will continue to evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. Pending investment in property, debt, other investments, and our 10% cash allocation mentioned above, we may decide to temporarily invest any unused proceeds from our public offerings in certain investments that are expected to yield lower returns than those earned on real estate assets. During these times of economic uncertainty, we have seen a slow down in transaction volume, which has adversely impacted our ability to acquire real estate assets, which would cause us to retain more lower yielding investments and hold them for longer periods of time while we seek to acquire additional real estate assets. These lower returns may affect our ability to make distributions to our stockholders. Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets, and undistributed funds from operations.

We believe that our cash on-hand, anticipated net offering proceeds, and anticipated financing activities will be sufficient to meet our liquidity needs for the foreseeable future.

Cash Flows. The following table summarizes our cash flows, as determined on a GAAP basis, for the following periods:

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Total cash provided by (used in):
Operating activities	$15,576	$6,453	$3,154
Investing activities	(808,430)	(536,903)	(299,953)
Financing activities	974,575	562,607	304,774
Net increase in cash, cash equivalents and restricted cash	$181,721	$32,157	$7,975

2020 Cash Flows Compared to 2019 Cash Flows

Cash provided by operating activities during the year ended December 31, 2020 increased by approximately $9.1 million as compared to the same period in 2019, primarily as a result of growth in our property operations. Cash used in investing activities during the year ended December 31, 2020 increased by approximately $271.5 million as compared to the same period in 2019, primarily due to our acquisition of and investment in minority ownership interests in two joint venture partnerships for proceeds of $325.9 million, and an increase in capital expenditures of $5.6 million, partially offset by a decrease in acquisition volume of directly owned properties, as compared to the same period in 2019, of $60.0 million. Cash provided by financing activities during the year ended December 31, 2020 increased by approximately $412.0 million as compared to the same period in 2019, primarily due to an increase in net proceeds raised through our public offerings of $600.1 million, driven in part by the influx of capital following the completion of IPT’s asset sale in January 2020, as well as proceeds from our new mortgage note of $118.5 million, partially offset by a decrease of $291.6 million in our net borrowing activity on our term loan and line of credit.

2019 Cash Flows Compared to 2018 Cash Flows

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 5, 2020, which is incorporated herein by reference, for a comparison of our cash flows for the years ended December 31, 2019 and December 31, 2018.

Capital Resources and Uses of Liquidity

In addition to our cash and cash equivalents balance available, our capital resources and uses of liquidity are as follows:

Line of Credit and Term Loan. As of December 31, 2020, we had an aggregate of $730.0 million of commitments under our credit agreement, including $315.0 million under our line of credit and $415.0 million under our term loan. As of that date, we had no amounts outstanding under our line of credit, and $415.0 million outstanding under our term loan with an effective interest rate of 2.23%, which includes the effect of the interest rate swap agreements. The unused portion under our line of credit was $314.9 million and we had $308.0 million available as of December 31, 2020. Our $315.0 million line of credit matures in November 2023, and may be extended pursuant to a one-year extension option, subject to continuing compliance with certain financial covenants and other customary conditions. Our $415.0 million term loan matures in February 2024. Our line of credit and term loan borrowings are available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by us. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding our line of credit and term loan.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. We are not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payment could change. In addition, uncertainty about the extent and manner of future changes may result in interest rate and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2020, our term loan is our only consolidated indebtedness with maturity beyond 2023 that has exposure to LIBOR. The agreement governing the term loan provides procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2020, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our term loan. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Mortgage Notes. As of December 31, 2020, we had property-level borrowings of approximately $167.8 million of principal outstanding with a weighted-average remaining term of 6.1 years. These borrowings are secured by mortgages or deeds of trust and related assignments and security interests in the collateralized properties, and had a weighted-average interest rate of 3.14%. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for additional information regarding the mortgage notes.

Debt Covenants. Our line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the agreement governing our line of credit and term loan contains certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. These covenants may limit our ability to incur additional debt, to make borrowings under our line of credit, or to pay distributions. We were in compliance with all of our debt covenants as of December 31, 2020.

Offering Proceeds. As of December 31, 2020, aggregate gross proceeds raised since inception from our public offerings, including proceeds raised through our distribution reinvestment plan, were $1.49 billion ($1.40 billion net of direct selling costs). These proceeds include $528.2 million from the sale of 50.6 million shares of our common stock for the three months ended March 31, 2020. We believe that the increased pace at which we raised capital in early 2020 was primarily due to an influx of capital from IPT shareholders who determined to invest in our common shares following the receipt of a special distribution from IPT related to the completion of IPT’s asset sale in January 2020. Due to the unique nature of these circumstances, this increased pace was not sustained throughout 2020. We continued to steadily raise capital through December 31, 2020, with $440.4 million of new capital inflows during the remainder of 2020. In addition, due to the economic disruption created by the COVID-19 pandemic, we expect the pace of capital raising to be slower in the near term and to return to a pace more consistent with or slower than the pace we experienced during 2019.

Distributions. We intend to continue to accrue and make distributions on a regular basis. For the year ended December 31, 2020, approximately 1.4% of our total gross distributions were paid from cash flows from operating activities, as determined on a GAAP basis, and 98.6% of our total gross distributions were funded from sources other than cash flows from operating activities, as determined on a GAAP basis; specifically 20.2% of our total gross distributions were paid from cash provided by expense support from the Advisor, 28.6% were funded with proceeds from financing activities, and 49.8% of our total gross distributions were funded with proceeds from shares issued pursuant to our distribution reinvestment plan. Some or all of our future distributions may be paid from sources other than cash flows from operating activities, such as cash flows from financing activities, which include borrowings (including borrowings secured by our assets), proceeds from the issuance of shares pursuant to our distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates (including cash received pursuant to the Expense Support Agreement as described in “Note 10 to the Consolidated Financial Statements”), interest income from our cash balances, and the net proceeds from primary shares sold in our public offerings. We have not established a cap on the amount of our distributions that may be paid from any of these sources. The amount of any distributions will be determined by our board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by our board.

For the first quarter of 2021, our board of directors authorized monthly distributions to all common stockholders of record as of the close of business on the last business day of each month for the first quarter of 2021, or January 29, 2021, February 26, 2021 and March 31, 2021 (each a “Distribution Record Date”). The distributions were authorized at a quarterly rate of (i) $0.13625 per Class I share of common stock and (ii) $0.13625 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable monthly with respect to such Class T shares and Class W shares. This quarterly rate is equal to a monthly rate of (i) $0.04542 per Class I share of common stock and (ii) $0.04542 per Class T share and per Class W share of common stock, less the respective annual distribution fees that are payable with respect to such Class T shares and Class W shares. Distributions for each month of the first quarter of 2021 have been or will be paid in cash or reinvested in shares of our common stock for those electing to participate in our distribution reinvestment plan following the close of business on the respective Distribution Record Date applicable to such monthly distributions.

There can be no assurances that the current distribution rate or amount per share will be maintained. In the near-term, we expect that we may need to continue to rely on sources other than cash flows from operations, as determined on a GAAP basis, to pay distributions, which if insufficient could negatively impact our ability to pay such distributions. See “Note 10 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail regarding the Expense Support Agreement.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the quarters ended as of the dates indicated below:

	Source of Distributions									Total Cash
	Provided by		Provided by		Proceeds from					Flows from
	Expense		Operating		Financing		Proceeds from		Gross	Operating
($ in thousands)	Support (1)		Activities		Activities		DRIP (2)		Distributions (3)	Activities
2020
December 31,	$—	—%	$—	—%	$9,389	50.2%	$9,315	49.8%	$18,704	$(3,438)
September 30,	—	—	344	2.0	8,209	48.3	8,451	49.7	17,004	344
June 30,	7,904	50.3	—	—	—	—	7,812	49.7	15,716	16,854
March 31,	4,534	44.6	547	5.4	—	—	5,077	50.0	10,158	1,816
Total	$12,438	20.2%	$891	1.4%	$17,598	28.6%	$30,655	49.8%	$61,582	$15,576
2019
December 31,	$947	14.8%	$—	—%	$2,216	34.6%	$3,242	50.6%	$6,405	$(2,147)
September 30,	1,776	31.2	1,057	18.5	—	—	2,866	50.3	5,699	4,019
June 30,	2,120	45.2	256	5.5	—	—	2,319	49.4	4,695	957
March 31,	1,295	36.6	503	14.2	—	—	1,744	49.2	3,542	3,624
Total	$6,138	30.2%	$1,816	8.9%	$2,216	10.9%	$10,171	50.0%	$20,341	$6,453

(1)	For the years ended December 31, 2020 and 2019, the Advisor provided expense support of $13.5 million and $6.1 million, respectively. Expense support from the Advisor used to pay distributions is presented above without the effect of our reimbursements to the Advisor of previously deferred fees and other expenses. We reimbursed the Advisor $13.5 million and $13.6 million during the years ended December 31, 2020 and 2019, respectively. See “Note 10 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail on the expense support from and reimbursement to the Advisor during the year.
(2)	Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class W shares issued in the primary portion of our public offerings.

For the year ended December 31, 2020, our cash flows provided by operating activities on a GAAP basis were $15.6 million as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $61.6 million. For the year ended December 31, 2019, our cash flows provided by operating activities on a GAAP basis were $6.5 million as compared to our aggregate total gross distributions declared (which are paid in cash or reinvested in shares issued pursuant to our distribution reinvestment plan) of $20.3 million.

Refer to “Note 8 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail on our distributions.

Redemptions. For the year ended December 31, 2020, we received eligible redemption requests for approximately 0.5 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $4.9 million, or an average price of $9.87 per share. For the year ended December 31, 2019, we received eligible redemption requests for approximately 0.2 million shares of our common stock, all of which we redeemed using cash flows from financing activities, for an aggregate amount of approximately $2.3 million, or an average price of $9.81 per share. See Part II, Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Share Redemption Program” of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 5, 2021 for a description of our share redemption program.

SUBSEQUENT EVENTS

Status of the Public Offerings

As of March 1, 2021, we had raised gross proceeds of $1.6 billion from the sale of 152.8 million shares of our common stock in our public offerings, including $50.0 million from the sale of 5.0 million shares of our common stock through our distribution reinvestment plan. Although we continued to steadily raise capital throughout 2020, we have noted a slight slowdown in capital raising, which we attribute primarily to the COVID-19 pandemic. In the future, we expect sales of our common shares to return to a pace more consistent with the pace we experienced during 2019. As of March 1, 2021, approximately $866.9 million in shares of our common stock remained available for sale pursuant to our follow-on public offering in any combination of Class T shares, Class W shares and Class I shares, including approximately $458.3 million in shares of common stock available for sale through our distribution reinvestment plan, which may be reallocated for sale in the primary offering.

Completed Acquisitions

On January 8, 2021, we acquired one industrial building located in the D.C. / Baltimore market. The total purchase price was approximately $19.0 million, exclusive of transfer taxes, due diligence expenses, acquisition costs, and other closing costs.

Acquisitions Under Contract

We have entered into contracts to acquire properties with an aggregate contract purchase price of approximately $83.6 million, comprised of two industrial buildings and one land parcel. There can be no assurance that we will complete the acquisition of the properties under contract.

DST Program

We, through the Operating Partnership, intend to initiate a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership.

Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (the “DST Properties”). We anticipate that these interests may serve as replacement properties for investors seeking to complete like kind exchange transactions under Section 1031 of the Code. Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.

We expect that the DST Program will give us the opportunity to expand and diversify our capital raising and asset acquisition strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like kind exchange transactions under Section 1031 of the Code. We expect to use the net proceeds of these private placements to make investments in accordance with our investment strategy and policies, to provide liquidity to our investors and for general corporate purposes (which may include repayment of our debt or any other corporate purposes we deem appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what we deem to be the best use of such proceeds at such time.

In connection with the DST Program, Black Creek Industrial Exchange LLC (“BCIX”), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, will enter into a dealer manager agreement with our Dealer Manager. Pursuant to the dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $500 million of interests. BC Exchange Industrial Manager LLC (the “DST Manager”), a wholly-owned subsidiary of our Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Industrial Advisor LLC (the “DST Advisor”), an affiliate of the Advisor.

Further, in connection with the DST Program, our affiliate, BCIX will maintain a loan program and may, upon request, provide loans (the “DST Investor Loans” and, each individually, a “DST Investor Loan”) to certain purchasers of the interests in the Delaware Statutory Trusts (the “DST Interests”) to finance a portion of the purchase price payable upon their acquisition of such interests (the “Purchase Price”). The DST Investor Loans will be made by a newly formed entity (the “BCIX Lender”), which will be affiliated with us, the Operating Partnership and the DST Manager.

BTC I Partnership Agreement

Incentive Distributions Pursuant to BTC I Partnership Agreement

As disclosed in the Current Report on Form 8-K filed by us on July 21, 2020 (the “Prior 8-K”), we, indirectly through certain of our subsidiaries, own a minority ownership interest in the BTC I Partnership. Specifically, our subsidiaries, IPT BTC I GP LLC (the “BTC I GP”) and IPT BTC I LP LLC (the “BTC I LP”), own a general partner interest and a minority limited partner interest, respectively, in the BTC I Partnership.

The Fourth Amended and Restated Agreement of Limited Partnership of the BTC I Partnership, dated as of December 31, 2016, and amended as of July 15, 2020, by and among the BTC I GP, the BTC I LP, Industrial Property Advisors Sub I LLC (the “BTC I SLP”), an affiliate of our Advisor, and QR Master Holdings USA II LP (the “BTC I Partnership Agreement”), contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP and the BTC I SLP, which are subject to the achievement of certain return thresholds. The BTC I GP and the BTC I SLP agreed to split such incentive distributions such that BTC I SLP will receive 60% of the incentive distributions attributable to interests in BTC I which are not owned by the BTC I GP or the BTC I LP. The incentive distributions became due and payable in the fourth quarter of 2020. Our subsidiary, the BTC I GP, elected to receive its share of the incentive distribution as an increase of our interest in BTC I in lieu of a cash payment. The new percentage ownership interest of the BTC I GP in BTC I is described below under “—Amendment to the BTC I Partnership Agreement”. The BTC I SLP requested that a portion of its incentive distribution be issued as an increase of its interest in BTC I in lieu of a full redemption of its interest and a cash payment, and the parties to the BTC I Partnership Agreement amended the BTC I Partnership Agreement to accommodate this request, as described below.

Amendment to BTC I Partnership Agreement

The parties to the BTC I Partnership Agreement entered into a second amendment to the agreement on January 12, 2021 (the “Amendment”). Pursuant to the Amendment, effective as of December 22, 2020 (the “Effective Date”), a portion of the BTC I SLP’s incentive distribution in the amount of $16 million was issued as an increase of the BTC I SLP’s interest in the BTC I Partnership. As of the Effective Date, the BTC I GP owned an 8.9% interest, the BTC I LP owned a 17.9% interest, the BTC I SLP owned a 1.2% interest and the third party partner, QR Master Holdings USA II LP (the “QR Limited Partner”), owned a 72.0% interest in BTC I. The QR Limited Partner was previously assigned 100% of the interest held by the BCIMC Limited Partner, as defined in the Prior 8-K.

The Amendment also provides that the BTC I SLP will participate pro rata (based on its percentage interest) in any distributions of available cash and liquidating distributions. In addition, the BTC I SLP will be treated in the same manner as the BTC I LP for purposes of the rights of first offer, tag along rights, buy-sell and forced sale provisions of the BTC I Partnership Agreement, which were described in the Prior 8-K.

Pursuant to the Amendment, the QR Limited Partner and the BTC I SLP each have the right, on 15 days’ prior written notice, to cause BTC I to redeem the BTC I SLP’s interest. Until March 31, 2021, the redemption price will be $16 million. Thereafter, the redemption price will be the fair market value of the interest, determined based on the latest appraised value of BTC I’s assets plus any capital contributions funded with respect to such assets since the appraised value was finalized, in each case adjusted to reflect any applicable distributions in connection with any capital transactions.

As also disclosed in the Prior 8-K, we entered in to an agreement (the “BTC I Services Agreement”) between the BTC I GP, the BTC I SLP, and the Advisor, pursuant to which the BTC I GP appointed the BTC I SLP to provide acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC I Advisory Services”) and assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. In connection with the transactions described above, the BTC I SLP assigned its interest in the BTC I Services Agreement to Industrial Property Advisors Sub II LLC (the “BTC I Service Provider”), including, without limitation, the BTC I SLP’s obligations to provide services and right to receive fees under the agreement, with such assignment effective as of the Effective Date. The BTC I Service Provider is owned by an affiliate of the Advisor.

Dealer Manager Agreement

On February 16, 2021, we entered into the Amended and Restated Dealer Manager Agreement (the “A&R Dealer Manager Agreement”) with the Advisor and the Dealer Manager. The A&R Dealer Manager Agreement amends and restates the dealer manager agreement, dated as of September 5, 2019, by and among us, the Advisor and the Dealer Manager, to reduce the rate at which the distribution fee payable on Class T shares will be paid from 1.0% of NAV per annum to 0.85% of NAV per annum. The terms of the A&R Dealer Manager Agreement are otherwise substantially the same as the terms of the prior dealer manager agreement.

Share Redemption Program

Our share redemption program provides that we may redeem, during any calendar month, shares whose aggregate value (based on the price at which the shares are redeemed) is 2% of our aggregate NAV as of the last calendar day of the previous quarter and, during any calendar quarter, shares whose aggregate value (based on the price at which the shares are redeemed) is up to 5% of the Company’s aggregate NAV as of the last calendar day of the prior calendar quarter. On February 16, 2021, our board of directors approved the amended and restated share redemption program (the “Share Redemption Program”). The Share Redemption Program amends and restates the prior share redemption program in a manner which enhances the potential capacity for redemptions. Specifically, the Share Redemption Program provides that (i) if share redemptions are less than 2% in the first months of a given quarter, any unused capacity will carry over to the second month, and any unused capacity for the first two months will carry over to the third month; provided that redemptions in any given quarter will not exceed 5% of our aggregate NAV as of the last day of the prior quarter; and (ii) the redemption limitations will be based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of share redemptions (capital outflows) over the proceeds from the sale of shares (capital inflows). Our board of directors may determine to change the measurement from net to gross redemptions with respect to a particular quarter in its discretion, but any such determination must be made with respect to the entire quarter. The Share Redemption Program has also been amended to eliminate the 2.5% early redemption deduction applicable to Class T Shares outstanding for at least one year but less than two years, such that the only early redemption deduction in place is a 5% early redemption deduction that will ordinarily apply to all shares that have been outstanding for less than one year. However, on February 16, 2021, our board of directors suspended the early redemption deduction on all redemptions effected from February 16, 2021 through at least September 30, 2021.

In addition, the Share Redemption Program includes new provisions regarding certain circumstances in which the early redemption deduction may be waived, as well as certain limitations that will be imposed on the Company’s ability to make new investments, increase the then-current distribution rate and pay the performance component of the advisory fee under the Advisory Agreement and the Partnership Agreement (defined below), in the event that the Company were ever to fail to satisfy 100% of properly submitted redemption requests for any consecutive 24-month period.

Amended and Restated Advisory Agreement

On February 16, 2021, the Company and the Operating Partnership entered into the Advisory Agreement with the Advisor. The Advisory Agreement amends and restates the Amended and Restated Advisory Agreement (2020) to, among other things, amend the calculation of the fixed component of the advisory fee. As amended, the fixed component of the advisory fee, which was previously a monthly fee in an amount equal to 1/12th of 0.80% of the aggregate cost of each real property asset within our portfolio, will be a monthly fee in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by the Company or its affiliates for selling interests in properties under the DST Program (defined below), net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. “Fund Interests” are outstanding shares of our common stock and units of limited partnership interest in the Operating Partnership held by third parties. In addition, the Advisory Agreement revised the circumstances under which the fixed component of the advisory fee will be paid in connection with a disposition, eliminating the payment of the fee in connection with one-off dispositions that do not result in a special distribution to our stockholders. As amended, the Advisory Agreement provides that the fee will be paid in connection with a disposition, which includes (i) a sale of any substantial portion of our assets, whether effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, the Company or the Operating Partnership, (ii) any sale, merger, or other transaction resulting in a special distribution to our stockholders, including, without limitation, any transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (iii) a listing or partial listing of our common stock on a national securities exchange. The fee to be paid in connection with a disposition will be equal to, as applicable, 1.0% of the total consideration paid and debt assumed and/or incurred in connection with a disposition described in clauses (i) and (ii) above or 1.0% of the gross market capitalization (reflective of total asset value) of the Company (or applicable portion thereof) upon the occurrence of a full or partial listing of our common stock on a national securities exchange. There is no disposition fee in connection with any dispositions that occur outside of a liquidity event transaction.

In addition, the Advisory Agreement also includes certain terms and provisions related to the facilitation of our planned launch of the DST Program, pursuant to which a subsidiary of the Operating Partnership intends to raise capital through the sale of beneficial interests in Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership.

Seventh Amended and Restated Limited Partnership Agreement

On February 16, 2021, in connection with the DST Program, we, on our own behalf as general partner and on behalf of the limited partners thereto, entered into the Seventh Amended and Restated Limited Partnership Agreement (the “Operating Partnership Agreement”). The Operating Partnership Agreement amends the prior limited partnership agreement of the Operating Partnership in order to facilitate the issuance of units of limited partnership interest in exchange for beneficial interests in Delaware statutory trusts issued pursuant to the DST Program. The Operating Partnership Agreement also establishes three series of Class T units of limited partnership interest, Series 1 Class T Units, Series 2 Class T Units and Series 3 Class T Units, in order to align with the interests that will be offered pursuant to the DST Program.

CONTRACTUAL OBLIGATIONS

The following table summarizes future obligations, due by period, as of December 31, 2020, under our various contractual obligations and commitments:

	Less than			More than
(in thousands)	1 Year	1-3 Years	3-5 Years	5 Years	Total
Debt (1)	$14,667	$29,054	$462,029	$136,824	$642,574
Total	$14,667	$29,054	$462,029	$136,824	$642,574

(1)	Includes principal and interest on debt. See “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for more detail.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2020, we had no off-balance sheet arrangements that have or are reasonably likely to have a material effect, on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

RECENTLY ISSUED ACCOUNTING STANDARDS

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which updates various codification topics to simplify the accounting guidance for certain financial instruments with characteristics of liabilities and equity, with a specific focus on convertible instruments and the derivative scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for annual and interim reporting periods beginning after December 15, 2021, with early adoption permitted for annual and interim reporting periods beginning after December 15, 2020. We adopted this standard as of the reporting period beginning January 1, 2021. Our adoption of this standard did not have a material effect on its consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”) to refine the scope of ASU 2020-04 and clarify the guidance as part of FASB’s ongoing monitoring of global reference rate reform activities. The ASU extends the guidance to provide optional expedients and exceptions for applying GAAP to derivative contracts if certain criteria are met. The amendments only apply to derivative contracts that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2021-01 is effective for annual and interim reporting periods beginning after March 12, 2020, with early adoption permitted, through December 31, 2022. The expedients and exceptions do not apply to derivative contracts entered into after December 31, 2022. We adopted this standard immediately upon its issuance. The adoption did not have a material effect on our consolidated financial statements.

INFLATION

Increases in the costs of owning and operating our properties due to inflation could reduce our net operating income to the extent such increases are not reimbursed or paid by our customers. Our leases may require our customers to pay certain taxes and operating expenses, either in part or in whole, or may provide for separate real estate tax and operating expense reimbursement escalations over a base amount. In addition, our leases provide for fixed base rent increases or indexed increases. As a result, most inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense reimbursement provisions or escalations.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates are those estimates that require management to make challenging, subjective, or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting estimates involve judgments and uncertainties that are sufficiently sensitive and may result in materially different results under different assumptions and conditions.

Investment in Real Estate Properties

When we acquire a property, we first determine whether an acquisition constitutes a business or asset acquisition. Upon acquisition, we allocate the purchase price of the acquisition based upon our assessment of the fair value of various components, including to land, building, land and building improvements, and intangible lease assets and liabilities. Fair value determinations are based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information. The fair value of land, building, and land and building improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the customer’s credit quality and costs to execute similar leases. The fair value of above- and below-market leases is calculated as the present value of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associates with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider customer improvements, leasing commissions and legal and other related expenses.

Impairment of Real Estate Properties

We review our investment in real estate properties individually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded for the difference between estimated fair value of the real estate property and the carrying amount when the estimated future cash flows and the estimated liquidation value of the real estate property are less than the real estate property carrying amount. Our estimates of future cash flows and liquidation values require us to make assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for customers, changes in market rental rates, costs to operate each property, and expected ownership periods that can be difficult to predict.

●	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We may be exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we plan to borrow on a fixed interest rate basis for longer-term debt and utilize interest rate swap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of December 31, 2020, our consolidated debt outstanding consisted of borrowings under our term loan and mortgage notes.

Fixed Interest Rate Debt. As of December 31, 2020, our consolidated fixed interest rate debt consisted of $350.0 million under our term loan, which was effectively fixed through the use of interest swap agreements, and $167.8 million of principal borrowings under our mortgage notes. In total, our fixed rate debt represented approximately 88.8% of our total consolidated debt as of December 31, 2020. The impact of interest rate fluctuations on our consolidated fixed interest rate debt will generally not affect our future earnings or cash flows unless such borrowings mature, are otherwise terminated or payments are made on the principal balance. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of December 31, 2020, the fair value and the carrying value of our consolidated fixed interest rate debt, excluding the values of hedges, were $519.3 million and $517.8 million, respectively. The fair value estimate of our fixed interest rate debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on December 31, 2020. Based on our debt as of December 31, 2020, we do not expect that market fluctuations in interest rates will have a significant impact on our future earnings or operating cash flows.

Variable Interest Rate Debt. As of December 31, 2020, our consolidated variable interest rate debt consisted of $65.0 million under our term loan, which represented 11.2% of our total consolidated debt. Interest rate changes on the variable portion of our consolidated variable-rate debt could impact our future earnings and cash flows but would not significantly affect the fair value of such debt. As of December 31, 2020, we were exposed to market risks related to fluctuations in interest rates on $65.0 million of consolidated borrowings. A hypothetical 25 basis points increase in the all-in interest rate on the outstanding balance of our consolidated variable interest rate debt as of December 31, 2020, would increase our annual interest expense by approximately $0.2 million.

Derivative Instruments. As of December 31, 2020, we had seven outstanding interest rate swaps that were designated as cash flow hedges of interest rate risk, with a total notional amount of $350.0 million. See “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Financial Statements and Supplementary Data” for further detail on our interest rate swaps. We are exposed to credit risk of the counterparty to our interest rate swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our term loan that is fixed through the use of the swaps.

●	CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Black Creek Industrial REIT IV Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Black Creek Industrial REIT IV Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.

Denver, Colorado

March 5, 2021

BLACK CREEK INDUSTRIAL REIT IV INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except per share data)	2020	2019
ASSETS
Net investment in real estate properties	$1,322,521	$878,721
Investment in unconsolidated joint venture partnerships	324,242	—
Cash and cash equivalents	232,369	51,178
Restricted cash	530	—
Straight-line and tenant receivables	10,396	4,590
Due from affiliates	3,308	153
Acquisition deposits	610	500
Other assets	3,452	3,631
Total assets	$1,897,428	$938,773
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$12,483	$5,258
Debt, net	579,171	460,211
Due to affiliates	28,275	30,538
Distributions payable	6,450	2,241
Distribution fees payable to affiliates	44,962	16,467
Other liabilities	29,624	16,855
Total liabilities	700,965	531,570
Commitments and contingencies (Note 14)
Redeemable noncontrolling interest	3,648	724
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value - 200,000 shares authorized, none issued and outstanding	—	—
Class T common stock, $0.01 par value per share - 1,200,000 shares authorized, 130,565 and 45,240 shares issued and outstanding, respectively	1,306	452
Class W common stock, $0.01 par value per share - 75,000 shares authorized, 7,866 and 2,736 shares issued and outstanding, respectively	79	27
Class I common stock, $0.01 par value per share - 225,000 shares authorized, 3,040 and 1,299 shares issued and outstanding, respectively	30	13
Additional paid-in capital	1,329,799	451,526
Accumulated deficit	(128,775)	(47,730)
Accumulated other comprehensive (loss) income	(9,750)	2,190
Total stockholders’ equity	1,192,689	406,478
Noncontrolling interests	126	1
Total equity	1,192,815	406,479
Total liabilities and equity	$1,897,428	$938,773

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK INDUSTRIAL REIT IV INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	2018
Revenues:
Rental revenues	$79,396	$40,377	$6,520
Total revenues	79,396	40,377	6,520
Operating expenses:
Rental expenses	19,550	9,779	1,252
Real estate-related depreciation and amortization	46,483	22,236	3,541
General and administrative expenses	3,970	2,485	1,564
Advisory fees, related party	19,293	7,498	1,624
Acquisition costs and reimbursements	3,166	3,068	4,900
Other expense reimbursements, related party	3,003	1,963	1,195
Total operating expenses	95,465	47,029	14,076
Other (income) expenses:
Equity in loss from unconsolidated joint venture partnerships	1,790	—	—
Interest expense and other	12,316	8,290	2,250
Total expenses before expense support	109,571	55,319	16,326
Total (reimbursement to) expense support from the Advisor, net	—	(7,468)	5,583
Net expenses after reimbursement and expense support	(109,571)	(62,787)	(10,743)
Net loss	(30,175)	(22,410)	(4,223)
Net loss attributable to redeemable noncontrolling interest	83	42	—
Net income attributable to noncontrolling interests	(5)	—	—
Net loss attributable to common stockholders	$(30,097)	$(22,368)	$(4,223)
Weighted-average shares outstanding	113,145	37,382	9,107
Net loss per common share - basic and diluted	$(0.27)	$(0.60)	$(0.46)

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK INDUSTRIAL REIT IV INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Net loss	$(30,175)	$(22,410)	$(4,223)
Change from cash flow hedging derivatives	(11,999)	2,190	—
Comprehensive loss	(42,174)	(20,220)	(4,223)
Comprehensive loss attributable to redeemable noncontrolling interests	142	4	—
Comprehensive loss attributable to common stockholders	$(42,032)	$(20,216)	$(4,223)

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK INDUSTRIAL REIT IV INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity
					Accumulated
					Other
	Common Stock		Additional	Accumulated	Comprehensive	Noncontrolling
(in thousands)	Shares	Amount	Paid-In Capital	Deficit	Income (Loss)	Interests	Total Equity
Balance as of December 31, 2017	1,238	$12	$10,859	$(266)	$—	$1	$10,606
Net loss	—	—	—	(4,223)	—	—	(4,223)
Issuance of common stock	19,090	191	199,879	—	—	—	200,070
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(22,072)	—	—	—	(22,072)
Trailing distribution fees	—	—	(7,938)	875	—	—	(7,063)
Redemptions of common stock	(63)	—	(603)	—	—	—	(603)
Distributions to stockholders	—	—	—	(4,942)	—	—	(4,942)
Balance as of December 31, 2018	20,265	$203	$180,125	$(8,556)	$—	$1	$171,773
Net loss (excludes $42 attributable to redeemable noncontrolling interest)	—	—	—	(22,368)	—	—	(22,368)
Change from cash flow hedging activities (excludes $4 attributable to redeemable noncontrolling interest)	—	—	—	—	2,190	—	2,190
Issuance of common stock	29,243	292	304,691	—	—	—	304,983
Share-based compensation	—	—	465	—	—	—	465
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(18,847)	—	—	—	(18,847)
Trailing distribution fees	—	—	(12,545)	3,535	—	—	(9,010)
Redemptions of common stock	(233)	(3)	(2,282)	—	—	—	(2,285)
Distributions to stockholders	—	—	—	(20,341)	—	—	(20,341)
Redemption value allocation adjustment to redeemable noncontrolling interest	—	—	(81)	—	—	—	(81)
Balance as of December 31, 2019	49,275	$492	$451,526	$(47,730)	$2,190	$1	$406,479
Net loss (excludes $83 attributable to redeemable noncontrolling interest)	—	—	—	(30,097)	—	5	(30,092)
Change from cash flow hedging activities (excludes $59 attributable to redeemable noncontrolling interest)	—	—	—	—	(11,940)	—	(11,940)
Issuance of common stock	92,689	928	967,663	—	—	—	968,591
Share-based compensation	—	—	1,544	—	—	—	1,544
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(46,594)	—	—	—	(46,594)
Trailing distribution fees	—	—	(39,127)	10,634	—	—	(28,493)
Redemptions of common stock	(493)	(5)	(4,862)	—	—	—	(4,867)
Preferred interest in Subsidiary REITs	—	—	—	—	—	125	125
Distributions to stockholders	—	—	—	(61,582)	—	(5)	(61,587)
Redemption value allocation adjustment to redeemable noncontrolling interest	—	—	(351)	—	—	—	(351)
Balance as of December 31, 2020	141,471	$1,415	$1,329,799	$(128,775)	$(9,750)	$126	$1,192,815

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK INDUSTRIAL REIT IV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Operating activities:
Net loss	$(30,175)	$(22,410)	$(4,223)
Adjustments to reconcile net loss to net cash provided by operating activities:
Real estate-related depreciation and amortization	46,483	22,236	3,541
Equity in loss from unconsolidated joint venture partnerships	1,790	—	—
Straight-line rent and amortization of above- and below-market leases	(7,744)	(4,420)	(1,673)
Other	2,553	1,416	557
Changes in operating assets and liabilities:
Tenant receivables and other assets	(140)	(825)	(133)
Accounts payable and accrued liabilities	1,177	4,417	1,175
Due from / to affiliates, net	1,632	6,039	3,910
Net cash provided by operating activities	15,576	6,453	3,154
Investing activities:
Real estate acquisitions	(473,000)	(533,027)	(298,478)
Acquisition deposits	(610)	(500)	(675)
Capital expenditures	(8,930)	(3,376)	(800)
Investment in unconsolidated joint venture partnerships	(325,890)	—	—
Net cash used investing activities	(808,430)	(536,903)	(299,953)
Financing activities:
Proceeds from mortgage note	118,500	—	—
Proceeds from line of credit	—	377,000	203,000
Repayments of line of credit	(107,000)	(389,000)	(84,000)
Proceeds from term loan	107,500	307,500	—
Repayments of notes to shareholders	—	(376)	—
Debt issuance costs paid	(1,050)	(4,458)	(814)
Proceeds from issuance of common stock	900,810	283,803	189,309
Offering costs paid in connection with issuance of common stock	(10,333)	—	—
Distributions paid to common stockholders and to redeemable noncontrolling interest holders	(19,084)	(6,263)	(1,404)
Distribution fees paid to affiliates	(9,901)	(3,314)	(714)
Redemptions of common stock	(4,867)	(2,285)	(603)
Net cash provided by financing activities	974,575	562,607	304,774
Net increase in cash, cash equivalents and restricted cash	181,721	32,157	7,975
Cash, cash equivalents and restricted cash, at beginning of period	51,178	19,021	11,046
Cash, cash equivalents and restricted cash, at end of period	$232,899	$51,178	$19,021

See accompanying Notes to Consolidated Financial Statements.

BLACK CREEK INDUSTRIAL REIT IV INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Black Creek Industrial REIT IV Inc. (the “Company”) is a Maryland corporation formed on August 12, 2014. Unless the context otherwise requires, the “Company” and “BCI IV” refers to Black Creek Industrial REIT IV Inc. and its consolidated subsidiaries, which includes BCI IV Operating Partnership LP (the “Operating Partnership”).

The Company was formed to make equity and debt investments in income-producing real estate assets consisting primarily of high-quality distribution warehouses and other industrial properties that are leased to creditworthy corporate customers throughout the U.S. Creditworthiness does not necessarily mean investment grade and the majority of our customers do not have a public credit rating. Although the Company intends to focus investment activities primarily on distribution warehouses and other industrial properties, its charter and bylaws do not preclude it from investing in other types of commercial property, real estate debt, or real estate-related equity securities. As of December 31, 2020, the Company owned and managed, either directly or through its minority ownership interests in joint venture partnerships, a real estate portfolio that included 132 industrial buildings. The Company operates as one reportable segment comprised of industrial real estate.

The Company currently operates and has been elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2017, and the Company intends to continue to operate in accordance with the requirements for qualification as a REIT. The Company utilizes an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of its properties and securities through the Operating Partnership, of which the Company is the sole general partner and a limited partner.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, the Operating Partnership, and its wholly-owned subsidiaries, as well as amounts related to noncontrolling interests and redeemable noncontrolling interests. See “Noncontrolling Interests” and “Redeemable Noncontrolling Interests” below for further detail concerning the accounting policies regarding noncontrolling interests and redeemable noncontrolling interests. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.

Investment in Real Estate Properties

The Company first determines whether an acquisition constitutes a business or asset acquisition. Upon either a business or asset acquisition, the purchase price of a property is allocated to land, building, and intangible lease assets and liabilities based on their relative fair value. The allocation of the purchase price to building is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is determined by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other related costs. The allocation of the purchase price to above-market lease assets and below-market lease liabilities results from in-place leases being above or below management’s estimate of fair market rental rates at the acquisition date and are measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease, plus the term of any below-market fixed-rate renewal option periods, if applicable, for below-market leases. Intangible lease assets, above-market lease assets, and below-market lease liabilities are collectively referred to as “intangible lease assets and liabilities.”

If any debt is assumed in an acquisition, the difference between the fair value and the face value of debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. No debt was assumed in connection with our 2020 acquisitions. During 2019, two debt instruments were assumed at fair value of $50.4 million. Transaction costs associated with the acquisition of a property are capitalized as incurred in an asset acquisition and are allocated to land, building, and intangible lease assets on a relative fair value basis. Properties that are probable to be sold are to be designated as “held for sale” on the balance sheet when certain criteria are met.

The results of operations for acquired properties are included in the consolidated statements of operations from their respective acquisition dates. Intangible lease assets are amortized to real estate-related depreciation and amortization over the remaining lease term. Above-market lease assets are amortized as a reduction in rental revenues over the remaining lease term and below-market lease liabilities are amortized as an increase in rental revenues over the remaining lease term, plus any applicable fixed-rate renewal option periods. The Company expenses any unamortized intangible lease asset or records an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a customer terminates a lease before the stated lease expiration date.

Land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities, which are collectively referred to as “real estate assets,” are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. These costs include capitalized interest and development fees. Other than the transaction costs associated with the acquisition of a property described above, the Company does not capitalize any other costs, such as taxes, salaries or other general and administrative expenses. See “Capitalized Interest” below for additional detail. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred.

Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building	20 to 40 years
Building and land improvements	5 to 20 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

Investment in Unconsolidated Joint Venture Partnerships

The Company analyzes its investment in an unconsolidated joint venture under GAAP to determine if the joint venture is a variable interest entity (“VIE”) and whether the requisite substantial participating rights described in the GAAP are held by the partners not affiliated with the Company. If the joint venture is not a VIE and the partners not affiliated with the Company hold substantial participating rights, the Company accounts for its investment in the joint venture under the equity method. Under the equity method, the investment is initially recorded at cost (including direct acquisition costs) and subsequently adjusted to reflect the Company’s proportionate share of equity in the joint venture’s net income (loss), distributions received, contributions made and certain other adjustments made, as appropriate, which is included in investment in unconsolidated joint venture partnerships on its consolidated balance sheets. The proportionate share of ongoing income or loss of the unconsolidated joint venture partnerships is recognized in equity in loss of unconsolidated joint venture partnerships on the consolidated statements of operations. The outside basis portion of the Company’s unconsolidated joint venture partnerships is amortized over the anticipated useful lives of the joint ventures’ tangible and intangible assets acquired and liabilities assumed.

When circumstances indicate there may have been a reduction in the value of an equity investment, the Company evaluates whether the loss is other than temporary. If the Company concludes it is other than temporary, an impairment charge is recognized to reflect the equity investment at fair value. No impairment losses were recorded related to the Company’s investment in unconsolidated joint venture partnerships for the year ended December 31, 2020. See “Note 5” for additional information regarding the Company’s investment in unconsolidated joint venture partnerships.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk.

Derivative Instruments

The Company records its derivative instruments at fair value. The accounting for changes in fair value of derivative instruments depends on whether it has been designated and qualifies as a hedge and, if so, the type of hedge. The Company’s interest rate swap derivative instruments are designated as cash flow hedges and are used to hedge exposure to variability in expected future interest payments. The change in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets and is subsequently reclassified into earnings as interest expense for the period that the hedged forecasted transaction affects earnings, which is when the interest expense is recognized on the related debt. The Company does not use derivative instruments for trading or speculative purposes.

Debt Issuance Costs

Debt issuance costs include fees and costs incurred to obtain long-term financing. These fees and costs are amortized to interest expense over the terms of the related credit facilities. Unamortized debt issuance costs are written off if debt is retired before its maturity date. Accumulated amortization of debt issuance costs was approximately $2.9 million and $1.7 million as of December 31, 2020 and 2019, respectively. For the years ended December 31, 2020, 2019 and 2018, the Company’s interest expense included approximately $1.2 million, $1.1 million and $0.6 million, respectively, of amortization of financing costs.

Capitalized Interest

The Company capitalizes interest as a cost of development on value-add buildings. Capitalization of interest for a particular asset begins when activities necessary to get the asset ready for its intended use are in progress and when interest costs have been incurred. Capitalization of interest ceases when the project is substantially complete and ready for occupancy. For the year ended December 31, 2020, approximately $0.6 million of interest was capitalized. No interest was capitalized for the years ended December 31, 2019 and 2018.

Distribution Fees

Distribution fees are paid monthly. Distribution fees are accrued upon the issuance of Class T shares and Class W shares in the primary portion of the Company’s public offerings. The Company accrues for: (i) the monthly amount payable as of the balance sheet date, and (ii) the estimated amount of distribution fees to be paid in future periods based on the Class T shares and Class W shares outstanding as of the balance sheet date. The accrued distribution fees are reflected in additional paid-in capital in stockholders’ equity. See “Note 10” for additional information regarding when distribution fees become payable.

Noncontrolling Interests

Due to the Company’s control of the Operating Partnership through its sole general partner interest and its limited partner interest, the Company consolidates the Operating Partnership. The limited partner interests not owned by the Company are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity. As the limited partner interests do not participate in the profits and losses of the Operating Partnership, there is no net income or loss attributable to this portion of noncontrolling interests on the consolidated statement of operations.

Noncontrolling interests also represent the portion of equity in an acquired subsidiary real estate investment trust (“Subsidiary REIT”), that the Company does not own. Such noncontrolling interests are equity instruments presented in the consolidated balance sheet as noncontrolling interests within permanent equity. See “Note 12” for additional information regarding the Subsidiary REIT.

Redeemable Noncontrolling Interest

BCI IV Advisors Group LLC (the “Sponsor”) holds, either directly or indirectly, partnership units in the Operating Partnership (“OP Units”), which were issued as payment of the performance component of the advisory fee pursuant to the amended and restated advisory agreement (the “Advisory Agreement”) by and among the Company, the Operating Partnership and BCI IV Advisors LLC (the “Advisor”). The Company has classified these OP Units as redeemable noncontrolling interest in mezzanine equity on the consolidated balance sheets due to the fact that, as defined in the operating partnership agreement, the Sponsor has the ability to transfer or redeem its OP units at the election of the Sponsor. The redeemable noncontrolling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such OP units at the end of each measurement period.

Rental Revenue

When a lease is entered into, the Company first determines if the collectability from the tenant is probable. If the collectability is not probable the Company recognizes revenue when the payment has been received. If the collectability is determined to be probable the Company records rental revenue on a straight-line basis over the full lease term. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments change during the term of the lease. Accordingly, the Company records receivables from tenants for rent that the Company expects to collect over the remaining lease term rather than currently, which are recorded as a straight-line rent receivable. Management analyzes accounts receivable by considering customer creditworthiness, current economic trends, including the impact of the outbreak of the current novel coronavirus (COVID-19) pandemic on customers’ businesses, and customers’ ability to make payments on time and in full when evaluating the adequacy of the allowance for doubtful accounts receivable. As of December 31, 2020, the impact of COVID-19 on customer collectability has been minimal and has not had a material impact on the consolidated financial statements. The Company evaluates collectability from its tenants on an ongoing basis, if the assessment of collectability changes during the lease term, any difference between the revenue that was recognized under the straight-line method and the lease payments that have been collected will be recognized as a current period adjustment to rental revenues. When the Company acquires a property, the term of each existing lease is considered to commence as of the acquisition date for purposes of this calculation. As of December 31, 2020 and 2019, the Company has no allowance for doubtful accounts.

In connection with property acquisitions, the Company may acquire leases with rental rates above or below estimated market rental rates. Above-market lease assets are amortized as a reduction to rental revenue over the remaining lease term, and below-market lease liabilities are amortized as an increase to rental revenue over the remaining lease term, plus any applicable fixed-rate renewal option periods.

The Company expenses any unamortized intangible lease asset or records an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability by reassessing the estimated remaining useful life of such intangible lease asset or liability when it becomes probable a customer will terminate a lease before the stated lease expiration date.

Upon the disposition of an asset, the Company will evaluate the transaction to determine if control of the asset, as well as other specified criteria, has been transferred to the buyer to determine proper timing of recognizing gains or losses.

Organization and Offering Expenses

Organization costs are expensed as incurred and offering expenses associated with the Company’s public offerings are recorded as a reduction of gross offering proceeds in additional paid-in capital. See “Note 10” for additional information regarding organization and offering expenses.

Income Taxes

The Company elected under the Internal Revenue Code of 1986, as amended, to be taxed as a REIT beginning with the year ended December 31, 2017. As a REIT, the Company generally is not subject to federal income taxes on net income it distributes to stockholders. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

Net Income (Loss) Per Common Share

The Company computes net income (loss) per common share by dividing net income (loss) by the weighted-average number of common shares outstanding during the period for each class. There are no class specific expenses and each class of common stock shares equally in the profits and losses of the Company. There were no dilutive shares for the years ended December 31, 2020, 2019 and 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation insurance limits. The Company believes it mitigates this risk by investing its cash with high-credit quality financial institutions. As the Company’s revenues predominantly consist of rental payments, it is dependent on its customers for its source of revenues. Concentration of credit risk arises when its source of revenue is highly concentrated from certain of its customers. As of December 31, 2020, no customers represented more than 10.0% of total annualized base rent of its consolidated properties, nor more than 10.0% of the combined total aggregate annualized base rent of its consolidated and unconsolidated properties (assuming 100% ownership of its unconsolidated properties).

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that the Company could realize upon settlement.

The fair value hierarchy is as follows:

Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2—Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

●	Quoted prices for similar assets/liabilities in active markets;
●	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
●	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that cannot be corroborated by observable market data.

Recently Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), which eliminates certain disclosure requirements for fair value measurements and requires new or modified disclosures. The Company applied this standard beginning in August 2019, upon entering into its interest rate swap agreements, which made this standard applicable to the Company for the first time. The amendments to ASU 2018-13 did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-03, “Codification Improvements to Financial Instruments” (“ASU 2020-03”), which updates various codification topics related to financial instruments by clarifying or improving the disclosure requirements to align with the SEC’s regulations. The Company adopted this standard immediately upon its issuance. The adoption did not have a material effect on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848)” (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments only apply to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective for annual and interim reporting periods beginning after March 12, 2020, with early adoption permitted, through December 31, 2022. The expedients and exceptions do not apply to contract modifications made and hedging relationships entered into after December 31, 2022. The Company adopted this standard immediately upon its issuance. The adoption did not have a material effect on the Company’s consolidated financial statements.

In April 2020, the FASB issued a Staff Question-and-Answer document to clarify whether lease concessions related to the effects of COVID-19 require the application of lease modification guidance under ASU 2016-02, “Leases (Subtopic 842)” (“ASU 2016-02”), which the Company adopted on January 1, 2019. The guidance did not have a material effect on the Company's consolidated financial statements. However, its future impact to the Company is dependent upon the extent of lease concessions granted to customers as a result of the COVID-19 pandemic in future periods and the elections made by the Company at the time of entering such concessions. It is not possible at this time to accurately project the nature or extent of any such possible future concessions.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements” (“ASU 2020-10”), which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. The Company adopted this standard immediately upon its issuance. The adoption did not have a material effect on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), which updates various codification topics to simplify the accounting guidance for certain financial instruments with characteristics of liabilities and equity, with a specific focus on convertible instruments and the derivative scope exception for contracts in an entity’s own equity. ASU 2020-06 is effective for annual and interim reporting periods beginning after December 15, 2021, with early adoption permitted for annual and interim reporting periods beginning after December 15, 2020. The Company adopted this standard as of the reporting period beginning January 1, 2021. The Company’s adoption of this standard did not have a material effect on its consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01 “Reference Rate Reform (Topic 848)” (“ASU 2021-01”) to refine the scope of ASU 2020-04 and clarify the guidance as part of FASB’s ongoing monitoring of global reference rate reform activities. The ASU extends the guidance to provide optional expedients and exceptions for applying GAAP to derivative contracts if certain criteria are met. The amendments only apply to derivative contracts that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. ASU 2021-01 is effective for annual and interim reporting periods beginning after March 12, 2020, with early adoption permitted, through December 31, 2022. The expedients and exceptions do not apply to derivative contracts entered into after December 31, 2022. The Company adopted this standard immediately upon its issuance. The adoption did not have a material effect on the Company’s consolidated financial statements.

3. REAL ESTATE ACQUISITIONS

During the years ended December 31, 2020 and 2019, the Company acquired 100% of the following properties, which were determined to be asset acquisitions:

		Number of	Total Purchase
($ in thousands)	Acquisition Date	Buildings	Price (1)
2020 Acquisitions:
Norcross Industrial Center	3/23/2020	1	$9,505
Port 146 Distribution Center	4/14/2020	1	9,571
Lima Distribution Center	4/15/2020	1	11,622
Valwood Crossroads	5/11/2020	2	69,999
Eaglepoint Logistics Center	5/26/2020	1	40,216
7A Distribution Center II	5/27/2020	1	23,218
Legacy Logistics Center	6/3/2020	1	39,718
Logistics Center at 33	6/4/2020	1	63,285
Intermodal Logistics Center	6/29/2020	1	28,628
Executive Airport II & III	9/3/2020	2	33,200
Airpark International Logistics Center	10/9/2020	2	30,201
Carlstadt Industrial Center	11/10/2020	2	37,530
Nelson Industrial Center	12/7/2020	1	9,032
Miraloma Industrial Center	12/10/2020	1	9,498
Pennsy Logistics Center	12/18/2020	2	60,097
Total Acquisitions		20	$475,320
2019 Acquisitions:
Airport Industrial Center	1/8/2019	1	$8,136
Kelly Trade Center	1/31/2019	1	15,340
7A Distribution Center	2/11/2019	1	12,151
Quakerbridge Distribution Center	3/11/2019	1	8,594
Hebron Airpark Logistics Center	5/30/2019	1	11,800
Las Vegas Light Industrial Portfolio	5/30/2019	4	59,271
Monte Vista Industrial Center	6/7/2019	1	15,539
King of Prussia Core Infill Portfolio	6/21/2019	5	31,978
Dallas Infill Industrial Portfolio (2)	6/28/2019	5	116,055
Edison Distribution Center	6/28/2019	1	27,598
395 Distribution Center	8/5/2019	2	54,018
I-80 Distribution Center	9/4/2019	4	72,009
Avenue B Industrial Center	9/11/2019	1	7,113
485 Distribution Center	9/13/2019	1	43,059
Weston Business Center	12/10/2019	1	32,411
Marigold Distribution Center	12/20/2019	1	39,735
Bishops Gate Distribution Center	12/31/2019	1	32,226
Total Acquisitions		32	$587,033

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2020 acquisitions.
(2)	Total purchase price includes debt assumed at fair value as of the acquisition date of $50.4 million, with a principal amount of $49.3 million.

During the years ended December 31, 2020 and 2019, the Company allocated the purchase price of its acquisitions to land, building and improvements, and intangible lease assets and liabilities as follows:

	For the Year Ended December 31,
(in thousands)	2020	2019
Land	$124,368	$170,533
Building and improvements	313,833	373,414
Intangible lease assets	38,954	50,983
Above-market lease assets	2,438	1,260
Below-market lease liabilities	(4,273)	(9,157)
Total purchase price (1)	$475,320	$587,033

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2020 acquisitions. Total purchase price for the year ended December 31, 2019 includes debt assumed at fair value as of the acquisition date of $50.4 million, with a principal amount of $49.3 million.

Intangible and above-market lease assets are amortized over the remaining lease term. Below-market lease liabilities are amortized over the remaining lease term, plus any below-market, fixed-rate renewal option periods. The weighted-average amortization periods for the intangible lease assets and liabilities acquired in connection with the Company’s acquisitions during the years ended December 31, 2020 and 2019, as of the respective date of each acquisition, was 5.9 years and 4.9 years, respectively.

4. INVESTMENT IN REAL ESTATE

As of December 31, 2020 and 2019, the Company’s consolidated investment in real estate properties consisted of 65 and 45 industrial buildings, respectively.

	As of December 31,
(in thousands)	2020	2019
Land	$385,988	$261,620
Building and improvements	885,489	564,669
Intangible lease assets	119,765	77,294
Construction in progress	4,203	1,126
Investment in real estate properties	1,395,445	904,709
Less accumulated depreciation and amortization	(72,924)	(25,988)
Net investment in real estate properties	$1,322,521	$878,721

Intangible Lease Assets and Liabilities

Intangible lease assets and liabilities as of December 31, 2020 and 2019 included the following:

	As of December 31, 2020			As of December 31, 2019
		Accumulated			Accumulated
(in thousands)	Gross	Amortization	Net	Gross	Amortization	Net
Intangible lease assets (1)	$115,821	$(32,699)	$83,122	$75,787	$(11,734)	$64,053
Above-market lease assets (1)	3,944	(694)	3,250	1,507	(211)	1,296
Below-market lease liabilities (2)	(17,471)	5,862	(11,609)	(13,199)	2,494	(10,705)

(1)	Included in net investment in real estate properties on the consolidated balance sheets.
(2)	Included in other liabilities on the consolidated balance sheets.

The following table details the estimated net amortization of such intangible lease assets and liabilities, as of December 31, 2020, for the next five years and thereafter:

	Estimated Net Amortization
	Intangible	Above-Market	Below-Market
(in thousands)	Lease Assets	Lease Assets	Lease Liabilities
Year 1	$21,456	$717	$3,223
Year 2	17,023	662	2,421
Year 3	13,661	593	1,654
Year 4	10,456	450	1,256
Year 5	6,883	391	911
Thereafter	13,643	437	2,144
Total	$83,122	$3,250	$11,609

Future Minimum Rent

Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to the Company from its customers under the terms of non-cancelable operating leases in effect as of December 31, 2020 and 2019, excluding rental revenues from the potential renewal or replacement of existing leases, were as follows for the next five years and thereafter:

As of December 31,
(in thousands)	2020
Year 1	$67,019
Year 2	62,259
Year 3	55,531
Year 4	46,302
Year 5	33,672
Thereafter	69,303
Total	$334,086

Rental Revenue Adjustments and Depreciation and Amortization Expense

The following table summarizes straight-line rent adjustments, amortization recognized as an increase (decrease) to rental revenues from above-and below-market lease assets and liabilities, and real estate-related depreciation and amortization expense:

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Increase (Decrease) to Rental Revenue:
Straight-line rent adjustments	$4,859	$2,703	$1,106
Above-market lease amortization	(483)	(196)	(15)
Below-market lease amortization	3,368	1,913	582
Real Estate-Related Depreciation and Amortization:
Depreciation expense	$25,489	$11,952	$2,091
Intangible lease asset amortization	20,994	10,284	1,450

5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE PARTNERSHIPS

On July 15, 2020, the Company acquired, from a subsidiary of Industrial Property Trust (“IPT”), interests in two joint venture partnerships with third party investors for purposes of investing in industrial properties located in certain major U.S. distribution markets. The Company reports its investments in the Build-To-Core Industrial Partnership I LP (the “BTC I Partnership”) and the Build-To-Core Industrial Partnership II LP (the “BTC II Partnership” and, together with the BTC I Partnership, the “BTC Partnerships”) under the equity method on its consolidated balance sheets as the Company has the ability to exercise significant influence in each partnership but does not have control of the entities. See “Note 10” for further discussion of the transaction. The following table summarizes the Company’s investment in the BTC Partnerships:

	As of				Investment in Unconsolidated
	December 31, 2020		December 31, 2019		Joint Venture Partnerships as of
	Ownership	Number of	Ownership	Number of	December 31,	December 31,
($ in thousands)	Percentage	Buildings (1)	Percentage	Buildings (1)	2020	2019
BTC I Partnership	26.8%	42	0.0%	—	$279,108	$—
BTC II Partnership	8.0%	25	0.0%	—	45,134	—
Total BTC Partnerships		67		—	$324,242	$—

(1)	Represents acquired or completed buildings.

As of December 31, 2020, the book value of the Company’s investment in the BTC Partnerships was $324.2 million, which includes

$151.2 million of outside basis difference. The outside basis difference represents the difference between the purchase price paid by the Company for the minority ownership interests in the joint venture partnerships, which was based on fair value, and the book value of the Company’s share of the underlying net assets and liabilities of the joint venture partnerships. This difference originated from the fair value of the real estate and noncurrent nonfinancial assets at acquisition.

The following is a summary of certain balance sheet and operating data of the BTC I Partnership:

	For the Year Ended December 31,
	2020	2019	2018
Operating data:
Total revenues	$75,429	$62,243	$47,169
Total operating expenses	54,282	44,523	35,884
Total other (expenses) income (1)	(13,715)	5,135	34,031
Net income	7,432	22,855	45,316

	As of December 31,
(in thousands)	2020	2019
Balance sheet data:
Net investment in properties	$1,123,551	$1,064,499
Cash and cash equivalents	25,157	23,393
Total assets	1,174,236	1,108,795
Debt, net	622,092	580,588
Total liabilities	667,489	609,465
Partners' capital	506,625	499,198

(1)	Includes a gain of $17.0 million for the year ended December 31, 2019 related to the disposal of four industrial buildings and a gain of $39.6 million for the year ended December 31, 2018 related to the disposal of eight industrial buildings. There were no dispositions during the year ended December 31, 2020.

6. DEBT

The Company’s consolidated indebtedness is currently comprised of borrowings under its term loan and mortgage notes. Borrowings under the non-recourse mortgage notes are secured by mortgages or deeds of trust and related assignments and security interests in collateralized and certain cross-collateralized properties, which are generally owned by single purpose entities. A summary of the Company’s debt is as follows:

	Weighted-Average Effective
	Interest Rate as of			Balance as of
	December 31,	December 31,		December 31,	December 31,
($ in thousands)	2020	2019	Maturity Date	2020	2019
Line of credit (1)	1.44%	3.26%	November 2023	$—	$107,000
Term loan (2)	2.23	2.85	February 2024	415,000	307,500
Fixed-rate mortgage notes (3)	3.14	3.71	August 2024 - December 2027	167,750	49,250
Total principal amount / weighted-average (4)	2.49%	3.04%		$582,750	$463,750
Less unamortized debt issuance costs				$(4,430)	$(4,602)
Add mark-to-market adjustment on assumed debt, net				851	1,063
Total debt, net				$579,171	$460,211
Gross book value of properties encumbered by debt				$299,318	$117,049

(1)	The effective interest rate is calculated based on either: (i) the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.30% to 2.10%; or (ii) an alternative base rate plus a margin ranging from 0.30% to 1.10%, each depending on the Company’s consolidated leverage ratio. Customary fall-back provisions apply if LIBOR is unavailable. The line of credit is available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by the Company. As of December 31, 2020, total commitments for the line of credit were $315.0 million, the unused portion under the line of credit was $314.9 million, of which $308.0 million was available.
(2)	The effective interest rate is calculated based on either (i) LIBOR plus a margin ranging from 1.25% to 2.05%; or (ii) an alternative base rate plus a margin ranging from 0.25% to 1.05%, depending on the Company’s consolidated leverage ratio. The weighted-average effective interest rate is the all-in interest rate, including the effects of interest rate swap agreements. As of December 31, 2020, total commitments for the term loan were $415.0 million. This term loan is available for general corporate purposes including, but not limited to, the acquisition and operation of permitted investments by the Company.
(3)	Interest rates range from 2.90% to 3.75%. The assets and credit of each of the Company’s consolidated properties pledged as collateral for the Company’s mortgage notes are not available to satisfy the Company’s other debt and obligations, unless the Company first satisfies the mortgage notes payable on the respective underlying properties.
(4)	The weighted-average remaining term of the Company’s consolidated debt was approximately 4.0 years as of December 31, 2020, excluding any extension options on the line of credit.

As of December 31, 2020, the principal payments due on the Company’s consolidated debt during each of the next five years and thereafter were as follows:

(in thousands)	Line of Credit (1)	Term Loan	Mortgage Notes	Total
2021	$—	$—	$—	$—
2022	—	—	—	—
2023	—	—	—	—
2024	—	415,000	38,000	453,000
2025	—	—	—	—
Thereafter	—	—	129,750	129,750
Total principal payments	$—	$415,000	$167,750	$582,750

(1)	The line of credit matures in November 2023 and the term may be extended pursuant to a one-year extension option, subject to certain conditions.

In July 2017, the Financial Conduct Authority (“FCA”) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (“ARRC”), which identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR in derivatives and other financial contracts. The Company is not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by the FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, our interest payment could change. In addition, uncertainty about the extent and manner of future changes may result in interest rate and/or payments that are higher or lower than if LIBOR were to remain available in the current form.

LIBOR is expected to be phased out or modified by June 2023, and the writing of contracts using LIBOR is expected to stop by the end of 2021. As of December 31, 2020, our term loan is our only consolidated indebtedness with maturity beyond 2023 that has exposure to LIBOR. The agreement governing the term loan provides procedures for determining a replacement or alternative base rate in the event that LIBOR is discontinued. However, there can be no assurances as to whether such replacement or alternative base rate will be more or less favorable than LIBOR. As of December 31, 2020, we have interest rate swaps in place to hedge LIBOR on $350.0 million of commitments under our term loan. We intend to monitor the developments with respect to the potential phasing out of LIBOR after 2023 and work with our lenders to seek to ensure any transition away from LIBOR will have minimal impact on our financial condition, but can provide no assurances regarding the impact of the discontinuation of LIBOR.

Debt Covenants

The Company’s line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the line of credit and term loan agreements contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. The Company was in compliance with all covenants as of December 31, 2020.

Derivative Instruments

To manage interest rate risk for certain of its variable-rate debt, the Company uses interest rate swaps as part of its risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by providing a fixed interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the interest rate swap agreements without exchange of the underlying notional amount. Certain of the Company’s variable-rate borrowings are not hedged, and therefore, to an extent, the Company has on-going exposure to interest rate movements.

For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss is recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) on the consolidated balance sheets and is reclassified into earnings as interest expense for the same period that the hedged transaction affects earnings, which is when the interest expense is recognized on the related debt. The gain or loss on the derivative instrument is presented in the same line item on the consolidated statement of operations as the earnings effect of the hedged item.

During the next 12 months, the Company estimates that approximately $3.6 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt.

The following table summarizes the location and fair value of the cash flow hedges on the Company’s consolidated balance sheets as of December 31, 2020 and 2019:

	Number of	Notional	Balance Sheet	Fair
($ in thousands)	Contracts	Amount	Location	Value
As of December 31, 2020
Interest rate swaps	7	$350,000	Other liabilities	$(9,809)
As of December 31, 2019
Interest rate swaps	4	$200,000	Other assets	$2,190

The following table presents the effect of the Company’s cash flow hedges on the Company’s consolidated financial statements:

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Derivative Instruments Designated as Cash Flow Hedges
(Loss) gain recognized in AOCI	$(14,140)	$2,642	$—
Amount reclassified from AOCI into interest expense	2,141	(452)	—
Total interest expense and other presented in the consolidated statements of operations in which the effects of the cash flow hedges are recorded	12,316	8,290	—

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company estimates the fair value of its financial instruments using available market information and valuation methodologies it believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that the Company would realize upon disposition of its financial instruments.

Fair Value Measurements on a Recurring Basis

The following table presents the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2020 and 2019:

				Total
(in thousands)	Level 1	Level 2	Level 3	Fair Value
As of December 31, 2020
Liabilities
Derivative instruments	$—	$(9,809)	$—	$(9,809)
Total liabilities measured at fair value	$—	$(9,809)	$—	$(9,809)
As of December 31, 2019
Assets
Derivative instruments	$—	$2,190	$—	$2,190
Total assets measured at fair value	$—	$2,190	$—	$2,190

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Derivative Instruments. The derivative instruments are interest rate swaps. The interest rate swaps are standard cash flow hedges whose fair value is estimated using market-standard valuation models. Such models involve using market-based observable inputs, including interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements, which the Company has concluded are not material to the valuation. Due to the interest rate swaps being unique and not actively traded, the fair value is classified as Level 2. See “Note 6” above for further discussion of the Company’s derivative instruments.

Nonrecurring Fair Value of Financial Measurements

As of December 31, 2020 and 2019, the fair values of cash and cash equivalents, restricted cash, tenant receivables, prepaid expenses, other assets, due from/to affiliates, accounts payable and accrued liabilities, and distributions payable approximate their carrying values due to the short-term nature of these instruments. The table below includes fair values for certain of the Company’s financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:

	As of December 31, 2020		As of December 31, 2019
	Carrying	Fair	Carrying	Fair
(in thousands)	Value (1)	Value	Value (1)	Value
Line of credit	$—	$—	$107,000	$107,000
Term loan	415,000	411,787	307,500	307,500
Fixed rate mortgage notes	167,750	172,008	49,250	50,326

(1)	The carrying value reflects the principal amount outstanding.

8. STOCKHOLDERS’ EQUITY

Public Offerings

On February 18, 2016, the SEC declared the Company’s registration statement for its initial public offering of up to $2.0 billion of shares of its common stock effective. On September 5, 2019, the Company’s initial public offering was terminated immediately upon effectiveness of the Company’s registration statement for its follow-on public offering of up to $2.0 billion of shares of its common stock, and the follow-on public offering commenced the same day. Under the follow-on public offering, the Company is offering up to $1.5 billion of shares of its common stock in the primary offering and up to $500.0 million of shares of its common stock pursuant to its distribution reinvestment plan, in any combination of Class T shares, Class W shares and Class I shares. The Company may reallocate amounts between the primary offering and distribution reinvestment plan. The Company’s follow-on public offering is a continuous offering that will end no later than September 5, 2021, unless extended in accordance with federal and state securities laws. Black Creek Capital Markets, LLC (the “Dealer Manager”), a related party, provides dealer manager services in connection with the Company’s public offerings.

The Class T shares, Class W shares, and Class I shares, all of which are collectively referred to herein as shares of common stock, have identical rights and privileges, including identical voting rights, but have differing fees that are payable on a class-specific basis. The per share amount of distributions paid on Class T shares and Class W shares will be lower than the per share amount of distributions paid on Class I shares because of the distribution fees payable with respect to Class T shares and Class W shares sold in the primary offering.

Pursuant to its public offerings, the Company offered and continues to offer shares of its common stock at the “transaction price,” plus applicable selling commissions and dealer manager fees. The “transaction price” generally is equal to the net asset value (“NAV”) per share of the Company’s common stock most recently disclosed. The Company’s NAV per share is calculated as of the last calendar day of each month for each of its outstanding classes of stock, and will be available generally within 15 calendar days after the end of the applicable month. Shares issued pursuant to the Company’s distribution reinvestment plan are offered at the transaction price, as indicated above, in effect on the distribution date. The Company may update a previously disclosed transaction price in cases where the Company believes there has been a material change (positive or negative) to its NAV per share relative to the most recently disclosed monthly NAV per share.

Summary of the Public Offerings

A summary of the Company’s public offerings, including shares sold through the primary offering and the Company’s distribution reinvestment plan (“DRIP”), as of December 31, 2020, is as follows:

(in thousands)	Class T	Class W	Class I	Total
Amount of gross proceeds raised:
Primary offering	$1,340,612	$78,144	$26,991	$1,445,747
DRIP	37,207	1,926	952	40,085
Total offering	$1,377,819	$80,070	$27,943	$1,485,832
Number of shares issued:
Primary offering	127,452	7,770	2,704	137,926
DRIP	3,699	192	95	3,986
Stock grants	—	6	3	9
Total offering	131,151	7,968	2,802	141,921

As of December 31, 2020, approximately $980.8 million in shares of common stock remained available for sale pursuant to the Company’s follow-on public offerings in any combination of Class T, Class W and Class I shares, including approximately $468.3 million in shares of common stock available for sale through the Company’s distribution reinvestment plan, which may be reallocated for sale in the primary offering.

Common Stock

The following table summarizes the changes in the shares outstanding for each class of common stock for the periods presented below:

	Class T	Class W	Class I	Total
(in thousands)	Shares	Shares	Shares (1)	Shares
Balance as of December 31, 2017	976	6	256	1,238
Issuance of common stock:
Primary shares	18,643	154	97	18,894
DRIP	189	1	6	196
Redemptions	(49)	—	(14)	(63)
Balance as of December 31, 2018	19,759	161	345	20,265
Issuance of common stock:
Primary shares	24,705	2,584	935	28,224
DRIP	887	36	20	943
Stock grants	—	—	76	76
Redemptions	(111)	(45)	(77)	(233)
Balance as of December 31, 2019	45,240	2,736	1,299	49,275
Issuance of common stock:
Primary shares	83,136	5,032	1,451	89,619
DRIP	2,622	155	64	2,841
Stock grants	—	—	229	229
Redemptions	(433)	(57)	(3)	(493)
Balance as of December 31, 2020	130,565	7,866	3,040	141,471

(1)	Includes 20,000 Class I shares sold to the Advisor in November 2014. See “Note 10” for additional information.

Distributions. The following table summarizes the Company’s distribution activity (including distributions reinvested in shares of the Company’s common stock) for each of the quarters ended below:

	Amount
	Declared per	Paid in	Reinvested	Distribution	Gross
(in thousands, except per share data)	Common Share (1)	Cash	in Shares	Fees (2)	Distributions (3)
2020
December 31	$0.13625	$6,159	$9,315	$3,230	$18,704
September 30	0.13625	5,601	8,451	2,952	17,004
June 30	0.13625	5,194	7,812	2,710	15,716
March 31	0.13625	3,339	5,077	1,742	10,158
Total	$0.54500	$20,293	$30,655	$10,634	$61,582
2019
December 31	$0.13625	$2,058	$3,242	$1,105	$6,405
September 30	0.13625	1,841	2,866	992	5,699
June 30	0.13625	1,558	2,319	818	4,695
March 31	0.13625	1,178	1,744	620	3,542
Total	$0.54500	$6,635	$10,171	$3,535	$20,341
2018
December 31	$0.13625	$747	$1,102	$406	$2,255
September 30	0.13625	495	681	256	1,432
June 30	0.13625	305	399	147	851
March 31	0.13625	140	197	67	404
	$0.54500	$1,687	$2,379	$876	$4,942

(1)	Amounts reflect the quarterly distribution rate authorized by the Company’s board of directors per Class T share, per Class W share, and per Class I share of common stock. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis. The distributions on Class T shares and Class W shares of common stock are reduced by the respective distribution fees that are payable with respect to such Class T shares and Class W shares.
(2)	Distribution fees are paid monthly to the Dealer Manager with respect to Class T shares and Class W shares issued in the primary portion of the Company’s public offerings only. Refer to “Note 10” for further detail regarding distribution fees.
(3)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares and Class W shares issued in the primary portion of the Company’s public offerings.

Redemptions

Subject to certain restrictions and limitations, a stockholder may redeem shares of the Company’s common stock, regardless of share class, for cash at a price equal to the transaction price in effect as of the last calendar day of that month, except that shares of the Company’s common stock that have not been outstanding for at least one year will be redeemed at 95.0% of the transaction price and Class T shares that have been outstanding for at least one year but less than two years will be redeemed at 97.5% of the transaction price. The “transaction price” generally will be equal to the NAV per share of the Company’s common stock most recently disclosed by the Company. Redemptions are limited by the Company in accordance with a monthly and quarterly cap. While the Company is not obligated to redeem shares of its common stock under its share redemption program, it intends to redeem shares under its share redemption program on a monthly basis. However, the Company’s board of directors may determine from time to time to adjust the timing of redemptions or suspend, terminate or otherwise modify the Company’s share redemption program.

The following table summarizes the Company’s redemption activity for the periods presented below:

	For the Year Ended December 31,
(in thousands, except per share data)	2020	2019	2018
Number of eligible shares redeemed	493	233	63
Aggregate dollar amount of shares redeemed	$4,867	$2,285	$603
Average redemption price per share	$9.87	$9.81	$9.57

9. INCOME TAXES

The Company has concluded there were no uncertain tax positions as of December 31, 2020, 2019 and 2018. The U.S. is the major tax jurisdiction for the Company and the earliest tax year subject to examination by the taxing authority is 2017.

Distributions

Distributions to stockholders are characterized for U.S. federal income tax purposes as: (i) ordinary income; (ii) non-taxable return of capital; or (iii) long-term capital gain. Distributions that exceed the Company’s current and accumulated tax earnings and profits constitute a return of capital and reduce the stockholders’ basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, the distributions will generally be treated as a gain from the sale or exchange of such stockholders’ common shares. For taxable years beginning before January 1, 2026, all distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary) which are received by a pass-through entity or an individual, are eligible for a 20% deduction from gross income. At the beginning of each year, the Company notifies its stockholders of the taxability of the distributions paid during the preceding year. The unaudited preliminary taxability of the Company’s 2020, 2019 and 2018 distributions were:

	For the Year Ended December 31,
(unaudited)	2020	2019	2018
Ordinary income	7.1%	—%	—%
Non-taxable return of capital	92.9	100.0	100.0
Long-term capital gain	—	—	—
Total distribution	100.0%	100.0%	100.0%

10. RELATED PARTY TRANSACTIONS

The Company relies on the Advisor, a related party, to manage the Company’s day-to-day operating and acquisition activities and to implement the Company’s investment strategy pursuant to the terms of the amended and restated advisory agreement (2021), dated February 16, 2021, by and among the Company, the Operating Partnership and the Advisor. The current term of the Advisory Agreement ends June 12, 2021, subject to renewals by the Company’s board of directors for an unlimited number of successive one-year periods. The Dealer Manager provides dealer manager services in connection with the follow-on public offering pursuant to the terms of the dealer manager agreement, effective as of September 5, 2019 (the “Dealer Manager Agreement”), by and among the Company, the Advisor and the Dealer Manager. Black Creek Property Management Company LLC (the “Property Manager”) may perform certain property management services on behalf of the Company and the Operating Partnership. The Sponsor, which owns the Advisor, is presently directly or indirectly majority owned by the estate of John A. Blumberg, James R. Mulvihill and Evan H. Zucker and/or their affiliates and the Sponsor and the Advisor are jointly controlled by the estate of Mr. Blumberg, Messrs Mulvihill and Zucker and/or their respective affiliates. The Dealer Manager and the Property Manager are presently each directly or indirectly majority owned, controlled and/or managed by the estate of Mr. Blumberg, Messrs Mulvihill and/or Zucker and/or their respective affiliates. Mr. Zucker is the Chairman of our board of directors. The Advisor, the Sponsor, the Dealer Manager and the Property Manager receive compensation in the form of fees and expense reimbursements for services relating to the public offerings and for the investment and management of the Company’s assets. The following is a description of the fees and expense reimbursements payable to the Advisor, the Sponsor, the Property Manager and the Dealer Manager. This summary does not purport to be a complete summary of the Advisory Agreement, the Dealer Manager Agreement, the amended and restated management agreement between the Company and the Property Manager, and the sixth amended and restated limited partnership agreement of the Operating Partnership.

Selling Commissions, Dealer Manager Fees and Distribution Fees. The Dealer Manager is entitled to receive upfront selling commissions and dealer manager fees with respect to Class T shares sold in the primary offering. The upfront selling commissions and dealer manager fees are calculated as a percentage of the offering price at the time of purchase of such shares. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed to, participating broker dealers. In addition, the Dealer Manager is entitled to receive ongoing distribution fees based on the NAV of Class T shares and Class W shares sold in the primary portion of the offerings. The distribution fees will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares. The following table details the selling commissions, dealer manager fees and distribution fees applicable for each share class. With respect to Class T shares, the distribution fees were payable at a rate of 1.0% of NAV per annum for periods prior to March 1, 2021.

	Class T	Class W	Class I
Selling commissions (as % of offering price)	up to 2.0%	—%	—%
Dealer manager fees (as % of offering price)	up to 2.5%	—%	—%
Distribution fees (as % of NAV per annum)	0.85%	0.5%	—%

The Company will cease paying the distribution fees with respect to individual Class T shares and Class W shares when they are no longer outstanding, including as a result of a conversion to Class I shares. Each Class T share or Class W share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the applicable conversion rate on the earliest of: (i) a listing of any shares of the Company’s common stock on a national securities exchange; (ii) the Company’s merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets; and (iii) the end of the month in which the Dealer Manager, in conjunction with the Company’s transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through the distribution reinvestment plan or received as stock dividends) equals or exceeds 8.5% of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in the primary portion of the offerings.

Advisory Fee. The advisory fee consists of a fixed component and a performance component. The fixed component of the advisory fee includes a fee that will be paid monthly to the Advisor for asset management services provided to the Company and a fee payable to the Advisor in connection with a disposition. The following table details the fixed component of the advisory fee. Please see “Note 15 to the Consolidated Financial Statements” for information regarding changes to the advisory fee effected subsequent to December 31, 2020.

Fixed Component
% of aggregate cost of real property assets located in the U.S. (per annum)	0.80%
% of aggregate cost of real property assets located outside the U.S. (per annum)	1.20%
% of aggregate cost or investment of any interest in any other real estate-related entity or debt investment or other investment (per annum)	0.80%
% of total consideration paid in connection with the disposition of real property or a liquidity event involving gross market capitalization of the Company upon occurrence of a listing	1.00%

The performance component of the advisory fee, which generally will be paid to the Sponsor in its capacity as holder of a separate series of partnership interests in the Operating Partnership with special distribution rights (the “Special Units”), is a performance based amount in the form of an allocation and distribution. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, all or a portion of this amount will be paid instead to the Advisor in the form of an allocation and distribution, as described in the Advisory Agreement.

The performance component of the advisory fee is calculated as the lesser of: (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward; and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5.0% of the NAV per Fund Interest at the beginning of such year (the “Hurdle Amount”). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted average Fund Interests outstanding during the year. In no event will the performance component of the advisory fee be less than zero. “Fund Interests” means the outstanding shares of the Company’s common stock and any OP Units held by third parties. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Sponsor or the Advisor, as applicable, will earn a performance component equal to 100.0% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward.

The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from the Company’s payment or obligation to pay, or distribute, as applicable, the performance component of the advisory fee as well as ongoing distribution fees (i.e., the Company’s ongoing class-specific fees). If the performance component is being calculated with respect to a year in which the Company completes a liquidity event, for purposes of determining the annual total return amount, the change in NAV per Fund Interest will be deemed to equal the difference between the NAV per Fund Interest as of the end of the prior calendar year and the value per Fund Interest determined in connection with such liquidity event, as described in the Advisory Agreement. The “loss carryforward” referred to above tracks any negative annual total return amounts from prior years and offsets the positive annual total return amount for purposes of the calculation of the performance component of the advisory fee. The loss carryforward was zero as of December 31, 2020.

Organization and Offering Expenses. The Advisor agreed to advance all of the Company’s organization and offering expenses on the Company’s behalf, excluding upfront selling commissions, dealer manager fees and distribution fees, through December 31, 2019. The Company agreed to reimburse the Advisor for all such advanced expenses ratably over the 60 months following December 31, 2019 and reimbursed in full in January 2021, as described below. Beginning January 1, 2020, the Company either pays organization and offering expenses directly or reimburses the Advisor for any organization and offering expenses that it pays on the Company’s behalf as and when paid. The Company’s total cumulative organization and offering expenses may not exceed 15.0% of the gross proceeds from the primary portion of the offerings. As such, the Company would not consider organization and offering expenses above that amount to be payable, but such amounts may become payable in the future. As of December 31, 2020, the Company’s cumulative organization and offering expenses had not exceeded 15.0% of the gross proceeds from the primary portion of the offerings and the Company paid the remaining organization and offering expense amounts owed to the Advisor in full in January 2021.

Development Fees. Pursuant to Amendment No. 1 (“Amendment No. 1”), entered into on July 15, 2020, to the Amended and Restated Advisory Agreement (2020), dated as of June 12, 2020, the Company has agreed to pay the Advisor a development fee in connection with providing services related to the development, construction, improvement or stabilization, including tenant improvements, of development properties or overseeing the provision of these services by third parties on behalf of the Company. The fee will be an amount that will be equal to 4.0% of total project cost of the development property (or the Company’s proportional interest therein with respect to real property held in joint ventures or other entities that are co-owned). If the Advisor engages a third party to provide development services, the third party will be compensated directly by the Company, and the Advisor will receive the development fee if it provides development oversight services.

Fees from Other Services. The Company retains certain of the Advisor’s affiliates, from time to time, for services relating to the Company’s investments or its operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services, construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance, treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor’s affiliates for any such services will not reduce the advisory fees. Any such arrangements will be at market rates or reimbursement of costs.

Acquisition Expense Reimbursements. Pursuant to the Advisory Agreement, subject to certain limitations, the Company agreed to reimburse the Advisor for all acquisition expenses incurred on the Company’s behalf in connection with the selection, acquisition, development or origination of its investments, whether or not such investments are acquired. As these expense reimbursements were not directly attributable to a specified property, they were expensed as incurred on the consolidated statements of operations. Until December 31, 2019, the Advisor deferred reimbursement of all or a portion of acquisition expenses incurred or paid on the Company’s behalf if, in a given month, the reimbursement of acquisition expenses to the Advisor would have caused the NAV per share to be lower than the lesser of $10.00 or the NAV per share calculated for the prior month, which the Company refers to as a shortfall. If the reimbursement would have resulted in a shortfall, then the Advisor deferred reimbursement of acquisition expenses in the amount necessary to prevent a shortfall for such month. The Advisor was reimbursed for any such unreimbursed acquisition expenses as of December 31, 2020. Beginning January 1, 2020, the Company either pays acquisition expenses directly or reimburses the Advisor for any acquisition expenses that it pays on the Company’s behalf as and when paid.

The table below summarizes the fees and expenses incurred by the Company for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services described above, and any related amounts payable:

	For the Year Ended December 31,			Payable as of
(in thousands)	2020	2019	2018	December 31, 2020	December 31, 2019
Expensed:
Organization costs (1)	$—	$—	$—	$—	$78
Advisory fee—fixed component	9,653	4,585	901	1,345	593
Advisory fee—performance component	9,640	2,913	723	9,640	2,913
Acquisition expense reimbursements (2)	2,958	3,068	4,900	1,037	182
Other expense reimbursements (3)	3,003	1,963	1,195	539	473
Total	$25,254	$12,529	$7,719	$12,561	$4,239
Capitalized:
Development fees (4)	$24	$—	$—	$24	$—
Total	$24	$—	$—	$24	$—
Additional Paid-In Capital:
Selling commissions	$22,433	$6,391	$4,372	$—	$—
Dealer manager fees	16,757	5,306	4,430	—	—
Offering costs (1)	7,404	7,150	13,270	18,246	21,269
Distribution fees—current	10,634	3,535	875	1,122	389
Distribution fees—trailing (5)	28,493	9,010	7,063	44,962	16,467
Total	$85,721	$31,392	$30,010	$64,330	$38,125

(1)	As of December 31, 2020, the Advisor had incurred $22.0 million in offering costs and $0.1 million of organization costs on behalf of the Company. The Company is reimbursing the Advisor for all organization and offering costs incurred on its behalf as of December 31, 2019 ratably over 60 months. Since January 1, 2020, the Company either pays directly or reimburses the Advisor for offering costs as and when incurred. The Company agreed to pay the remaining organization and offering expense amounts owed to the Advisor in full in January 2021.

(2)	Reflects amounts reimbursable to the Advisor for all expenses incurred by the Advisor and its affiliates on the Company’s behalf in connection with the selection, acquisition, development or origination of an asset. The Company either pays directly or reimburses the Advisor for such expenses.
(3)	Other expense reimbursements include certain expenses incurred in connection with the services provided to the Company under the Advisory Agreement. These reimbursements include a portion of compensation expenses of individual employees of the Advisor, including certain of the Company’s named executive officers, related to services for which the Advisor does not otherwise receive a separate fee. A portion of the compensation received by certain employees of the Advisor and its affiliates may be in the form of a restricted stock grant awarded by the Company. The Company shows these as reimbursements to the Advisor to the same extent that the Company recognizes the related share-based compensation on its consolidated statements of operations. The Company reimbursed the Advisor approximately $2.7 million, $1.8 million and $0.9 million for the years ended December 31, 2020, 2019 and 2018, respectively, for such compensation expenses. The remaining amount of other expense reimbursements relate to other general overhead and administrative expenses including, but not limited to, allocated rent paid to both third parties and affiliates of the Advisor, equipment, utilities, insurance, travel and entertainment.
(4)	Development fees are included in the total development project costs of the respective properties and are capitalized in construction in progress, which is included in net investment in real estate properties on the Company’s consolidated balance sheets.
(5)	The distribution fees are payable monthly in arrears. The monthly amount of distribution fees payable is included in distributions payable on the consolidated balance sheets. Additionally, the Company accrues for estimated trailing amounts payable based on the shares outstanding as of the balance sheet date, which are included in distribution fees payable to affiliates on the consolidated balance sheets. All or a portion of the distribution fees are reallowed or advanced by the Dealer Manager to unaffiliated participating broker dealers and broker dealers servicing accounts of investors who own Class T shares and/or Class W shares.

In addition, the Company paid the Advisor for property-level accounting services in the amount of approximately $603,000, $313,000, and $36,000 for the year ended December 31, 2020, 2019 and 2018, respectively. These payments were funded from a portion of the property management fees paid by customers at our properties, with the remainder of such property management fees paid to the third-party property managers for such properties. The portion of these payments by the customers that were passed through to the Advisor were related to property accounting services and are at or near market rates for the regions in which our properties are located.

Transactions with Affiliates

In November 2014, the Company sold 20,000 shares of Class A common stock to the Advisor at a price of $10.00 per share. Additionally, the Operating Partnership issued 20,000 OP Units to the Company in exchange for $200,000. The Operating Partnership also issued 100 Special Units to the Sponsor for consideration of $1,000. The Special Units are classified as noncontrolling interests.

Performance Fee OP Units

The 2020 performance component of the advisory fee in the amount of $9.6 million became payable to the Sponsor on December 31, 2020, which were issued as Class I OP units in January 2021. Such Class I OP Units were issued at the NAV per unit as of December 31, 2020. The 2019 performance component of the advisory fee in the amount of $2.9 million became payable to the Sponsor on December 31, 2019, which were issued as Class I OP units in January 2020.

Joint Venture Partnerships

Interests Purchase

On July 15, 2020, the Company acquired interests in two portfolios comprised of 64 acquired or completed buildings and 18 buildings under construction or in the pre-construction phase. As a result of the acquisition, the Company owned a 19.9% limited partner interest in the BTC I Partnership, a 0.1% general partner interest in the BTC I Partnership, a 7.9% limited partner interest in the BTC II Partnership, and a 0.1% general partner interest in the BTC II Partnership (collectively, the “Interests”). The purchase price for the Interests was $301.0 million in cash paid at closing, exclusive of due diligence expenses and other closing costs. The Company funded the acquisition of the Interests using proceeds from its public offering.

The Company acquired the Interests from Industrial Property Operating Partnership LP (“IPT OP”), a subsidiary of IPT, which was a Maryland statutory trust that was advised by Industrial Property Advisors LLC (the “IPT Advisor”), an affiliate of the Company’s Advisor. IPT terminated its existence on July 28, 2020, following the sale of its interests in the BTC Partnerships. The Company and IPT also had certain common officers. Certain former officers of IPT and certain former trustees of the IPT board of trustees (the “IPT Board”) are also stockholders of the Company. Prior to the termination of IPT, the Company and IPT were also sponsored by affiliates of Black Creek Group, LLC, and such sponsors held partnership units in the operating partnerships of the Company and IPT, respectively, and certain former trustees of IPT were also members of the Company’s board of directors. The IPT Board and the Company’s board of directors each established a special committee of independent trustees or directors, as applicable, to review and approve the agreements between the Company and IPT OP and the transactions contemplated thereby, including the sale of the Interests. The members of the IPT special committee did not overlap with members of the Company’s special committee, and none of the members of the Company’s special committee were trustees of IPT. All of the members of the Company’s special committee were disinterested in the transactions, including the sale of the Interests. Each of the special committees engaged legal counsel and an independent financial advisor to assist the special committees in their evaluation and negotiation of the transactions. CBRE Capital Advisors, Inc., the independent financial advisor to the IPT special committee, delivered a fairness opinion to the IPT special committee. Duff & Phelps, the independent financial advisor to the Company special committee, delivered a fairness opinion to the Company special committee. The agreements between the Company and IPT OP and the transactions contemplated thereby, including the sale of the Interests, were approved by the special committees of each of the Company and IPT.

BTC I Partnership Promote

The BTC I Partnership’s Partnership Agreement contains procedures for making incentive distributions to its partners, which are subject to the achievement of certain return thresholds. The incentive distributions became due and payable in the fourth quarter of 2020. The Company elected to receive its share of the incentive distribution as an increase of its interest in the Partnership in lieu of a cash payment. As a result, the Company’s limited partner interest in the BTC I Partnership decreased from 19.9% to 17.9% and its general partner interest in the BTC I Partnership increased from 0.1% to 8.9%. As stipulated in the Partnership Agreement, partners are required to make contributions into the Partnership in order to fund the incentive distribution, and the Company made net payments of $18.2 million to the Partnership to fulfill its share of this requirement. As of December 31, 2020, the BTC I Partnership owed the Company $3.2 million for the Company’s overpayment of the required contributions, which was recorded in due from affiliates on the consolidated balance sheets.

BTC I Services Agreement and Incentive Distributions Sharing

Pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of the BTC I Partnership, as amended (the “BTC I Partnership Agreement”), the Company, as the general partner of the BTC I Partnership (the “BTC I GP”) will provide, directly or indirectly by appointing an affiliate or a third party, acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC I Advisory Services”). As compensation for providing the BTC I Advisory Services, the BTC I Partnership will pay the BTC I GP, or its designee, certain fees in accordance with the terms of the BTC I Partnership Agreement. On February 12, 2015, the BTC I GP and IPT Advisor and an entity owned by affiliates of the Advisor, entered into an agreement that the IPT Advisor subsequently assigned to Industrial Property Advisors Sub I LLC (the “BTC I SLP”), an entity owned by affiliates of the Advisor. Pursuant to this agreement (the “BTC I Services Agreement”), the BTC I GP appointed the BTC I SLP to provide the BTC I Advisory Services and assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. As a result of the payment of the fees pursuant to the BTC I Services Agreement, the fees payable to the Advisor pursuant to the Advisory Agreement will be reduced by the product of (i) the fees actually paid to the BTC I SLP pursuant to the BTC I Services Agreement, and (ii) the percentage interest of the BTC I Partnership owned by the Company through its general partner and limited partner interests.

In connection with the sale of the Interests, the parties to the BTC I Services Agreement amended such agreement to make certain conforming changes to reflect the new indirect ownership structure of the BTC I Partnership as a result of the sale of the Interests.

In addition, the BTC I Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP and the BTC I SLP, which are subject to certain return thresholds being achieved. The BTC I GP and the BTC I SLP have agreed to split such incentive distributions such that the BTC I SLP will receive 60% of the incentive distributions attributable to interests in the BTC I Partnership which are not owned by the BTC I GP or the BTC I LP.

Pursuant to the BTC I Partnership Agreement, the partners will be obligated to make capital contributions in proportion to their respective partnership interests with respect to each approved investment as well as with respect to any additional capital calls the BTC I GP makes from time to time, including with respect to the funding of incentive distributions, certain preservation costs, certain limited operating and capital variances and other items.

Pursuant to an agreement between the BTC I SLP and the subsidiaries through which the Company owns its general partner and limited partner interests in the BTC I Partnership, dated September 15, 2016, if the Company proposes to transfer all (but not less than all) of its respective interests in the BTC I Partnership to an unrelated third party, then the Company can require the BTC I SLP to transfer its special limited partnership interest to the purchaser on the same terms and conditions.

In connection with the promote transaction described above, the BTC I SLP assigned its interest in the BTC I Services Agreement to Industrial Property Advisors Sub II LLC (the “BTC I Service Provider”), including, without limitation, the BTC I SLP’s obligations to provide services and right to receive fees under the agreement, with such assignment effective as of the Effective Date.

BTC II Services Agreement and Incentive Distributions Sharing

Pursuant to the Agreement of Limited Partnership of the BTC II Partnership, as amended (the “BTC II Partnership Agreement”), the Company, as the general partner of the BTC II Partnership (the “BTC II GP”) will provide, directly or indirectly by appointing an affiliate or a third party, acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC II Advisory Services”). As compensation for providing the BTC II Advisory Services, the BTC II Partnership will pay the BTC II GP, or its designee, certain fees in accordance with the terms of the BTC II Partnership Agreement. On May 19, 2017, the BTC II GP and Industrial Property Advisors Sub III LLC (the “BTC II Service Provider”), an entity owned by affiliates of the Advisor, entered into that certain agreement (the “BTC II Services Agreement”), pursuant to which the BTC II GP appointed the BTC II Service Provider to provide the BTC II Advisory Services and assigned to the BTC II Service Provider the fees payable pursuant to the BTC II Partnership Agreement for providing the BTC II Advisory Services. As a result of the payment of the fees pursuant to the BTC II Services Agreement, the fees payable to the Advisor pursuant to the Advisory Agreement will be reduced by the product of (i) the fees actually paid to the BTC II Service Provider pursuant to the BTC II Services Agreement, and (ii) the percentage interest of the BTC II Partnership owned by the Company through its general partner and limited partner interests.

In connection with the sale of the Interests, the parties to the BTC II Services Agreement amended such agreement to make certain conforming changes to reflect the new indirect ownership structure of the BTC II Partnership as a result of the sale of the Interests.

In addition, the BTC II Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to the BTC II GP and Industrial Property Advisors Sub IV LLC (the “BTC II SLP”), an entity owned by affiliates of the Advisor, which are subject to certain return thresholds being achieved. The BTC II GP and the BTC II SLP have agreed to split such incentive distributions such that the BTC II SLP will receive 80% of the incentive distributions attributable to interests in the BTC II Partnership which are not owned by the Company through its general partner and limited partner interests.

Pursuant to the BTC II Partnership Agreement, the partners will be obligated to make capital contributions in proportion to their respective partnership interests with respect to each approved investment as well as with respect to any additional capital calls the BTC II GP makes from time to time, including with respect to the funding of incentive distributions, certain preservation costs, certain limited operating and capital variances and other items.

Joint Venture Partnership Fees

For the period from July 16, 2020 through December 31, 2020, the BTC Partnerships (as described in “Note 5”) incurred in aggregate approximately $6.2 million in acquisition and asset management fees, which were paid to affiliates of the Advisor pursuant to the respective service agreements. As of December 31, 2020, the Company had amounts due from the BTC Partnerships in aggregate of approximately $25,000 for partnership fees, which were recorded in due from affiliates on the consolidated balance sheets.

Expense Support Agreement

On January 1, 2019, the Company, the Advisor and the Operating Partnership entered into the Second Amended and Restated Expense Support Agreement (the “Expense Support Agreement”). The Expense Support Agreement amended and restated the agreement that had been entered into by the Company, the Operating Partnership and the Advisor in October 2016, which was subsequently amended and restated as of July 1, 2017. Pursuant to the Expense Support Agreement, the Advisor has agreed to defer certain fees and fund certain of the Company’s expenses, subject to the terms of the agreement. As amended, the Expense Support Agreement provides that, effective for each quarter commencing January 1, 2019 and ending December 31, 2020, the Advisor has agreed to defer payment of all or a portion of the fixed component of the advisory fee otherwise payable to it pursuant to the Advisory Agreement, if, for a particular quarter, the sum of (i) funds from operations (“FFO”), before taking into consideration any of the amounts paid to or by the Advisor pursuant to the Expense Support Agreement, as disclosed in the Company’s quarterly and annual reports, (ii) the Company’s accrued acquisition expenses (net of any acquisition expenses paid by the Company or on its behalf), (iii) the performance component of the advisory fee, (iv) any adjustment that has been made in calculating the Company’s FFO based on straight-line rent and amortization of above/below market leases, (v) organization and offering expenses reimbursed by the Company to the Advisor, and (vi) the fair market value gain amount (collectively, the “Expense Support Threshold”) is less than the aggregate gross cash distributions declared for such quarter, assuming all such cash distributions had been declared at the aggregate distribution rate for Class I shares authorized by the Company’s board of directors for such quarter (“Baseline Distributions”). For purposes of calculating the Expense Support Threshold, the “fair market value gain amount” is an amount equal to up to the total net realized and unrealized fair market value gains on the Company’s real property investments, derivative instruments, and debt for a quarter. The Advisor, in its reasonable discretion, shall determine the amount of such gain to be included in the calculation of the Expense Support Threshold each quarter; provided, that, in no event shall the Advisor determine to include an amount of such gain that causes the Company’s NAV per share, as calculated in accordance with its valuation procedures for such quarter, to decrease below the lesser of (i) $10.00 per share and (ii) the Company’s most recently disclosed NAV per share. Further, for purposes of calculating the Expense Support Threshold, the amounts in each of subsections (ii), (iii), (iv), and (v) of the definition will be a positive number if it was a deduction in calculating the Company’s FFO for such quarter, and conversely will be a negative number if it was an addition in calculating its FFO for such quarter. For example, if straight-line rent and amortization of above/below-market leases was an addition in calculating the

Company’s FFO, then it would be a negative number in calculating the Expense Support Threshold. The amount of the fixed component of the advisory fee that will be deferred for a particular quarter, if any, will equal the lesser of (i) the difference between the Expense Support Threshold and Baseline Distributions for such quarter and (ii) the entire fixed component of the advisory fee payable to the Advisor pursuant to the Advisory Agreement for such quarter.

In addition, if in a given calendar quarter, the Expense Support Threshold is less than Baseline Distributions for such quarter, and the deferred fixed component of the advisory fee is not sufficient to satisfy the shortfall for such quarter (a “Deficiency”) the Advisor will be required to fund certain of the Company’s or the Operating Partnership’s expenses in an amount equal to such Deficiency. In no event will the aggregate of the fixed component of the advisory fee deferred by the Advisor and the Deficiency support payments made by the Advisor between October 2016 and the termination or expiration of the Expense Support Agreement exceed $15.0 million (the “Maximum Amount”). Subject to certain conditions, the Advisor is entitled to reimbursement from the Company for any fixed component of the advisory fee that is deferred and any Deficiency support payments that the Advisor makes pursuant to the Expense Support Agreement; provided, that, other than under certain circumstances in connection with a Liquidity Event (described below), the Company will not be obligated to reimburse the Advisor for any amount not reimbursed by the Company to the Advisor within four years after the quarter in which such reimbursable amount originated. For any quarter in which the Expense Support Threshold exceeds Baseline Distributions for that quarter, the Expense Support Agreement requires that the Company reimburses the Advisor in an amount equal to the lesser of (i) the difference between the Expense Support Threshold and Baseline Distributions and (ii) the sum of all outstanding reimbursable amounts.

In connection with the Company’s completion of a Liquidity Event, the Company will reimburse the Advisor for any outstanding reimbursable amounts that have not been repaid, including amounts that have not been reimbursed by the Company within four years after the quarter in which such reimbursable amount originated (the “Outstanding Reimbursable Amounts”); provided that the Company will reimburse the Advisor in these circumstances only if the “Annual Total Return Amount” exceeds the “Total Return Hurdle” (each as described below); and provided further that the amount of the reimbursement shall equal the lesser of (i) the sum of all Outstanding Reimbursable Amounts, or (ii) the maximum amount permitted to be reimbursed without causing the Annual Total Return Amount to be less than the Total Return Hurdle. For purposes of the Expense Support Agreement, “Annual Total Return Amount” means (i) a cumulative, non-compounded pre-tax rate of return equal to (a) the sum of (x) the cumulative gross distributions per share declared by the Company since the date on which it first issued shares to third-party retail investors in its public offering (the “Inception Date”), and (y) the “Ending NAV,” less $10.00 (the deemed NAV on the Inception Date), (b) divided by $10.00, (ii) divided by the number of years, including fractional years, between the Inception Date and the Liquidity Event. “Ending NAV” means the NAV per share determined in connection with a Liquidity Event. In connection with a listing, the Ending NAV will be an amount equal to the per share market value of the listed shares based upon the average closing price or, if the average closing price is not available, the average of the bid and asked prices, for the 30-day period beginning 90 days after such listing. Upon a Liquidity Event other than a listing, the Ending NAV shall be an amount equal to the per share consideration received by stockholders in connection with such Liquidity Event. For purposes of the Expense Support Agreement, “Total Return Hurdle” means a non-compounded, pre-tax annual rate of return equal to 5%. If Outstanding Reimbursable Amounts are payable to the Advisor, the Company will pay them prior to any payment of any other distribution to any other party in connection with a Liquidity Event. Further, in the event that the Company terminates the Advisory Agreement without cause and not in connection with a Liquidity Event, any reimbursable amounts that have not expired or been repaid pursuant to the terms of the Expense Support Agreement will become immediately due and payable to the Advisor. The Company’s obligation to reimburse the Advisor will be non-interest bearing.

During the term of the Expense Support Agreement, the Company may be able to use cash flow from operations to pay distributions to its stockholders that would otherwise be used to pay the fixed component of the advisory fee or expenses. The Expense Support Agreement was not renewed after the expiration of its effective term on December 31, 2020 and the Company does not expect to receive any additional expense support from the Advisor in the future.

The table below provides information regarding the fees deferred and expense support provided by the Advisor, pursuant to the Expense Support Agreement. As of December 31, 2020, the aggregate amount paid by the Advisor pursuant to the Expense Support Agreement was $27.1 million. Of this amount, total reimbursements to the Advisor were $27.1 million. As of December 31, 2020, all reimbursable amounts have been paid in their entirety, and no amounts remain to be reimbursed to the Advisor.

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Fees deferred	$3,896	$3,895	$901
Other expenses supported	9,609	2,243	4,682
Total expense support from Advisor	13,505	6,138	$5,583
Reimbursement of previously deferred fees and other expenses supported	(13,505)	(13,606)	—
Total (reimbursement to) expense support from Advisor, net (1)	$—	$(7,468)	$5,583

(1)	As of December 31, 2020, no amounts were payable to or receivable from the Advisor. As of December 31, 2019, approximately $5.4 million was payable to the Advisor by the Company and is included in due to affiliates on the consolidated balance sheets.

11. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information and disclosure of non-cash investing and financing activities is as follows:

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Interest paid, net of capitalized interest	$12,180	$7,810	$1,521
Distributions payable	6,450	2,241	920
Distribution fees payable to affiliates	44,962	16,467	7,457
Distributions reinvested in common stock	28,590	9,482	1,959
Accrued offering and organization costs	18,246	21,347	14,197
Redeemable noncontrolling interest issued as settlement of performance component of the advisory fee	2,913	723	—
Accrued acquisition expense reimbursements	1,037	182	3,500
Non-cash selling commissions and dealer manager fees	39,190	11,697	8,802
Mortgage notes assumed on real estate acquisitions at fair value	—	50,418	—

Restricted Cash

The following table presents the components of the beginning of period and end of period cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	For the Year Ended December 31,
(in thousands)	2020	2019	2018
Beginning of period:
Cash and cash equivalents	$51,178	$19,016	$10,565
Restricted cash (1)	—	5	481
Cash, cash equivalents and restricted cash	$51,178	$19,021	$11,046
End of period:
Cash and cash equivalents	$232,369	$51,178	$19,016
Restricted cash (1)	530	—	5
Cash, cash equivalents and restricted cash	$232,899	$51,178	$19,021

(1)	As of December 31, 2020, restricted cash consisted of cash held in escrow in connection with certain property improvements required by the lender of the $118.5 million mortgage note entered into in October 2020. As of December 31, 2019, the Company did not have any restricted cash. As of December 31, 2018, restricted cash consisted of cash held in escrow in connection with certain estimated property improvements. As of December 31, 2017, restricted cash consisted of amounts deposited with a third-party escrow agent related to the notes issued pursuant to the private offering, which was released to the Company from escrow in January 2018.

12. NONCONTROLLING INTERESTS

Special Units

In November 2014, the Operating Partnership issued 100 Special Units to the parent of the Advisor for consideration of $1,000. The holder of the Special Units does not participate in the profits and losses of the Operating Partnership. The Sponsor in its capacity as holder of the Special Units will be paid a performance based amount in the form of an allocation and distribution. Refer to “Note 10” for details regarding the performance component of the advisory fee and Class I OP Units issued as payment for the performance component of the advisory fee. This amount will be paid to the Sponsor, so long as the Advisory Agreement has not been terminated, as a performance participation interest with respect to the Special Units or, at the election of the Sponsor, will be paid instead to the Advisor in the form of an allocation and distribution, as described in the Advisory Agreement. The limited partner interests not owned by the Company are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity.

Subsidiary REITs

During the year ended December 31, 2020, the Company acquired controlling interests in one subsidiary REIT that owns one building for a total purchase price of $22.4 million. The Company indirectly owns and controls the managing member of the subsidiary REIT. Noncontrolling interests represent the portion of equity in the subsidiary REIT that the Company does not own. Such noncontrolling interests are equity instruments presented in the consolidated balance sheet as of December 31, 2020 as noncontrolling interests within permanent equity. The noncontrolling interests consist of redeemable preferred shares with a 12.5% annual preferred dividend. The subsidiary REIT has 125 preferred shares issued and outstanding at a par value of $1,000 per share, for an aggregate amount of $125,000. The preferred shares are non-voting and have no rights to income or loss. The preferred shares are redeemable by the respective subsidiary REIT at the discretion of the Company, through its ownership and control of the managing member, for $1,000 per share, plus accumulated and unpaid dividends. As of December 31, 2020, the subsidiary REIT had preferred dividends payable in the amount of approximately $7,800, which were recorded in distributions payable on the Company’s consolidated balance sheet.

13. SIGNIFICANT RISKS AND UNCERTAINTIES

Significant Risks and Uncertainties

Currently, one of the most significant risks and uncertainties is the adverse effect of the COVID-19 pandemic. The extent of the impact from COVID-19 on the commercial real estate sector continues to vary dramatically across real estate property types and markets, with certain property segments such as hospitality, gaming, shopping malls, senior housing, and student living being impacted particularly hard. While not immune to the effects of COVID-19, the industrial property sector in which the Company invests continues to remain relatively resilient; however, the Company has had customers request rent deferral or rent abatement during this pandemic. The outbreak has triggered a period of global economic slowdown and could trigger a global recession.

The COVID-19 pandemic could have material and adverse effects on the Company’s financial condition, results of operations and cash flows in the near term due to, but not limited to, the following:

●	reduced economic activity severely impacts the Company’s customers’ businesses, financial condition and liquidity and may cause customers to be unable to fully meet their obligations to the Company or to otherwise seek modifications of such obligations, resulting in increases in uncollectible receivables and reductions in rental income;
●	the negative financial impact of the pandemic could impact the Company’s future compliance with financial covenants of the Company’s credit facility and other debt agreements; and
●	weaker economic conditions could cause the Company to recognize impairment in value of its tangible or intangible assets.

The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it will impact its customers and business partners. While the Company did not incur significant disruptions during the year ended December 31, 2020 from the COVID-19 pandemic, it is unable to predict the impact that the COVID-19 pandemic will have on its future financial condition, results of operations and cash flows due to numerous uncertainties and the impact could be material. The extent to which the COVID-19 pandemic impacts the Company’s operations and those of the Company’s customers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.

14. COMMITMENTS AND CONTINGENCIES

The Company and the Operating Partnership are not presently involved in any material litigation nor, to the Company’s knowledge, is any material litigation threatened against the Company or its subsidiaries.

Environmental Matters

A majority of the properties the Company acquires have been or will be subject to environmental reviews either by the Company or the previous owners. In addition, the Company may incur environmental remediation costs associated with certain land parcels it may acquire in connection with the development of land. The Company has or may acquire certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous material. The Company may purchase various environmental insurance policies to mitigate its exposure to environmental liabilities. The Company is not aware of any environmental liabilities that it believes would have a material adverse effect on its business, financial condition, or results of operations as of December 31, 2020.

15. SUBSEQUENT EVENTS

Status of the Public Offerings

As of March 1, 2021, the Company had raised gross proceeds of $1.6 billion from the sale of 152.8 million shares of its common stock in its public offerings, including $50.0 million from the sale of 5.0 million shares of its common stock through its distribution reinvestment plan. As of March 1, 2021, approximately $866.9 million in shares of the Company’s common stock remained available for sale pursuant to its follow-on public offering in any combination of Class T shares, Class W shares and Class I shares, including approximately $458.3 million in shares of common stock available for sale through its distribution reinvestment plan, which may be reallocated for sale in the Company’s primary offering.

Completed Acquisitions

On January 8, 2021, the Company acquired one industrial building located in the D.C. / Baltimore market. The total purchase price was approximately $19.0 million, exclusive of transfer taxes, due diligence expenses, acquisition costs and other closing costs.

Acquisitions Under Contract

The Company has entered into contracts to acquire properties with an aggregate contract purchase price of approximately $83.6 million comprised of two industrial buildings and one land parcel. There can be no assurance that the Company will complete the acquisition of the properties under contract.

DST Program

The Company, through the Operating Partnership, intends to initiate a program to raise capital in private placements exempt from registration under Section 506(b) of the Securities Act of 1933, as amended, or the “Securities Act” through the sale of beneficial interests in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership.

Under the DST Program, each private placement will offer interests in one or more real properties placed into one or more Delaware statutory trust(s) by the Operating Partnership or its affiliates (the “DST Properties”). The Company anticipates that these interests may serve as replacement properties for investors seeking to complete like kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986 (the “Code”). Additionally, underlying interests of properties that are sold to investors pursuant to such private placements will be leased back by an indirect wholly owned subsidiary of the Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the beneficial interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units.

The Company expects that the DST Program will give it the opportunity to expand and diversify its capital raising and asset acquisition strategies by offering what it believes to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like kind exchange transactions under Section 1031 of the Code. The Company expects to use the net proceeds of these private placements to make investments in accordance with its investment strategy and policies, to provide liquidity to its investors and for general corporate purposes (which may include repayment of the Company’s debt or any other corporate purposes it deems appropriate). The specific amounts of the net proceeds that are used for such purposes, and the priority of such uses, will depend on the amount and timing of receipts of such proceeds and what the Company deems to be the best use of such proceeds at such time.

In connection with the DST Program, Black Creek Industrial Exchange LLC (“BCIX”), a wholly-owned subsidiary of the Company’s taxable REIT subsidiary that is wholly-owned by the Operating Partnership, will enter into a dealer manager agreement with the Company’s Dealer Manager. Pursuant to the dealer manager agreement, the Dealer Manager agreed to conduct the private placements of up to $500 million of interests. BC Exchange Industrial Manager LLC (the “DST Manager”), a wholly-owned subsidiary of the Company’s Operating Partnership, will act, directly or through a wholly owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Industrial Advisor LLC (the “DST Advisor”), an affiliate of the Advisor.

Further, in connection with the DST Program, the Company’s affiliate, BCIX will maintain a loan program and may, upon request, provide loans (the “DST Investor Loans” and, each individually, a “DST Investor Loan”) to certain purchasers of the interests in the Delaware Statutory Trusts (the “DST Interests”) to finance a portion of the purchase price payable upon their acquisition of such interests (the “Purchase Price”). The DST Investor Loans will be made by a newly formed entity (the “BCIX Lender”), which will be affiliated with the Company, the Operating Partnership and the DST Manager.

BTC I Partnership Agreement

Incentive Distributions Pursuant to BTC I Partnership Agreement

As disclosed in the Current Report on Form 8-K filed by the Company on July 21, 2020 (the “Prior 8-K”), the Company, indirectly through certain of its subsidiaries, owns a minority ownership interest in the BTC I Partnership. Specifically, our subsidiaries, IPT BTC I GP LLC (the “BTC I GP”) and IPT BTC I LP LLC (the “BTC I LP”), own a general partner interest and a minority limited partner interest, respectively, in the BTC I Partnership.

The Fourth Amended and Restated Agreement of Limited Partnership of the BTC I Partnership, dated as of December 31, 2016, and amended as of July 15, 2020, by and among the BTC I GP, the BTC I LP, Industrial Property Advisors Sub I LLC (the “BTC I SLP”), an affiliate of our Advisor, and QR Master Holdings USA II LP (the “BTC I Partnership Agreement”), contains procedures for making distributions to the parties, including incentive distributions to the BTC I GP and the BTC I SLP, which are subject to the achievement of certain return thresholds. The BTC I GP and the BTC I SLP agreed to split such incentive distributions such that BTC I SLP will receive 60% of the incentive distributions attributable to interests in BTC I which are not owned by the BTC I GP or the BTC I LP. The incentive distributions became due and payable in the fourth quarter of 2020. Our subsidiary, the BTC I GP, elected to receive its share of the incentive distribution as an increase of our interest in BTC I in lieu of a cash payment. The new percentage ownership interest of the BTC I GP in BTC I is described below under “—Amendment to the BTC I Partnership Agreement”. The BTC I SLP requested that a portion of its incentive distribution be issued as an increase of its interest in BTC I in lieu of a full redemption of its interest and a cash payment, and the parties to the BTC I Partnership Agreement amended the BTC I Partnership Agreement to accommodate this request, as described below.

Amendment to BTC I Partnership Agreement

The parties to the BTC I Partnership Agreement entered into a second amendment to the agreement on January 12, 2021 (the “Amendment”). Pursuant to the Amendment, effective as of December 22, 2020 (the “Effective Date”), a portion of the BTC I SLP’s incentive distribution in the amount of $16 million was issued as an increase of the BTC I SLP’s interest in the BTC I Partnership. As of the Effective Date, the BTC I GP owned an 8.9% interest, the BTC I LP owned a 17.9% interest, the BTC I SLP owned a 1.2% interest and the third party partner, QR Master Holdings USA II LP (the “QR Limited Partner”), owned a 72.0% interest in BTC I. The QR Limited Partner was previously assigned 100% of the interest held by the BCIMC Limited Partner, as defined in the Prior 8-K.

The Amendment also provides that the BTC I SLP will participate pro rata (based on its percentage interest) in any distributions of available cash and liquidating distributions. In addition, the BTC I SLP will be treated in the same manner as the BTC I LP for purposes of the rights of first offer, tag along rights, buy-sell and forced sale provisions of the BTC I Partnership Agreement, which were described in the Prior 8-K.

Pursuant to the Amendment, the QR Limited Partner and the BTC I SLP each have the right, on 15 days’ prior written notice, to cause BTC I to redeem the BTC I SLP’s interest. Until March 31, 2021, the redemption price will be $16 million. Thereafter, the redemption price will be the fair market value of the interest, determined based on the latest appraised value of BTC I’s assets plus any capital contributions funded with respect to such assets since the appraised value was finalized, in each case adjusted to reflect any applicable distributions in connection with any capital transactions.

As also disclosed in the Prior 8-K, the Company entered in to an agreement (the “BTC I Services Agreement”) between the BTC I GP, the BTC I SLP, and the Advisor, pursuant to which the BTC I GP appointed the BTC I SLP to provide acquisition and asset management services and, to the extent applicable, development management and development oversight services (the “BTC I Advisory Services”) and assigned to the BTC I SLP the fees payable pursuant to the BTC I Partnership Agreement for providing the BTC I Advisory Services. In connection with the transactions described above, the BTC I SLP assigned its interest in the BTC I Services Agreement to the BTC I Service Provider, including, without limitation, the BTC I SLP’s obligations to provide services and right to receive fees under the agreement, with such assignment effective as of the Effective Date. The BTC I Service Provider is owned by an affiliate of the Advisor.

Dealer Manager Agreement

On February 16, 2021, we entered into the Amended and Restated Dealer Manager Agreement (the “A&R Dealer Manager Agreement”) with the Advisor and the Dealer Manager. The A&R Dealer Manager Agreement amends and restates the dealer manager agreement, dated as of September 5, 2019, by and among us, the Advisor and the Dealer Manager, to reduce the rate at which the distribution fee payable on Class T shares will be paid from 1.0% of NAV per annum to 0.85% of NAV per annum. The terms of the A&R Dealer Manager Agreement are otherwise substantially the same as the terms of the prior dealer manager agreement.

Share Redemption Program

Our share redemption program provides that we may redeem, during any calendar month, shares whose aggregate value (based on the price at which the shares are redeemed) is 2% of our aggregate NAV as of the last calendar day of the previous quarter and, during any calendar quarter, shares whose aggregate value (based on the price at which the shares are redeemed) is up to 5% of the Company’s aggregate NAV as of the last calendar day of the prior calendar quarter. On February 16, 2021, our board of directors approved the amended and restated share redemption program (the “Share Redemption Program”). The Share Redemption Program amends and restates the prior share redemption program in a manner which enhances the potential capacity for redemptions. Specifically, the Share Redemption Program provides that (i) if share redemptions are less than 2% in the first months of a given quarter, any unused capacity will carry over to the second month, and any unused capacity for the first two months will carry over to the third month; provided that redemptions in any given quarter will not exceed 5% of our aggregate NAV as of the last day of the prior quarter; and (ii) the redemption limitations will be based on net redemptions during a month or quarter, as applicable. The term “net redemptions” means, during the applicable period, the excess of share redemptions (capital outflows) over the proceeds from the sale of shares (capital inflows). Our board of directors may determine to change the measurement from net to gross redemptions with respect to a particular quarter in its discretion, but any such determination must be made with respect to the entire quarter. The Share Redemption Program has also been amended to eliminate the 2.5% early redemption deduction applicable to Class T Shares outstanding for at least one year but less than two years, such that the only early redemption deduction in place is a 5% early redemption deduction that will ordinarily apply to all shares that have been outstanding for less than one year. However, on February 16, 2021, our board of directors suspended the early redemption deduction on all redemptions effected from February 16, 2021 through at least September 30, 2021.

In addition, the Share Redemption Program includes new provisions regarding certain circumstances in which the early redemption deduction may be waived, as well as certain limitations that will be imposed on the Company’s ability to make new investments, increase the then-current distribution rate and pay the performance component of the advisory fee under the Advisory Agreement and the Partnership Agreement (defined below), in the event that the Company were ever to fail to satisfy 100% of properly submitted redemption requests for any consecutive 24-month period.

Amended and Restated Advisory Agreement

On February 16, 2021, the Company and the Operating Partnership entered into the Advisory Agreement with the Advisor. The Advisory Agreement amends and restates the Amended and Restated Advisory Agreement (2020) to, among other things, amend the calculation of the fixed component of the advisory fee. As amended, the fixed component of the advisory fee, which was previously a monthly fee in an amount equal to 1/12th of 0.80% of the aggregate cost of each real property asset within our portfolio, will be a monthly fee in an amount equal to 1/12th of 1.25% of (a) the applicable monthly NAV per Fund Interest times the weighted-average number of Fund Interests for such month and (b) the consideration received by the Company or its affiliates for selling interests in properties under the DST Program (defined below), net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests. “Fund Interests” are outstanding shares of our common stock and units of limited partnership interest in the Operating Partnership held by third parties. In addition, the Advisory Agreement revised the circumstances under which the fixed component of the advisory fee will be paid in connection with a disposition, eliminating the payment of the fee in connection with one-off dispositions that do not result in a special distribution to our stockholders. As amended, the Advisory Agreement provides that the fee will be paid in connection with a disposition, which includes (i) a sale of any substantial portion of our assets, whether effectuated either directly or indirectly through the sale of any entity owning such assets, including, without limitation, the Company or the Operating Partnership, (ii) any sale, merger, or other transaction resulting in a special distribution to our stockholders, including, without limitation, any transaction in which our stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (iii) a listing or partial listing of our common stock on a national securities exchange. The fee to be paid in connection with a disposition will be equal to, as applicable, 1.0% of the total consideration paid and debt assumed and/or incurred in connection with a disposition described in clauses (i) and (ii) above or 1.0% of the gross market capitalization (reflective of total asset value) of the Company (or applicable portion thereof) upon the occurrence of a full or partial listing of our common stock on a national securities exchange. There is no disposition fee in connection with any dispositions that occur outside of a liquidity event transaction.

In addition, the Advisory Agreement also includes certain terms and provisions related to the facilitation of our planned launch of the DST Program, pursuant to which a subsidiary of the Operating Partnership intends to raise capital through the sale of beneficial interests in Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership.

Seventh Amended and Restated Limited Partnership Agreement

On February 16, 2021, in connection with the DST Program, we, on our own behalf as general partner and on behalf of the limited partners thereto, entered into the Seventh Amended and Restated Limited Partnership Agreement (the “Operating Partnership Agreement”). The Operating Partnership Agreement amends the prior limited partnership agreement of the Operating Partnership in order to facilitate the issuance of units of limited partnership interest in exchange for beneficial interests in Delaware statutory trusts issued pursuant to the DST Program. The Operating Partnership Agreement also establishes three series of Class T units of limited partnership interest, Series 1 Class T Units, Series 2 Class T Units and Series 3 Class T Units, in order to align with the interests that will be offered pursuant to the DST Program.

BLACK CREEK INDUSTRIAL REIT IV INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

							Costs				Accumulated
							Capitalized or	Gross Amount Carried as of			Depreciation
				Initial Cost to Company			Adjustments	December 31, 2020 (2)			and		Depreciable
	# of				Buildings and	Total	Subsequent to		Buildings and	Total	Amortization	Acquisition	Life
($in thousands)	Buildings	Debt		Land	Improvements (2)	Costs	Acquisition	Land	Improvements (2)	Costs (4)	(4)	Date	(Years)
Consolidated Industrial Properties:
Ontario Industrial Center in Ontario, CA	1		$(1)	$5,225	$5,370	$10,595	$631	$5,225	$6,001	$11,226	$(1,183)	2/26/2018	1-20
Medley Industrial Center in Medley, FL	1	—		2,864	4,559	7,423	309	2,864	4,868	7,732	(661)	4/11/2018	1-30
Ontario Distribution Center in Ontario, CA	1	—		14,657	16,101	30,758	123	14,657	16,224	30,881	(3,111)	5/17/2018	1-20
Park 429 Logistics Center in Ocoee, FL	2	—		7,963	36,919	44,882	277	7,963	37,196	45,159	(3,287)	6/7/2018	1-40
Pescadero Distribution Center in Tracy, CA	1		(1)	5,602	40,021	45,623	59	5,602	40,080	45,682	(4,020)	6/20/2018	1-40
Gothard Industrial Center in Huntington Beach, CA	1		(1)	5,325	4,771	10,096	80	5,325	4,851	10,176	(772)	6/25/2018	1-20
Midway Industrial Center in Odenton, MD	1	—		4,579	3,548	8,127	398	4,579	3,946	8,525	(984)	10/22/2018	1-20
Executive Airport Distribution Center I in Henderson, NV	1	—		10,360	40,710	51,070	215	10,360	40,925	51,285	(4,057)	11/20/2018	1-40
Iron Run Distribution Center in Allentown, PA	1	—		5,483	10,039	15,522	156	5,483	10,195	15,678	(1,364)	12/04/2018	1-20
Elgin Distribution Center in Elgin, IL	1	—		4,032	16,951	20,983	71	4,032	17,022	21,054	(1,117)	12/11/2018	1-40
Addison Distribution Center II in Addison, IL	1	—		4,439	8,009	12,448	528	4,439	8,537	12,976	(1,096)	12/21/2018	1-30
Fontana Distribution Center in Fontana, CA	1	—		20,558	21,943	42,501	101	20,558	22,044	42,602	(4,159)	12/28/2018	1-20
Airport Industrial Center in Ontario, CA	1	—		4,085	4,051	8,136	215	4,085	4,266	8,351	(1,030)	01/08/2019	1-20
Kelly Trade Center in Austin, TX	1	—		2,686	12,654	15,340	243	2,686	12,897	15,583	(1,771)	01/31/2019	1-30
7A Distribution Center in Robbinsville, NJ	1	—		4,874	7,277	12,151	286	4,874	7,563	12,437	(1,274)	02/11/2019	1-20
Quakerbridge Distribution Center in Hamilton, NJ	1	—		2,334	6,260	8,594	277	2,334	6,537	8,871	(1,556)	03/11/2019	1-40
Hebron Airpark Logistics Center in Hebron, KY	1	—		2,228	9,572	11,800	41	2,228	9,613	11,841	(843)	05/30/2019	1-40
Las Vegas Light Industrial Portfolio in Las Vegas, NV	4	—		19,872	39,399	59,271	356	19,872	39,755	59,627	(4,294)	05/30/2019	1-30
Monte Vista Industrial Center in Chino, CA	1	—		7,947	7,592	15,539	256	7,947	7,848	15,795	(1,233)	06/07/2019	1-20
King of Prussia Core Infill Portfolio in King of Prussia, PA	5	—		14,791	17,187	31,978	699	14,791	17,886	32,677	(2,583)	06/21/2019	1-20
Dallas Infill Industrial Portfolio in Arlington, TX	3	38,000		17,159	74,981	92,140	718	17,159	75,699	92,858	(7,276)	06/28/2019	1-30
Dallas Infill Industrial Portfolio in Garland, TX	2	11,250		3,545	20,370	23,915	—	3,545	20,370	23,915	(1,281)	06/28/2019	1-40
Edison Distribution Center in Edison, NJ	1	—		11,519	16,079	27,598	32	11,519	16,111	27,630	(1,641)	06/28/2019	1-20
395 Distribution Center in Reno, NV	2	—		8,904	45,114	54,018	101	8,904	45,215	54,119	(2,798)	08/05/2019	1-40
I-80 Distribution Center in Reno, NV	4		(1)	18,742	53,267	72,009	1,750	18,742	55,017	73,759	(3,887)	09/04/2019	1-40
Avenue B Industrial Center in Bethlehem, PA	1	—		2,461	4,652	7,113	65	2,461	4,717	7,178	(526)	09/11/2019	1-20
485 Distribution Center in Shiremanstown, PA	1	—		8,427	34,632	43,059	142	8,427	34,774	43,201	(2,124)	09/13/2019	1-40
Weston Business Center in Weston, FL	1	—		15,661	16,750	32,411	113	15,661	16,863	32,524	(1,215)	12/10/2019	1-20
Marigold Distribution Center in Redlands, CA	1	—		17,230	22,505	39,735	98	17,230	22,603	39,833	(2,140)	12/20/2019	1-30
Bishops Gate Distribution Center in Mount Laurel, NJ	1	—		8,068	24,158	32,226	107	8,068	24,265	32,333	(1,826)	12/31/2019	1-20
Norcross Industrial Center in Peachtree Corner, GA	1	—		4,086	5,419	9,505	1,767	4,086	7,186	11,272	—	3/23/2020	1-20
Port 146 Distribution Center in LaPorte, TX	1	—		2,577	6,994	9,571	1,052	2,577	8,046	10,623	—	4/14/2020	1-40
Lima Distribution Center in Denver, CO	1	—		2,313	9,309	11,622	30	2,313	9,339	11,652	(517)	4/15/2020	1-20
Valwood Crossroads in Carrollton, TX	2	—		21,312	48,687	69,999	78	21,312	48,765	70,077	(1,741)	5/11/2020	1-40
Eaglepoint LC in Brownsburg, IN	1	—		6,875	33,341	40,216	51	6,875	33,392	40,267	(1,164)	5/26/2020	1-40
7A DC II in Robbinsville Township, NJ	1	—		7,887	15,331	23,218	466	7,887	15,797	23,684	(627)	5/27/2020	1-20
Legacy Logistics Center in Salt Lake City, UT	1		(1)	8,223	31,495	39,718	1,982	8,223	33,477	41,700	(995)	6/3/2020	1-40
Logistics Center at 33 in Easton, PA	1	—		13,157	50,128	63,285	48	13,157	50,176	63,333	(1,556)	6/4/2020	1-40
Intermodal Logistics Center in Fort Worth, TX	1	—		7,531	21,097	28,628	109	7,531	21,206	28,737	(500)	6/29/2020	1-40
Executive Airport Distribution Center II, III in Henderson, NV	2	—		9,490	23,710	33,200	1,239	9,490	24,949	34,439	—	9/3/2020	1-40
Airpark International Logistics Center in Hebron, KY	2	—		4,410	25,791	30,201	82	4,410	25,873	30,283	(262)	10/9/2021	1-40
Carlstadt Industrial Center in Carlstadt, NJ	2	—		17,616	19,914	37,530	110	17,616	20,024	37,640	(286)	11/10/2020	1-20
Nelson Industrial Center in La Puente, CA	1	—		4,233	4,799	9,032	32	4,233	4,831	9,064	(39)	12/7/2020	1-40
Miraloma Industrial Center in Placentia, CA	1	—		5,113	4,385	9,498	25	5,113	4,410	9,523	(27)	12/10/2020	1-20
Pennsy Logistics Center in Landover, MD	2	—		9,545	50,552	60,097	13	9,545	50,565	60,110	(101)	12/18/2020	1-30
Total	65	$167,750		$385,988	$976,393	$1,362,381	$15,531	$385,988	$991,924	$1,377,912	$(72,924)

(1)	These properties include a $118.5 million mortgage note as of December 31, 2020. This borrowing is non-recourse and secured by deeds of trust for the eight collateralized buildings. The mortgage note has a maturity date of November 1, 2027 and an interest rate of 2.90%. See “Note 6 to the Consolidated Financial Statements” for more detail.
(2)	Includes gross intangible lease assets of $119.8 million and gross intangible lease liabilities of $17.5 million.
(3)	As of December 31, 2020, the aggregate cost for federal income tax purposes of investments in property was $1.4 billion (unaudited).

A summary of activity for investment in real estate properties is as follows:

(in thousands)	2020	2019
Investment in real estate properties:
Balance at beginning of period	$891,170	$300,713
Acquisition of properties	475,320	587,033
Improvements	11,451	3,424
Write-off of intangibles and customer leasing costs	(29)	—
Balance at end of period	$1,377,912	$891,170
Accumulated depreciation and amortization:
Balance at beginning of period	$(25,988)	$(3,556)
Additions charged to costs and expenses	(46,965)	(22,432)
Write-off of intangibles and customer leasing costs	29	—
Balance at end of period	$(72,924)	$(25,988)